EXHIBIT 4(a)

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
by and among
EMCOR GROUP, INC.
and
CERTAIN OF ITS SUBSIDIARIES
and
BANK OF MONTREAL,
individually and as Agent
and
the Lenders
which are or become parties hereto
Dated as of November 25, 2013

BMO CAPITAL MARKETS,
BANK OF AMERICA MERRILL LYNCH,
JPMORGAN CHASE BANK, N.A.,
U.S. BANK NATIONAL ASSOCIATION, AND
RBS CITIZENS, N.A.
as Joint Lead Arrangers and Joint Book Runners

BANK OF AMERICA MERRILL LYNCH,
JPMORGAN CHASE BANK, N.A.,
U.S. BANK NATIONAL ASSOCIATION, AND
RBS CITIZENS, N.A.
as Co-Syndication Agents

FIFTH THIRD BANK, AND
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

1921592

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Section 10.10.	Designation of Additional Agents	90
Section 10.11.	Authorization to Enter into, and Enforcement of, the Collateral Documents; Possession of Collateral	90
Section 10.12.	Authorization to Release, Limit or Subordinate Liens or to Release Guaranties	91
Section 10.13.	Authorization of Administrative Agent to File Proofs of Claim	91

SECTION 11.	MISCELLANEOUS	92

Section 11.1.	Withholding Taxes	92
Section 11.2.	Holidays	97
Section 11.3.	No Waiver, Cumulative Remedies	98
Section 11.4.	Amendments	98
Section 11.5.	Costs and Expenses	99
Section 11.6.	No Waiver, Cumulative Remedies	101
Section 11.7.	Survival of Representations and Indemnities	101
Section 11.8.	Construction	101
Section 11.9.	Notices	101
Section 11.10.	Obligations Several	102
Section 11.11.	Headings	102
Section 11.12.	Severability of Provisions	102
Section 11.13.	Counterparts	102
Section 11.14.	Binding Nature and Governing Law	102
Section 11.15.	Entire Understanding	102
Section 11.16.	Participations	102
Section 11.17.	Assignments	103
Section 11.18.	Terms of Collateral Documents not Superseded	107
Section 11.19.	PERSONAL JURISDICTION	107
(a)	Exclusive Jurisdiction	107
(b)	Other Jurisdictions	107
Section 11.20.	Currency	107
Section 11.21.	Currency Equivalence	108
Section 11.22.	Change in Currency	108
Section 11.23.	Interest Rate Limitation	109
Section 11.24.	USA Patriot Act	109
Section 11.25.	Confidentiality	109
Section 11.26.	Sharing of Set-Off	110
Section 11.27.	Set-Off	110
Section 11.28.	Amendment and Restatement	111
Section 11.29.	Removal of Lenders and Assignment of Interests; Equalization of Loans	111
Section 11.30.	No Fiduciary Duties	112

Signature Page		1

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EMCOR GROUP, INC.
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
This Fourth Amended and Restated Credit Agreement is entered into as of November 25, 2013, by and among EMCOR Group Inc., a Delaware corporation (the “Company”), and EMCOR Group (UK) plc., a United Kingdom public limited company (“EMCOR UK”), the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of Montreal, as Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 9.1 hereof.
PRELIMINARY STATEMENT
A.    The Borrowers, the Lenders from time to time party thereto and the Agent, are currently party to that certain Third Amended and Restated Credit Agreement dated as of November 21, 2011 (as amended, the “Existing Credit Agreement”) pursuant to which the Lenders agreed to make a revolving credit available to the Borrowers, all as more fully set forth therein.
B.    The Company and EMCOR UK have requested that certain amendments be made to the Existing Credit Agreement, including, without limitation, to provide for the extension of term loans to the Company, and, for the sake of clarity and convenience, that the Existing Credit Agreement be restated as so amended.
C.    On the date hereof, the Departing Lenders, will assign all of their loans and commitments to the Lenders under this Agreement.
NOW, THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into this Agreement set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the Borrowers, the Lenders, the Departing Lenders and the Agent hereby agree that on the Closing Date, the Existing Credit Agreement and all of the Exhibits and Schedules thereto shall be amended and as so amended shall be restated in their entirety to read as follows:

SECTION 1.	THE CREDITS .
Section 1.1.    Aggregate Revolving Commitments. (a) U.S. Revolving Loans. Subject to the terms and conditions hereof and as part of the Aggregate Revolving Commitments, each U.S. Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “U.S. Revolving Loan” and collectively the “U.S. Revolving Loans”) in U.S. Dollars to the U.S. Borrowers from time to time on a revolving basis before the Revolving Credit Termination Date. Each Borrowing of U.S. Revolving Loans shall be made ratably by the U.S. Lenders in proportion to their respective U.S. Revolver Percentages. Subject to the terms and conditions hereof, U.S. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.
(b)    Multicurrency Revolving Loans. Subject to the terms and conditions hereof and as part of the Aggregate Revolving Commitments, each Multicurrency Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually an “Multicurrency Revolving Loan” and collectively the “Multicurrency Revolving Loans”) in (i) U.S. Dollars or Alternative Currencies to the U.K. Borrowers and (ii) Alternative Currencies to the U.S. Borrowers, in each case from time to time on a revolving basis before the Revolving Credit Termination Date. Each Borrowing of Multicurrency Revolving Loans hereunder shall be made ratably by the Multicurrency Lenders in proportion to their respective Multicurrency Revolver Percentages. Subject to the terms and conditions hereof, Multicurrency Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.
(c)    General. With respect to each Credit Utilization, after giving effect to such Credit Utilization:
(i)    the sum of the U.S. Dollar Equivalent of the Revolving Credit Exposure for all Lenders at any time outstanding shall not exceed the Aggregate Revolving Commitments in effect at such time;
(ii)    the sum of the U.S. Revolving Credit Exposure for all Lenders at any one time outstanding shall not exceed an amount equal to (A) the U.S. Dollar Commitments in effect at such time minus (B) the U.S. Dollar Equivalent of the aggregate principal amount of Multicurrency Revolving Loans outstanding at such time;
(iii)    the sum of the U.S. Dollar Equivalent of the aggregate principal amount of Multicurrency Revolving Loans at any one time outstanding shall not exceed an amount equal to (A) the Multicurrency Commitments in effect at such time minus (B) the U.S. Revolving Credit Exposure for all Lenders outstanding at such time;
(iv)    the sum of the U.S. Dollar Equivalent of any Lender’s Revolving Credit Exposure shall not at any time exceed such Lender’s Aggregate Revolving Commitment, the sum of any Lender’s U.S. Revolving Credit Exposure shall not exceed such Lender’s U.S. Dollar Commitment, and the sum of any Lender’s Multicurrency Revolving Loans shall not exceed such Lender’s Multicurrency Commitment; and
(v)    the U.S. Dollar Equivalent of the aggregate principal amount of all Multicurrency Revolving Loans made to the U.K. Borrowers when taken together with the aggregate amount of L/C Obligations with respect to Letters of Credit issued for the account of the U.K. Borrowers and their respective Subsidiaries shall in no event exceed the U.S. Dollar Equivalent of $50,000,000 at any one time outstanding (the “UK Borrowers Sublimit”).
(d)    Several Obligations. The obligations of the Lenders hereunder are several and not joint.

Section 1.2    Term Loan Commitments.     (a) Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan (individually a “Term Loan” and collectively for all the Lenders the “Term Loans”) in U.S. Dollars to the Company in the amount of such Lender’s Term Loan Commitment. The Term Loans shall be advanced in a single Borrowing on the Closing Date and shall be made ratably by the Lenders in proportion to their respective Term Loan Percentages, at which time the Term Loan Commitments shall expire. As provided in Section 1.4, the Company may elect that the Term Loans be outstanding as Domestic Rate Loans or Eurodollar Loans. No amount repaid or prepaid on any Term Loan may be borrowed again.
Section 1.3.    Letters of Credit    .
(a)    General Terms    . Subject to the terms, conditions and limitations hereof (including those set forth in Section 1.1 hereof), as part of the U.S. Revolving Facility, the Applicable Issuer shall issue Financial Letters of Credit or Performance Letters of Credit (each a “Letter of Credit”) under the U.S. Revolving Facility for the account of a Borrower and/or one or more of its Subsidiaries in U.S. Dollars or Alternative Currencies in an aggregate undrawn face amount up to the L/C Sublimit; provided, no Applicable Issuer shall be required to issue a Letter of Credit hereunder if, after giving effect to such Letter of Credit, the aggregate undrawn face amount of all Letters of Credit issued by such Applicable Issuer and any affiliate of the Applicable Issuer would exceed the Applicable Issuer’s Cap. Each Letter of Credit shall be issued by the Applicable Issuer, but each U.S. Lender shall be obligated to reimburse the Applicable Issuer for such U.S. Lender’s U.S. Revolver Percentage of the amount of each drawing thereunder in accordance with the terms hereof and, accordingly, each Letter of Credit shall constitute usage of the U.S. Dollar Commitment of each U.S. Lender pro rata in an amount equal to its U.S. Revolver Percentage of the U.S. Dollar Equivalent of the L/C Obligations then outstanding. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder. Each Letter of Credit shall conform to the Applicable Issuer’s policies as to form and shall be a Letter of Credit which the Applicable Issuer may lawfully issue. Each Letter of Credit shall support payment of an obligation of the Borrower which applies for such Letter of Credit or an obligation of such Borrower’s Restricted Subsidiary or of a Person described in Sections 7.12(j), (n) or (o) in which the applicant or one of its Restricted Subsidiaries has an equity interest.
(b)    Applications    . At any time before the Revolving Credit Termination Date, the Applicable Issuer shall, subject to all of the terms and conditions hereof, at the request of the Company (which is acting on behalf of the Borrowers pursuant to Section 1.7 hereof), issue one or more Letters of Credit, in a form satisfactory to the Applicable Issuer, in an aggregate face amount not to exceed the L/C Sublimit and the relevant Applicable Issuer’s Cap upon the receipt of an application for the relevant Letter of Credit in the form customarily prescribed by the Applicable Issuer for the type of Letter of Credit in question, duly executed by the Borrower for whose account such Letter of Credit was issued (each an “Application”). Each Letter of Credit issued hereunder shall (a) be payable, as determined by the Company acting on behalf of the applicable Borrower, in U.S. Dollars or an Alternative Currency and (b) expire not later than (i) the Revolving Credit Termination Date for Letters of Credit issued by Bank of Montreal and (ii) the date which is five days prior to the Revolving Credit Termination Date for Letters of Credit issued by an Applicable Issuer other than Bank of Montreal; provided, that in the sole discretion of the Agent and the Applicable Issuer, one or more Letters of Credit may be issued and renewed with an expiration date after the Revolving Credit Termination Date (but no later than one year after the Revolving Credit Termination Date) so long as the applicable Borrower deposits with the Agent at least five (5) Business Days prior to the Revolving Credit Termination Date Cash Collateral to be held in accordance with Section 8.4(b) hereof in an amount not less than 105% of the face amount of such Letters of Credit (it being understood that the participations of the Lenders (other than the Applicable Issuer) in any such Letter of Credit shall terminate on the Revolving Credit Termination Date to the extent such Letter of Credit has been Cash Collateralized in accordance with the foregoing). Notwithstanding anything contained in any Application to the contrary, (i) the applicable Borrower’s obligation to pay fees in connection with each Letter of Credit shall be as exclusively set forth in Section 3.3 hereof, (ii) except as otherwise provided in Section 2.12, 2.13 or Section 3.5 hereof, prior to the existence of an Event of Default, the Applicable Issuer will not call for the funding by such Borrower of any amount under a Letter of Credit, or any other form of collateral security (other than the Collateral, if any, and the Guarantees) for such Borrower’s obligations in connection with such Letter of Credit, before being presented with a drawing thereunder, and (iii) if the Applicable Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the Applicable Issuer for the amount of such drawing shall bear interest (which the relevant Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 2% plus the Applicable Margin for Eurodollar Loans from time to time in effect. The Issuer will promptly notify the Agent of each request for a Letter of Credit and of the issuance of a Letter of Credit and the Agent shall promptly thereafter so notify each of the Lenders. If an Applicable Issuer issues any Letters of Credit with expiration dates that are automatically extended unless such Applicable Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, such Applicable Issuer will give such notice of non‑renewal before the time necessary to prevent such automatic extension if before such required notice date (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date unless the Borrowers provide Cash Collateral in accordance with this Section 1.3(b), (ii) the Aggregate Revolving Commitments have been terminated, or (iii) an Event of Default exists and the Required Lenders have given the Applicable Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. Without limiting the generality of the foregoing, the parties hereto hereby confirm and agree that each Applicable Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the conditions of Section 6, the other terms of this Section 1.3 and the other provisions of this Agreement, and such Applicable Issuer will not issue, amend or extend the expiration date of any Letter of Credit if the Agent or the Required Lenders notify in writing such Applicable Issuer of any Default or Event of Default that is continuing and direct the Applicable Issuer not to take such action.
(c)    The Reimbursement Obligation    . (i) Subject to Section 1.3(b) hereof, the obligation of a Borrower to reimburse the Applicable Issuer for all drawings under a Letter of Credit issued for such Borrower’s account (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement of each drawing shall be made in immediately available funds at the designated office of the Applicable Issuer by no later than 12:00 Noon (local time at the issuing office of the Applicable Issuer) on the date when such drawing is paid. If the relevant Borrower does not make any such reimbursement payment on the date due and the applicable Participating Lenders fund their participations therein in the manner set forth in Section 1.3(d) below, then all payments thereafter received by the Applicable Issuer in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(d) below.
(ii)    The Borrower’s obligation to reimburse the Applicable Issuer as provided in subsection (c)(i) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Applicable Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Agent, the Lenders, or the Applicable Issuers shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Applicable Issuer; provided that the foregoing shall not be construed to excuse the Applicable Issuer from liability to the relevant Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the such Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the Applicable Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Applicable Issuer (as finally determined by a court of competent jurisdiction), the Applicable Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Applicable Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(d)    The Participating Interests    . Each U.S. Lender, by its acceptance hereof, severally agrees to purchase from the Applicable Issuer, and the Applicable Issuer hereby agrees to sell to each such U.S. Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its U.S. Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the Applicable Issuer. Upon any failure by a Borrower to pay any Reimbursement Obligation in respect of a Letter of Credit issued for such Borrower’s account at the time required on the date the related drawing is paid, as set forth in Section 1.3(c) above, or if the Applicable Issuer is required at any time to return to a Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each applicable Participating Lender shall, not later than (i) with respect to payments required to be made in U.S. Dollars, the Business Day it receives a certificate from the Applicable Issuer to such effect, if such certificate is received before 1:00 p.m. (local time at the office of the Issuer), or not later than the following Business Day, if such certificate is received after such time, and (ii) with respect to payments required to be made in an Alternative Currency, not later than three (3) Business Days after receipt of such certificate pay to the Applicable Issuer an amount equal to its U.S. Revolver Percentage, of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date such payment is required under this clause (d) to the date of such payment by such Participating Lender at a rate per annum equal to (i) from the date the related payment by such Participating Lender is required to be made under this clause (d) to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the rate per annum determined by adding the Applicable Margin to the Domestic Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its U.S. Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the Applicable Issuer retaining its Percentage as a Lender hereunder.
The several obligations of the Participating Lenders to the Issuers under this Section 1.3 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever (except, to the extent such Borrower is relieved from its obligation to reimburse the Applicable Issuer for a drawing under a Letter of Credit due solely to the Applicable Issuer’s gross negligence or willful misconduct in determining that documents received under the Letter of Credit comply with the terms thereof as determined by a final, non‑appealable judgment of a court of competent jurisdiction) and shall not be subject to any set‑off, counterclaim or defense to payment which any Participating Lender may have or have had against any one or more of the Borrowers, the Agent, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Aggregate Revolving Commitment of any Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever. The Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender hereunder (whether as fundings of participations, indemnities or otherwise).
(e)    Indemnification    . Each of the Participating Lenders shall, to the extent of their respective Percentages, indemnify the Applicable Issuers (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result solely from the Applicable Issuer’s gross negligence or willful misconduct as determined by a final, non‑appealable judgment of a court of competent jurisdiction) that the Applicable Issuers may suffer or incur in connection with any Letter of Credit. The obligations of the Participating

Lenders under this Section 1.3(e) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all other L/C Documents.
Section 1.4.    Manner of Borrowing Loans and Designating Applicable Interest Rates    .
(a)    Notice to the Agent. The Company (which is acting on behalf of the Borrowers pursuant to Section 1.7 hereof) shall give notice to the Agent by no later than 10:00 a.m. (Chicago time): (i) at least three (3) Business Days before the date on which the applicable Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans or a Borrowing in an Alternative Currency and (ii) on the date the applicable Borrower requests the Lenders to advance a Borrowing of Domestic Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or, with respect to a Borrowing denominated in U.S. Dollars, convert part or all of such Borrowing into Domestic Rate Loans or (ii) if such Borrowing is of Domestic Rate Loans, on any Business Day, the Company may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Company (acting on behalf of the applicable Borrower). The Borrowers acknowledge that no Multicurrency Revolving Loan may be requested as, or converted into, a Domestic Rate Loan. The Company shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Agent in accordance with Section 1.7(b) hereof. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Domestic Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto, if the Borrowing such Borrowing is a Revolving Loan, whether it is under the Multicurrency Revolving Facility or the U.S. Revolving Facility, and if such Borrowing is under the Multicurrency Revolving Facility, the currency (whether in U.S. Dollars or an Alternative Currency) of the Multicurrency Revolving Loan. Upon notice to the Borrower by the Agent or the Required Lenders (or, in the case of an Event of Default under Section 8.1(k) or 8.1(l) hereof with respect to any Borrower, without notice), no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists.
(b)    Notice to the Lenders. The Agent shall give prompt telephonic, facsimile or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.4(a) above, and, if such notice requests the Lenders to make Eurodollar Loans, the Agent shall give notice to the Company and each Lender by like means of the interest rate applicable thereto promptly after the Agent has made such determination.

(c)    Borrower’s Failure to Notify. If the Company fails to give notice pursuant to Section 1.4(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.4(a) and such Borrowing is not prepaid in accordance with Section 3.4, such Borrowing shall automatically be converted into a Borrowing of Domestic Rate Loans (or, if such Borrowing is an Alternative Currency, such Borrowing shall be continued for an Interest Period of one month). In the event the Borrower fails to give notice pursuant to Section 1.4(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Domestic Rate Loans under the U.S. Revolving Facility (or, at the option of the Swing Line Lender, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.
(d)    Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 6 hereof, each Lender shall make available its Loan comprising part of such Borrowing (i) that is denominated in U.S. Dollars in funds immediately available at the principal office of the Agent in Chicago, Illinois (or at such other location as the Agent shall designate) or, (ii) that is denominated in an Alternative Currency at such office as the Agent has previously agreed to with the relevant Borrower, in each case in the currency received by the Agent from the Lenders.
(e)    Agent Reliance on Lender Funding. Unless the Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Domestic Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Agent may assume that such Lender has made such payment when due and the Agent may in reliance upon such assumption (but shall not be required to) make available to the relevant Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Agent, such Lender shall, on demand, pay to the Agent the amount made available to such Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to such Borrower and ending on (but excluding) the date such Lender pays such amount to the Agent at a rate per annum equal to: (i) from the date the related advance was made by the Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day, (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Domestic Rate in effect for each such day, or (iii) in the case of a Multicurrency Revolving Loan denominated in an Alternative Currency, the cost to the Agent of funding the amount it advanced to fund such Multicurrency Lender’s Revolving Loan, as determined by the Agent. If such amount is not received from such Lender by the Agent immediately upon demand, the applicable Borrower will, on demand, repay to the Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan.

(f)    Availability of Alternative Currency. The Multicurrency Lenders’ obligations to make Multicurrency Revolving Loans in an Alternative Currency or to provide or participate in Letters of Credit payable in an Alternative Currency shall always be subject to such Alternative Currency being freely available to each of them in the relevant market. If any Multicurrency Lender reasonably determines that such currency requested is unavailable to it in the amount and for the term requested it shall so notify the Agent within one Business Day of its receipt of the aforesaid notice and the Agent shall promptly notify the Company and each other Multicurrency Lender of its receipt of such notice and the request of the Company for the Borrowing in the Alternative Currency in question shall otherwise be deemed withdrawn.
Section 1.5.    Minimum Borrowing Amounts    . Each Borrowing of Domestic Rate Loans shall be in an amount not less than $2,000,000, or such greater amount which is an integral multiple of $100,000, and each Borrowing of Eurodollar Loans shall be in an amount not less than $5,000,000, or such greater amount which is an integral multiple of $100,000.
Section 1.6.    Maturity of Loans    .
(a)    Scheduled Payments of Term Loans. The Borrower shall make principal payments on the Term Loans in installments on the last day of each March, June, September, and December in each year, commencing with the calendar quarter ending March 31, 2014, with the amount of each such principal installment to equal $4,375,000, with a final payment of all principal and interest not sooner paid on the Term Loans due and payable on Term Loan Maturity Date. Each such principal payment shall be applied to the Lenders holding the Term Loans pro rata based upon their Term Loan Percentages.
(b)    Revolving Loans. Each Revolving Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrowers on the Revolving Credit Termination Date.
(c)    Swing Loans. Each Swing Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrowers on the Revolving Credit Termination Date.
Section 1.7.    Appointment of Company as Agent for Borrowers; Reliance by Agent    .
(a)    Appointment    . Each Borrower irrevocably appoints the Company as its agent hereunder to make requests on such Borrower’s behalf under Section 1 hereof for Borrowings to be made by such Borrower and for Letters of Credit to be issued for such Borrower’s account and to take any other action contemplated by the Loan Documents with respect to credit extended hereunder to such Borrower. The Agent and the Lenders shall be entitled to conclusively presume that any action by the Company under the Loan Documents is taken on behalf of any one or more of the Borrowers whether or not the Company so indicates.

(b)    Reliance    . All requests for Borrowings and selection of interest rates, currencies and Interest Periods applicable thereto may be written or oral, including by telephone, facsimile, or other telecommunication device acceptable to the Agent (which notice shall be irrevocable once given). The Borrowers agree that the Agent may rely on any such notice given by any person the Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrowers hereby indemnifying the Agent and Lenders from any liability or loss ensuing from such reliance), and in the event any such telephonic or other oral notice conflicts with any written confirmation, such oral or telephonic notice shall govern if the Agent has acted in reliance thereon.
Section 1.8.    Swing Loans    . (a) Generally. Subject to the terms and conditions hereof, as part of the U.S. Revolving Facility, the Swing Line Lender may, in its discretion, make loans in U.S. Dollars to the Company under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The Swing Loans may be availed of the Company from time to time and Borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.
(b)    Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Domestic Rate plus the Applicable Margin for Domestic Rate Loans under the U.S. Revolving Facility as from time to time in effect or (ii) the Quoted Rate. Interest on each Swing Loan shall be due and payable prior to such maturity on the last day of each Interest Period applicable thereto.
(c)    Requests for Swing Loans. The Company shall give the Agent prior notice (which may be written or oral) no later than 12:00 Noon (Chicago time) on the date upon which the Company requests that any Swing Loan be made of the amount and date of such Swing Loan, and the Interest Period requested therefor. The Agent shall promptly advise the Swing Line Lender of any such notice received from the Company. Within 30 minutes after receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate to the Company at which the Swing Line Lender would be willing to make such Swing Loan available to the Company for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Quoted Rate”). The Company acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Company does not so immediately accept the Quoted Rate for the full amount requested by the Company for such Swing Loan, the Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Domestic Rate Loans under the U.S. Revolving Facility to the Domestic Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Company on the date so requested at the offices of the Agent in Chicago, Illinois.
(d)    Refunding Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Agent and the Company, request each U.S. Lender to make a U.S. Revolving Loan in the form of a Domestic Rate Loan in an amount equal to such U.S. Lender’s Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 8.1(k) or 8.1(l) exists with respect to the Company, regardless of the existence of any other Event of Default, each U.S. Lender shall make the proceeds of its requested U.S. Revolving Loan available to the Agent (for the account of the Swing Line Lender), in immediately available funds, at the Agent’s principal office in Chicago, Illinois, before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of U.S. Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.
(e)    Participations. If any Lender refuses or otherwise fails to make a U.S. Revolving Loan when requested by the Swing Line Lender pursuant to Section 1.8(d) above (due to the existence of an Event of Default described in Section 8.1(k) or 8.1(l)), such U.S. Lender will, by the time and in the manner such U.S. Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its U.S. Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such U.S. Revolving Loans. Each U.S. Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its U.S. Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such U.S. Lender funded to the Swing Line Lender its participation in such U.S. Revolving Loan. The several obligations of the U.S. Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set‑off, counterclaim or defense to payment which any Lender may have or have had against the Company, any other Borrower, any Guarantor, any other Lender or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the U.S. Dollar Commitments of any U.S. Lender, and each payment made by a U.S. Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.
Section 1.9.    Default Rate    . Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the relevant Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owing by it at a rate per annum equal to:
(a)    for any Domestic Rate Loan or any Swing Loan bearing interest based on the Domestic Rate, the sum of 2.0% plus the Applicable Margin plus the Domestic Rate from time to time in effect;
(b)    for any Eurodollar Loan denominated in U.S. Dollars or any Swing Loan bearing interest at the Quoted Rate, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Domestic Rate Loans plus the Domestic Rate from time to time in effect; and

(c)    for any Eurodollar Loan denominated in an Alternative Currency, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter at a rate per annum equal to the sum of the Applicable Margin, plus a rate of two percent (2.0%) plus the rate of interest per annum as determined by the Agent (rounded upwards, if necessary, to the nearest whole multiple of one‑sixteenth of one percent (1/16%)) at which overnight or weekend deposits of the appropriate currency (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than six months as the Agent may elect in its absolute discretion) for delivery in immediately available and freely transferable funds would be offered by the Agent to major banks in the interbank market upon request of such major banks for the applicable period as determined above and in an amount comparable to the unpaid principal amount of any such Loan (or, if the Agent is not placing deposits in such currency in the interbank market, then the Agent’s cost of funds in such currency for such period).
provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrowers. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.
Section 1.10.    Increase in Commitment    . Provided no Default or Event of Default has occurred and is continuing, the Company may, on any Business Day on or prior to the Revolving Credit Termination Date, from time to time, increase the aggregate amount of the U.S. Dollar Commitments and/or the Multicurrency Commitments by delivering a Commitment Amount Increase Request in the form of Exhibit D hereto at least five (5) Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying an additional Lender acceptable to the Agent and each Applicable Issuer in its reasonable discretion or additional U.S. Dollar Commitment and/or Multicurrency Commitment agreed to be made by any existing Lender (each such additional Lender or existing Lender (in its capacity as such) being referred to as an “Additional Lender”) and the amount of its U.S. Dollar Commitment and/or Multicurrency Commitment (or additional amount of its U.S. Dollar Commitment and/or Multicurrency Commitment). The aggregate amount of all such Commitment Amount Increases shall not exceed $300,000,000. The effective date of the Commitment Amount Increase shall be agreed upon by the Company, such Additional Lender and the Agent (whose agreement shall not be unreasonably withheld, conditioned or delayed). Upon the effectiveness thereof, each Additional Lender shall advance the relevant Revolving Loans and purchase Participating Interests in all then outstanding Letters of Credit in an amount sufficient such that after giving effect to such relevant Revolving Loans and purchases each Lender (including such Additional Lender) shall have outstanding its respective Percentage of the aggregate Revolving Loans and Participating Interests then outstanding. It shall be a condition to such effectiveness that no Eurodollar Loans be outstanding on the date of such effectiveness unless the Borrowers pay all amounts due under Section 2.5 hereof, and that the Company shall not have terminated any portion of the Aggregate Revolving Commitments pursuant to Section 3.5(a) hereof. The Company agrees to pay any reasonable fees or expenses of the Agent (including reasonable fees and disbursements of counsel) relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Aggregate

Revolving Commitment and no Lender’s Aggregate Revolving Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Aggregate Revolving Commitment.
Section 1.11.    Removal of a Borrower    . The Company may remove any Restricted Subsidiary as a Borrower (a “Removed Borrower”) hereunder so long as (i) the Company has provided the Agent prior written notice at least five (5) Business Days prior to the effective date of such removal, (ii) all Reimbursement Obligations of, all Revolving Loans made to, the Removed Borrower and all accrued interest owing thereon are paid in full on or prior to the effective date of such removal, (iii) no Letters of Credit issued on the account of such Removed Borrower are outstanding unless the Agent has received Cash Collateral in an amount equal to 105% of the face principal amount of such Letters of Credit or such Removed Borrower has entered into other arrangements with the Agent and the Applicable Issuer satisfactory to the Agent and such Applicable Issuer with respect to such Letters of Credit, (iv) no Default or Event of Default has occurred and is continuing or would result from the removal of such Removed Borrower, and (v) the removal of such Removed Borrower does not have a Material Adverse Effect on such Removed Borrower’s ability to continue to provide its Guaranty and pledge Collateral as required hereunder or under any of the other Loan Documents. Upon satisfaction of the foregoing, the Lenders and the Issuers shall not be obligated to make Loans to, or issue Letters of Credit on account of, such Removed Borrower. The Company cannot designate a Restricted Subsidiary as a Borrower hereunder if such Borrower has been a Removed Borrower.
Section 1.12.    Conversions    . For all purposes of this Agreement, where a determination of the used, unused or available amount of the Aggregate Revolving Commitments or of the outstanding amount of Credit Utilizations is necessary, Credit Utilizations payable in an Alternative Currency shall be converted into their U.S. Dollar Equivalent. Such conversions shall be made on the date of each Credit Utilization in an Alternative Currency as to that Credit Utilization and all Credit Utilizations shall be converted into their U.S. Dollar Equivalent as of the last day of each month or at the time of each Credit Utilization should the Agent so elect. If the last day of a month is not a Business Day, such conversion shall be made as of the next Business Day. The Agent shall promptly notify the Company of such determination of a U.S. Dollar Equivalent and of the basis therefor. All Credit Utilizations and interest thereon shall be repaid in the currency in which they were effected.

SECTION 2.	INTEREST .
Section 2.1.    Domestic Rate Loans    . Each Domestic Rate Loan shall bear interest (which the relevant Borrower promises to pay in arrears at the times herein provided) at the rate per annum determined by adding the Applicable Margin to the Domestic Rate as in effect from time to time, provided that if a Domestic Rate Loan is not paid when due (whether by lapse of time, acceleration or otherwise), such Domestic Rate Loan shall bear interest (which the relevant Borrower promises to pay at the times hereinafter provided), whether before or after judgment, and until payment in full thereof, at the rate per annum specified in Section 1.9 hereof. Interest on the Domestic Rate Loans shall be payable in arrears on the last day of each March, June, September and December of each year (beginning on the first of such dates after the date hereof) and at maturity of the Revolving Loans and interest after maturity shall be due and payable upon demand.

Section 2.2.    Eurodollar Loans    . Each Eurodollar Loan shall bear interest (which the relevant Borrower promises to pay in arrears at the times herein provided) on the unpaid principal amount thereof from time to time outstanding from the date of the Borrowing of such Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus Adjusted LIBOR, payable on the last day of the applicable Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on the date occurring three months after the date of the Borrowing of such Loan; provided that if a Eurodollar Loan is not paid when due (whether by acceleration or otherwise), such Loan shall bear interest (which the relevant Borrower promises to pay at the times herein provided) from the date such payment was due until paid in full, payable on demand, at the rate per annum specified in Section 1.9 hereof.
Section 2.3.    Rate Determinations    . The Agent shall determine each interest rate applicable to the Loans hereunder in accordance herewith, and its determination thereof shall be deemed prima facie correct.
Section 2.4.    Computation of Interest, Fees and Charges    . All interest on Domestic Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed. All interest on Eurodollar Loans and Swing Loans bearing interest at the Quoted Rate (and unless otherwise stated herein, all fees, charges and commissions due hereunder) shall be computed on the basis of a year of 360 days for the actual number of days elapsed, except for Eurodollar Loans denominated in Pounds Sterling which shall be computed on the basis of a year of 365 or 366 days, as the case may be.
Section 2.5.    Funding Indemnity    . If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re‑employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:
(i)    any payment or prepayment of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period for any reason,
(ii)    any failure (because of a failure to meet the conditions of Borrowing or otherwise) by a Borrower to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Domestic Rate Loan into a Eurodollar Loan or such Swing Loan, in each case on the date specified in a notice given pursuant to this Agreement,
(iii)    any failure by a Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise),
(iv)    any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder, or

(v)    any assignment of a Eurodollar Loan other than on the last of the Interest Period applicable thereto as a result of the request of the Company pursuant to Section 2.11 hereof;
then, upon the demand of such Lender, the applicable Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Company, with a copy to the Agent, a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be deemed prima facie correct.
Section 2.6.    Change of Law    . Notwithstanding any other provisions of this Agreement or any other Loan Document, if any Change in Law makes it unlawful for any Lender to make or continue to maintain Loans in an Alternative Currency or Eurodollar Loans or to perform its obligations with respect to such Loans, such Lender shall promptly give notice thereof to the Company and such Lender’s obligations to make or maintain Eurodollar Loans or Loans in an Alternative Currency (as applicable) under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain such Loans. The applicable Borrower shall prepay on demand the outstanding principal amount of any such affected Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the applicable Borrower may then elect to borrow the principal amount of the affected Loans (other than Loans denominated in an Alternative Currency) from such Lender by means of Domestic Rate Loans from such Lender, which Domestic Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.
Section 2.7.    Unavailability    . If prior to the commencement of any Interest Period for any Borrowing of Eurodollar Loans:
(a)    the Agent determines that deposits in the applicable currency (in the applicable amounts) are not being offered to it in the eurocurrency interbank market for such Interest Period, or that by reason of circumstances affecting the interbank eurocurrency market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or
(b)    the Required Lenders notify the Agent that (i) LIBOR as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans in the currency in question for such Interest Period or (ii) that the making or funding of Eurodollar Loans in the relevant currency has become impracticable, in either case as a result of an event occurring after the date hereof which in the opinion of such Lenders materially adversely affects such Loans, then and in any such event the Agent shall not less than two days prior to the commencement of such Interest Period, give notice thereof to the Company and the Lenders, whereupon until the Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Loans in the currency so affected or to make Eurodollar Loans (as applicable) shall be suspended.

Section 2.8.    Increased Cost    . (a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR) or any Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuer or other Recipient, the Borrower will pay to such Lender, Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or Issuer determines that any Change in Law affecting such Lender or Issuer or any lending office of such Lender or such Lender’s or Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuer’s capital or on the capital of such Lender’s or Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by any Issuer, to a level below that which such Lender or Issuer or such Lender’s or Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuer’s policies and the policies of such Lender’s or Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Issuer or such Lender’s or Issuer’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuer, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuer pursuant to this Section 2.8 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six‑month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.9.    Lending Offices; Mitigation Obligations    . Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified in its Administrative Questionnaire (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Company and the Agent (but such funds shall in any event be made available to the Company in accordance with Section 1.4(d) hereof); provided that the Company shall not be required to reimburse any Lender under any of the provisions of this Section 2 for any cost which such Lender would not have incurred but for changing its Lending Office unless the Company consented in writing to such change or has requested the change pursuant to this Section 2.9. If any Lender requests compensation under Section 2.8, requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 11.1, or gives a notice pursuant to Section 2.6, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.8 or 11.1, as the case may be, in the future, or eliminate the need for notice pursuant to Section 2.6, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 2.10.    Discretion of Lender as to Manner of Funding    . Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations under this Agreement shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the relevant market and in the relevant currency having a maturity corresponding to such Eurodollar Loan’s Interest Period and bearing an interest rate equal to Adjusted LIBOR for the currency in question for such Interest Period.

Section 2.11.    Replacement of Lenders    . If any Lender requests compensation under Section 2.8, if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 11.1, or if any Borrower receives notice from any Lender of any illegality pursuant to Section 2.6 hereof for reasons not generally applicable to the other Lenders, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.9, or if any Lender is a Defaulting Lender or a Non‑Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.17), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.8 or Section 11.1) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrowers shall have paid to the Agent the assignment fee (if any) specified in Section 11.17;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.5 as if the Loans owing to it were prepaid rather than assigned) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.8 or payments required to be made pursuant to Section 11.1, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non‑Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Section 2.12.    Defaulting Lenders    . (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 11.27 hereto shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize such Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.13; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.13; sixth, to the payment of any amounts owing to the Lenders, the Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Loans are held by the Lenders pro rata in accordance with their Percentages of the relevant Commitments without giving effect to Section 2.12(a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.13.
(C)    With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non‑Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Loans that has been reallocated to such Non‑Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Loans shall be reallocated among the Non‑Defaulting Lenders in accordance with their respective Percentages of the relevant Commitments (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that (x) the conditions set forth in Section 6.1 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Loans and interests in L/C Obligations and Swing Loans of any Non‑Defaulting Lender to exceed such Non‑Defaulting Lender’s Aggregate Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non‑Defaulting Lender as a result of such Non‑Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral; Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Applicable Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.13.

(b)    Defaulting Lender Cure. If the Company, the Agent, the Swing Line Lender and each Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with their respective Percentages of the relevant Commitments (without giving effect to Section 2.12(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Section 2.13.    Cash Collateral for Fronting Exposure     At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Agent or any Issuer (with a copy to the Agent) the Borrowers shall Cash Collateralize the Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of such Fronting Exposure.
(a)    Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Agent, for the benefit of the Issuers, and agree to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the Issuers as herein provided, or that the total amount of such Cash Collateral is less than 105% of the Fronting Exposure, the Borrowers shall, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.13 or Section 2.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.13(c) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and each Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.13, the Person providing Cash Collateral and each Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by any Borrower or Guarantor, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 3.	FEES, PAYMENTS, REDUCTIONS, APPLICATIONS AND NOTATIONS .
Section 3.1.    Commitment Fee    . For the period from the Closing Date to and including the Revolving Credit Termination Date, the Borrowers shall pay to the Agent for the account of the Lenders a non‑refundable commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and actual days elapsed) on the average daily Unused Commitments. Such fee is due and payable in arrears on the last day of each calendar quarter (commencing with the first of such dates after the date hereof) and on the Revolving Credit Termination Date.
Section 3.2.    Other Fees    . The Company shall pay to the Agent such other and additional fees as may from time to time be agreed to between the Company and the Agent.
Section 3.3.    Letter of Credit Fees    . The applicable Borrowers shall pay to the Agent, for the ratable account of the relevant Lenders, a fee on the amount of the L/C Obligations from time to time outstanding (the “L/C Participation Fee”) computed at the Applicable Margin (computed on the basis of a year of 360 days and actual days elapsed), each such fee to be due and payable quarterly in arrears on the last day of each calendar quarter and on the Revolving Credit Termination Date. In addition, on the date of issuance of each Letter of Credit the applicable Borrower shall pay the Applicable Issuer for its own account an issuance fee of 1/8 of 1% of the face amount of such Letter of Credit, such fee to be retained by the Applicable Issuer for its own account. In addition, the applicable Borrower shall pay to the Applicable Issuer such issuing, processing, drawing, amendment and other fees and charges as the Applicable Issuer customarily imposes in connection with the issuance of letters of credit of the type in question, the payment of drafts thereunder or amendments thereto.
Section 3.4.    Voluntary Prepayments    . The Borrowers shall have the privilege of prepaying without premium or penalty (except as set forth in Section 2.5 above) and in whole or in part (but, if in part, then: (i) in an amount not less than $2,000,000, or such lesser amount as may then be outstanding, and (ii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.5 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to the Agent or, in the case of a Borrowing of Domestic Rate Loans or Swing Loans, notice delivered by the Borrower to the Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 2.5 hereof. Prepayments of the Loans shall be applied to the outstanding Obligations in accordance with Section 3.5(e) hereof.
Section 3.5.    Mandatory Prepayments and Commitment Reductions    . (a) Commitments. In the event that (i) the Revolving Credit Exposure for all Lenders shall at any time and for any reason exceed the Aggregate Revolving Commitments; (ii) the U.S. Revolving Credit Exposure for all Lenders shall at any time exceed an amount equal to (A) the U.S. Dollar Commitments minus (B) the U.S. Dollar Equivalent of the aggregate principal amount of Multicurrency Revolving Loans; (iii) the U.S. Dollar Equivalent of the aggregate amount of Multicurrency Revolving Loans shall exceed an amount equal to (A) the Multicurrency Commitments minus (B) the U.S. Revolving Credit Exposure for all Lenders outstanding at such time; or (iv) the aggregate amount of Revolving Loans, Swing Loans and/or L/C Obligations owing from the Borrowers shall exceed any applicable Sublimit, in each case for any reason (including changes in currency rates), the relevant Borrowers shall immediately and without notice or demand pay the amount of the excess to the Agent as and for a mandatory prepayment on the relevant Revolving Loans or, if the Revolving Loans have been paid in full but L/C Obligations are outstanding, then and in any such event, such excess shall be paid over to the Agent to be applied against, or held as Cash Collateral with respect to such L/C Obligations.
(b)    The Borrowers shall, on each date the U.S. Dollar Commitments are reduced pursuant to Section 3.6, prepay the U.S. Revolving Loans, Swing Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the U.S. Revolving Credit Exposure for all Lenders then outstanding to the amount to which the U.S. Dollar Commitments have been so reduced. The Borrowers shall, on each date the Multicurrency Commitments are reduced pursuant to Section 3.6, prepay the Multicurrency Revolving Loans by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Multicurrency Revolving Loans then outstanding to the amount to which the Multicurrency Commitments have been so reduced.
(c)    If any Borrower or any Restricted Subsidiary shall at any time or from time to time make or agree to make a Disposition (other than Dispositions of inventory in the ordinary course of business) or shall suffer an Event of Loss with respect to any Property resulting in Net Cash Proceeds in excess of $100,000,000 individually or on a cumulative basis in any fiscal year of the Borrowers, then the Company shall promptly notify the Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by such Borrower or Restricted Subsidiary in respect thereof) and, promptly upon receipt by such Borrower or Restricted Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrowers shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) this subsection shall not require any such prepayment for any amount of the Net Cash Proceeds received as a result of Dispositions and Events of Loss from the date of this Agreement through the date of such Disposition or Event of Loss that is less than 10% of the book value of assets of the Borrowers and the Restricted Subsidiaries on the date of such Disposition or Event of Loss, and (y) in the case of any Disposition or Event of Loss not covered by clause (x) above, so long as no Default or Event of Default then exists, if the Company states in its notice of such event that the relevant Borrower or Subsidiary intends to replace, restore or rebuild the relevant Property, or reinvest the

Net Cash Proceeds in Property similar to the Property which was subject to such Disposition or Event of Loss in accordance with the Collateral Documents within 180 days of the applicable Disposition or Event of Loss, then the Borrowers shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually used to replace, restore or rebuild such Property or actually reinvested in such similar Property within such 180‑day period and further provided, that to the extent that the Company has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Disposition or Event of Loss attributable to Foreign Subsidiaries, a CFCs or the U.K. Subsidiaries would have material adverse tax consequences with respect to such Net Cash Proceeds, such Net Cash Proceeds so affected will not be required to be applied to repay Obligations at the times provided in this Section 3.5(c) but may be retained by the applicable Foreign Subsidiary, CFC or U.K. Subsidiary. Promptly after the end of such 180‑day period, to the extent such Net Cash Proceeds have not been so reinvested or used to replace, restore or rebuild such Property, the Borrowers shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so reinvested or used to replace, restore or rebuild such Property. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full and then to the Revolving Facility (to be applied on a ratable basis between the U.S. Revolving Facility and the Multicurrency Revolving Facility based on the outstanding principal amounts or L/C Obligations thereof). If the Agent or the Required Lenders so request, all proceeds of such Disposition or Event of Loss shall be deposited with the Agent (or its agent) and held by it in the Collateral Account. So long as no Default or Event of Default exists, the Agent is authorized to disburse amounts representing such proceeds from the Collateral Account to or at the Company’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.
(e)    Unless the Company otherwise directs, prepayments of Loans under Section 3.4 and this Section 3.5 shall be applied first to Borrowings of Domestic Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. No amount of the Term Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining payments on the Term Loans on a ratable basis among all such remaining amortization payments based on the principal amounts thereof.
Section 3.6.    Commitment Terminations    .
(a)    Voluntary Terminations. The Borrowers shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Agent (or such shorter period of time agreed to by the Agent), to terminate the Aggregate Revolving Commitments without premium or penalty and in whole or in part, any partial termination to be in an amount not less than $5,000,000, provided that the Aggregate Revolving Commitments may not be reduced to an amount less than the sum of the Revolving Credit Exposure for all Lenders then outstanding. Any termination of the Aggregate Revolving Commitments below any Sublimit then in effect shall reduce such Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Aggregate Revolving Commitments.

(b)    Mandatory Aggregate Revolving Commitment Termination. If at any time Net Cash Proceeds are required to be applied to the Revolving Facility pursuant to Section 3.5(c) hereof, the Aggregate Revolving Commitments shall ratably terminate by an amount equal to 100% of such excess.
(c)    If a portion of the Aggregate Revolving Commitments are terminated in accordance with this Section 3.6, the U.S. Dollar Commitment and the Multicurrency Commitment shall also terminate by an amount determined by multiplying the amount of the termination of the Aggregate Revolving Commitments by the percentage of the U.S. Dollar Commitment or Multicurrency Commitment, as applicable, to the Aggregate Revolving Commitments in effect immediately prior to such termination; provided that with respect to any voluntary terminations pursuant to clause (a) above, (i) the U.S. Dollar Commitments may not be reduced to an amount less than the sum of the U.S. Revolving Credit Exposure for all Lenders then outstanding, and (ii) the Multicurrency Commitments may not be reduced to an amount less than the aggregate principal amount of all Multicurrency Loans outstanding. Any termination of the Aggregate Revolving Commitments, U.S. Dollar Commitments or the Multicurrency Commitments shall be allocated ratably among the Lenders in proportion to their respective Revolver Percentage, U.S. Dollar Revolver Percentage and Multicurrency Revolver Percentage, as the case may be.
Section 3.7.    Place and Application    . All payments of principal, interest and fees shall be made to the Agent at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Agent may specify) in immediately available and freely transferable funds at the place of payment by no later than 12:00 Noon Central Time on the due date thereof or, if such payment is to be made in an Alternative Currency, by no later than 12:00 Noon local time at the place of payment to such office as the Agent has previously specified; provided however that reimbursements of drawings under Letters of Credit shall be made to the Applicable Issuer. Any payments received by the Agent or such Applicable Issuer after such time shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made (i) in U.S. Dollars, in immediately available funds at the place of payment, or (ii) in the case of Multicurrency Revolving Loans or reimbursement of drawings under a Letter of Credit in an Alternative Currency, in such Alternative Currency then customary for settlement of international transactions in such currency. All such payments shall be made without set‑off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any Government Authority thereof. Except as herein provided, all payments shall be received for the ratable account of the Lenders and shall be distributed by the Agent to the Lenders in accordance with their Percentages on the date the Agent receives payment, or if the Agent receives payment later than 12:00 Noon Central Time, then no later than the next Business Day. Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuers hereunder that the applicable Borrower will not make such payment, the Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuers, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuers, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Domestic Rate in effect for each such day.
Anything contained herein to the contrary or in the other Loan Documents notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of the Collateral, if any, and payments made under or in respect of the Guarantees received, in each instance, by the Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Lender’s Commitment to extend credit hereunder as a result of an Event of Default shall be remitted to the Agent and distributed as follows:
(a)    first, to the payment of any outstanding costs and expenses incurred by the Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, if any, or by the Agent in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrowers have agreed to pay under Section 11.5 hereof (such funds to be retained by the Agent for its own account unless the Agent has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Agent);
(b)    second, to the payment of principal and interest on the Swing Loans until paid in full;
(c)    third, to the payment of any outstanding interest or other fees or amounts due under the Loan Documents, in each case other than for principal or in reimbursement or Cash Collateralization of L/C Obligations, ratably as among the Agent and the Lenders in accordance with the amount of such interest and other fees or amounts owing each;
(d)    fourth, to the payment of the principal of the Loans and any unpaid Reimbursement Obligations and to the Agent to be held as Cash Collateral for any other L/C Obligations (until the Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), for any principal amounts owing to the Lenders under Section 11.20 hereof, and Hedging Liability, the aggregate amount paid to or held as Cash Collateral for the Lenders and, in the case of Hedging Liability, their Affiliates, to be allocated pro rata in accordance with the then aggregate unpaid amounts owing to each holder thereof;

(e)    fifth, to the Agent and the Lenders ratably in accordance with the amounts of any other indebtedness, obligations or liabilities of the Borrowers owing to each of them unless and until all such indebtedness, obligations and liabilities have been fully paid and satisfied; and
(f)    sixth, to the Company on behalf of the Borrowers (each Borrower hereby agreeing that its recourse for its share of such payment shall be to the Company and not the Agent or any Lender) or whoever else may be lawfully entitled thereto.
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from the Borrowers and the other Guarantors to preserve the allocations to the Obligations and Hedging Liability otherwise set forth above in this Section 3.7.
Section 3.8.    Evidence of Indebtedness    . (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof, the Interest Period with respect thereto, and the currency in which such Loan is denominated, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrowers and each Lender’s share thereof.
(c)    Subject to the provisions of Section 11.17(c), the entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.
(d)    Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit A‑1 (in the case of its Term Loans and referred to herein as a “Term Note”), A‑2 (in the case of its Revolving Loans and referred to herein as a “Revolving Credit Note”), or A‑3 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Term Notes, Revolving Credit Notes and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the Term Loan Commitment, Aggregate Revolving Commitment or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 11.17) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 11.17, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 3.9.    Payments Set Aside    . To the extent that any payment by or on behalf of any Borrower or Guarantor is made to the Agent, any Issuer or any Lender, or the Agent, any Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, such Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuer severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation for each such day.

SECTION 4.	THE COLLATERAL AND THE GUARANTEES .
Section 4.1.    The Collateral    . Upon the Collateral Release Date, the Agent shall terminate and release all Liens securing the Obligations and Hedging Liability. Prior to the Collateral Release Date, the Obligations and Hedging Liability (i) of the U.S. Borrowers shall be secured by valid and perfected first Liens on all inventory, accounts receivable, equipment and other personal property (as further described in the Collateral Documents) of the U.S. Borrowers and the U.S. Subsidiaries which are Guarantors and, subject to the provisions of this Section 4.1, all capital stock of all Guarantors, together with all instruments, securities, chattel paper and intangibles of the U.S. Borrowers and the U.S. Subsidiaries which are Guarantors and all proceeds of the foregoing, and (ii) of the U.K. Borrowers shall be secured by valid and perfected first Liens on all inventory, accounts receivable, equipment and personal property (as further described in the Collateral Documents) of the U.S. Borrowers, U.K. Borrowers, the U.S. Subsidiaries which are Guarantors and the U.K. Subsidiaries which are Guarantors, subject to the provisions of this Section 4.1, all capital stock of all Guarantors, together with all instruments, securities, chattel paper and intangibles of the U.S. Borrowers, the U.K. Borrowers, the U.S. Subsidiaries which are Guarantors and the U.K. Subsidiaries which are Guarantors and all proceeds of the foregoing; provided however that unless and until the Required Lenders otherwise elect; (i) the Borrowers and the Guarantors shall not be required to note the Agent’s Lien on any certificate of title issued for a vehicle or to perfect a Lien on fixtures and (ii) no Guarantor, the fair market value of whose assets aggregate less than $1,000,000 shall be required to grant Liens on its assets to the Agent, further provided that:
(i)    Liens on (a) any contract (or modification thereof) (a “Contract”) to which any Guarantor is a party (“Contractor”), the performance of which is guaranteed by any bond, undertaking, instrument of guarantee or any continuation, extension, alteration, renewal or substitution thereof, executed by any bonding company of a Contractor; (b) any subcontract or purchase order and against any legal entity and its bonding company which has contracted with a Contractor to furnish labor, materials, equipment, and supplies in connection with any Contract; (c) monies, Contract balances, due or to become due any Contractor on any Contract, including all monies earned or unearned which are unpaid at the time of notification by a bonding company to the obligee of the bonding company’s rights under any agreement of indemnity with a Contractor; (d) any actions, causes of action, claims or demands whatsoever which a Contractor may have or acquire against any party to a Contract or arising out of or in connection with any Contract, including but not limited to those against obligees and design professionals any bonding company or bonding companies of any obligee; (e) any and all rights, title, interest in, or use of any patent, copyright or trade secret which is or may be necessary for the completion of any bonded work; (f) all monies due or to become due to a Contractor on any policy of insurance relating to any claims arising out of the performance of any Contract or to premium refunds, including, but not limited to, builders risk, fire, employee dishonesty or workers’ compensation policies; (g) all supplies, tools, plants, material, inventory, and equipment (whether completely manufactured or not), wherever located, which have been or hereafter may be purchased, used, or acquired for use, entirely or partly, in connection with or to be incorporated into the matter that is the subject of any Contract; and (h) all amounts that may be owing from time to time by a bonding company to a Contractor or any Guarantor in any capacity including, without limitation, any balance or share belonging to such Contractor or Guarantor or any deposit or other account with a bonding company, may be subject to prior Liens in favor of bonding companies to secure obligations in connection with such payment and performance bonds;
(ii)    no Lien need be granted on any asset subject to a lien permitted by Section 7.11(e), (i), (l) (as to Liens on fixed assets only) or (m);
(iii)    no Lien need be granted on the capital stock of an Unrestricted Subsidiary or on the capital stock or assets of a corporation identified on Schedule 5.2 as a designated Foreign Subsidiary;
(iv)    no Liens need be granted on real property unless and until the Required Lenders so require;
(v)    Liens granted may be subject and subordinate to Liens permitted by Sections 7.11(a), (b), (c), (e), (f), (g), (h), (j), (k), and (n) hereof;
(vi)    Liens need not be perfected by possession or control (but may be perfected by the filing of a financing statement) on notes receivable having a fair value of less than $2,000,000 in any instance and $10,000,000 in the aggregate or on bonds or notes pledged to the City of New York in lieu of retainage;
(vii)    Liens need not be perfected by possession or control (but may be perfected by the filing of a financing statement) on equity securities (other than capital stock of Restricted Subsidiaries to the extent required hereby) having a fair value of less than $2,000,000 in any instance and $10,000,000 in the aggregate;

(viii)    no Lien need be granted on any contract, license, permit or franchise, that validly prohibits the creation, attachment, or perfection of a security interest in favor of the Agent of a security interest in such contract, license, permit or franchise (or in any rights or property obtained by such Person under such contract, license, permit or franchise);
(ix)    no Lien need be granted on any rights or property to the extent that any valid and enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest therein;
(x)    no Lien need be granted on any rights or property to the extent that such rights or property secure purchase money financing therefor permitted by this Credit Agreement and the agreements providing such purchase money financing prohibit the creation of a further security interest therein; and
(xi)    Liens on deposit accounts, securities accounts and commodity accounts maintained by the Borrowers and the Guarantors need not be perfected by entering into a control agreement or otherwise.
The Borrowers agree that they will, and will cause the Guarantors to, from time to time at the request of the Agent or the Required Lenders execute and deliver such documents, security agreements, assignments, pledges, hypothecs or charges and do such acts and things as the Agent or the Required Lenders may reasonably request in order to provide for or perfect such Liens on the Collateral. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral owned by the U.K. Subsidiaries and any other CFC whose assets are included as part of the Collateral (including without limitation equity interests in other U.K. Subsidiaries) shall secure solely the indebtedness, liabilities and obligations of the U.K. Subsidiaries and any CFC hereunder and under the other Loan Documents and not the indebtedness, liabilities and obligations of the U.S. Borrowers and the U.S. Subsidiaries hereunder and under the other Loan Documents. Notwithstanding the foregoing, the portion of the capital stock of each U.K. Subsidiary and any other CFC owned by a U.S. Corporation and constituting Collateral in excess of 65% of the total issued and outstanding capital stock of such Subsidiary (herein, the “Excess Stock Collateral”) shall secure only the indebtedness liabilities and obligations of U.K. Subsidiaries and/or any other CFC hereunder and under the other Loan Documents. In no event shall the Excess Stock Collateral secure the indebtedness, liabilities and obligations of the U.S. Borrowers or the U.S. Subsidiaries hereunder or under the other Loan Documents. Notwithstanding the foregoing, no Lien need be granted on the capital stock of a captive insurance company or captive surety company if the granting of such Lien would violate applicable law or require the consent of any applicable regulatory body.
Section 4.2.    The Guarantees    . The Obligations and Hedging Liability (i) of the U.S. Borrowers shall be fully guaranteed by the Company and the U.S. Subsidiaries which are Guarantors and (ii) of the U.K. Borrowers shall be fully guaranteed by the Company, the U.S. Subsidiaries and the U.K. Subsidiaries in each case which are Guarantors. Subject to Section 4.1 and except as otherwise required in Section 4.1, the Required Lenders may from time to time require any Restricted Subsidiary (other than any Restricted

Subsidiary (i) which is not a Wholly‑Owned Subsidiary, (ii) which is a CFC but not a UK Subsidiary or (iii) which is a captive insurance company or captive surety company) to provide a Guarantee and Liens on its assets in which event the Company shall within 30 days of request cause such Restricted Subsidiary to execute and deliver a Guarantee to the Agent together with such supporting resolutions, opinions and other showings as the Agent may reasonably require. Notwithstanding anything herein to the contrary, no guarantee delivered by any U.K. Subsidiary shall guaranty, and no U.K. Subsidiary shall be obligated to make any payment in respect of, the Obligations and Hedging Liability of the U.S. Borrower and the U.S. Subsidiaries which are Guarantors.

SECTION 5.	REPRESENTATIONS AND WARRANTIES .
Each Borrower represents and warrants to the Agent and the Lenders as follows:
Section 5.1.    Organization and Qualification    . Each Borrower is duly organized, validly existing and in good standing (or their equivalents under applicable local law) as a corporation, limited liability company or partnership under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.
Section 5.2.    Subsidiaries    . Except as set forth in the Side Letter, each Restricted Subsidiary is duly organized, validly existing and in good standing (or their equivalents under applicable local law) under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the failure to be so qualified or in good standing would have a Material Adverse Effect. As of the date hereof, Schedule 5.2 hereto identifies each Restricted Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the Restricted Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding and the Company will notify the Agent of any material changes in such information. All of the outstanding shares of capital stock and other equity interests of each such Subsidiary are validly issued and outstanding and fully paid and nonassessable (except for the provisions of Section 630 of the Business Corporation Law of the State of New York, as to New York Corporations) and as of the date hereof all such shares and other equity interests indicated on Schedule 5.2 as owned by the Company or a Restricted Subsidiary are as of the date hereof owned, beneficially and of record, by the Company or such Restricted Subsidiary free and clear of all Liens not permitted hereby. There are no outstanding commitments or other obligations of any Restricted Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Restricted Subsidiary except in favor of the Company or a Restricted Subsidiary.

Section 5.3.    Corporate Authority and Validity of Obligations    . Each Borrower has full right and authority to enter into this Agreement and the other Loan Documents to which it is a party, to make the borrowings herein provided for, to grant to the Agent the Liens provided for in the Collateral Documents being executed by it, and to perform all of its obligations hereunder and under the other Loan Documents to which it is a party. Each Guarantor has full right and authority to enter into the Loan Documents to which it is a party, to grant to the Agent the Liens provided for in the Collateral Documents executed by it and to perform all of its obligations under such Loan Documents. The Loan Documents have been duly authorized, executed and delivered by the Borrowers and Guarantors and constitute valid and binding obligations of the Borrowers and Guarantors enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Borrower or Guarantor of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Borrower or Guarantor or any provision of the charter, articles of incorporation or organization or by‑laws of any Borrower or Guarantor or any covenant, indenture or agreement of the Borrowers or Guarantors or affecting any of their Properties, or result in the creation or imposition of any Lien on any Property of the Borrowers or Guarantors.
Section 5.4.    Use of Proceeds; Margin Stock    . The Borrowers shall use the proceeds of the Loans and other extensions of credit made available hereunder to refinance existing indebtedness including indebtedness, obligations (other than Existing Letters of Credit) and liabilities under the Existing Credit Agreement, to finance Permitted Acquisitions and Capital Expenditures, and for their working capital and general corporate purposes. Neither the Borrowers nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Revolving Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
Section 5.5.    Financial Reports    . The consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2012 and the related consolidated statements of operations, cash flows and shareholder’s equity of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which consolidated financial statements are accompanied by the audit report of Ernst & Young LLP, an independent registered public accounting firm, and the unaudited interim condensed consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2013 and the related interim condensed consolidated statements of operations, cash flows and shareholder’s equity of the Company and its Subsidiaries for the nine (9) months then ended heretofore furnished to the Lenders, fairly present the consolidated financial condition of the Company and its Subsidiaries as at said dates and the results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis, but subject, in the case of such interim condensed financial statements on the related notes thereto, to year end audit adjustments which are not expected to be material. Except as disclosed in the Side Letter, neither the Company nor any Restricted Subsidiary has, to the best of its knowledge, contingent liabilities which could reasonably be expected to have a Material Adverse Effect other than as indicated on such financial statements or, as to each reaffirmation of this sentence’s representation and warranty in the future, on the most recent financial statements or the related notes thereto which are to be provided to the Lenders pursuant to Section 7.5 hereof.
Section 5.6.    No Material Adverse Change    . Since September 30, 2013, there has been no change in the condition (financial or otherwise) or business prospects of the Company and its Restricted Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
Section 5.7.    Full Disclosure    . The written statements and written information furnished by or on behalf of the Borrowers to the Agent and the Lenders through the date hereof in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not, taken as a whole, contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Lenders acknowledging that as to any projections furnished to the Lenders by or on behalf of the Borrowers, the Borrowers only represent that the same were prepared on the basis of information and estimates the Borrowers believed to be reasonable.
Section 5.8.    Good Title    . Except to the extent heretofore disclosed on the Schedules to this Agreement or in the Side Letter, as of the date hereof the Company and the Restricted Subsidiaries have in all material respects good and marketable title to their real property and good and merchantable title to the balance of their assets as reflected on the most recent balance sheets of the Company and its Restricted Subsidiaries furnished to the Lenders (except for sales of assets by the Borrowers and their Restricted Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.11 hereof.
Section 5.9.    Litigation and Other Controversies    . Except as disclosed in the Side Letter, there is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of any Borrower threatened, against any Borrower or Restricted Subsidiary which if adversely determined would (a) impair the validity or enforceability of, or impair the ability of any Borrower or Guarantor to perform its obligations under, this Agreement or any other Loan Document or (b) have a Material Adverse Effect.
Section 5.10.    Taxes    . All tax returns which, to the best knowledge of the Company, are required to be filed by the Company or any Restricted Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Restricted Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid to the extent due, in each case except where the failure to do so would not cause a Material Adverse Effect. The Borrowers do not know of any material proposed additional tax assessment against them or the Restricted Subsidiaries for which adequate provision in accordance with GAAP has not been made in their respective financial statements. Adequate provisions in accordance with GAAP for taxes on the books of the Company, each other Borrower and each Restricted Subsidiary have been made for all open years, and for its current fiscal period.

Section 5.11.    Approvals    . No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrowers or any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrowers or Guarantors of this Agreement or any other Loan Document, other than the stockholders of the Guarantors.
Section 5.12.    Affiliate Transactions    . No Borrower nor any Restricted Subsidiary is a party to any contract or agreement with any of its Affiliates (other than contracts and agreements between and among the Borrowers and Restricted Subsidiaries) on terms and conditions which are less favorable to such Borrower or such Restricted Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other than any such contract or agreement which could not reasonably be expected to have a Material Adverse Effect.
Section 5.13.    Investment Company    . No Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.14.    ERISA    . Except to the extent heretofore disclosed in writing to the Lenders, to the best of the Company’s knowledge, each Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any material liability to the PBGC or a Plan (other than material liabilities arising in the future under a multiemployer plan as defined in Section 4001(c)(3) of ERISA which could not reasonably be expected to have a Material Adverse Effect) under Title IV of ERISA other than a material liability to the PBGC for premiums under Section 4007 of ERISA. Except as set forth in the Side Letter, as of the date hereof no Borrower nor any Restricted Subsidiary has any contingent liabilities with respect to any post‑retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Article 6 of Title I of ERISA.
Section 5.15.    Compliance with Laws    . Each Borrower and each Restricted Subsidiary is in compliance with the requirements of all federal, governmental (whether national, supra‑national or otherwise), state, provincial and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), except for such non‑compliance with the same which could not reasonably be expected to have any Material Adverse Effect. No Borrower nor any Restricted Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, governmental (whether national, supra‑national or otherwise), state, provincial or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non‑compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

Section 5.16.    Other Agreements    . No Borrower nor any Restricted Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting any Borrower, any Restricted Subsidiary or any of their Properties, which default if uncured could reasonably be expected to have a Material Adverse Effect.
Section 5.17.    No Default    . No Default or Event of Default has occurred and is continuing.
Section 5.18.    Solvency    . Each Borrower is solvent, able to pay its debts as they become due, and has sufficient capital to carry on its business and all businesses in which it is about to engage.
Section 5.19.    OFAC; Anti-Corruption Laws and Sanctions    . (a) OFAC. (i) Each Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, (ii) each Restricted Subsidiary is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (iii) the Borrowers have provided to the Agent, the Issuers, and the Lenders all information requested in writing by the Agent regarding the Borrowers, their Affiliates and the Restricted Subsidiaries necessary for the Agent, the Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs, and (iv) to the best of the Company’s knowledge, no Borrower or any Affiliates or Restricted Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.
(b)    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective directors, officers and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Company, any Subsidiary or any of their respective directors, officers or employees is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 6.	CONDITIONS PRECEDENT .
The obligation of each Lender to advance a Borrowing or of the Issuer to issue, extend the expiration date (including by not giving notice of non‑renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 6.1.    All Credit Utilizations    . The obligation of the Lenders to provide any Borrower with any Credit Utilization (including the first such Credit Utilization) shall be subject to the conditions precedent that as of the time of each such Credit Utilization:
(a)    each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date (in which case such representation and/or warranty shall be true and correct as of such earlier date);
(b)    the Borrowers and Guarantors shall be in compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Utilization;
(c)    after giving effect to such Credit Utilization, (i) the Revolving Credit Exposure for all Lenders shall not exceed the Aggregate Revolving Commitments then in effect, (ii) the U.S. Revolving Credit Exposure for all Lenders shall not exceed the U.S. Dollar Commitments then in effect, (iii) the aggregate principal amount of all Multicurrency Revolving Loans shall not exceed the Multicurrency Commitments then in effect, (iv) the aggregate principal amount of the Loans made to any Borrower and of L/C Obligations in respect of Letters of Credit issued for such Borrower’s account shall not exceed any applicable Sublimit, (v) the aggregate principal amount of Swing Loans outstanding to the Company shall not exceed the Swing Line Sublimit and (vi) the aggregate outstanding amount of the L/C Obligations shall not exceed the lesser of the Aggregate Revolving Commitments or the applicable L/C Sublimit;
(d)    such Credit Utilization shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect (the Lenders acknowledging that as of the date hereof they know of none of such other than the restrictions of Regulation U);
(e)    in the case of the issuance of any Letter of Credit, the Applicable Issuer shall have received a properly completed Application therefor and, in the case of an extension or increase in the amount of the Letter of Credit, the Applicable Issuer shall have received a written request therefor, in a form acceptable to the Applicable Issuer, with such Application or written request, in each case to be accompanied by the fees required by this Agreement; and
(f)    in any case in which a Revolving Loan is to be made available to a Borrower to enable the acquisition of shares in a company incorporated in England and Wales, the applicable Borrower shall have complied with the provisions of Chapter VI of the Companies Act 1985 (or any statutory re‑enactment of that Act) and obtained all such approvals and other matters as are required by that chapter to the satisfaction of the Agent.

Each request for a Credit Utilization hereunder shall be deemed to be a representation and warranty by the Borrowers on the date of such Credit Utilization as to the facts specified in this Section 6.1 (other than Subsection (d) or (e) above).
Section 6.2.    Initial Credit Utilization for the Company.     Before or concurrently with the initial Credit Utilization:
(a)    the Agent shall have received for each Lender this Agreement duly executed by the Borrowers and the Lenders;
(b)    to the extent requested by a Lender, the Agent shall have received such Lender’s duly executed Notes of the Borrowers dated the date hereof and otherwise in compliance with the provisions hereof;
(c)    the Agent shall have received that certain Fourth Amended and Restated Security Agreement, that certain Fourth Amended and Restated Pledge Agreement, and that certain Third Amended and Restated Guaranty Agreement, in each case duly executed by the Company and the applicable Guarantors, together with (to the extent not already on file with the Agent) (i) original stock certificates or other similar instruments or securities representing substantially all of the issued and outstanding shares of capital stock or other equity interests in the Restricted Subsidiaries (other than the Company’s Subsidiary organized under the laws of the Commonwealth of Puerto Rico) as of the date hereof, (ii) stock powers for the Collateral consisting of the stock or other equity interest in each Restricted Subsidiary executed in blank and undated, (iii) UCC financing statements to be filed against the Company and each Subsidiary that is party to a Collateral Document, as debtor, in favor of the Agent, as secured party, and (iv) patent, trademark, and copyright collateral agreements, to the extent requested by the Agent;
(d)    to the extent not currently on file with the Agent, the Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Agent as additional insured and lender’s loss payee with respect to policies covering insurable Property;
(e)    the Agent shall have received for each Lender copies of the Company’s and each applicable Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Clerk or Assistant Secretary or Assistant Clerk;
(f)    the Agent shall have received for each Lender copies of resolutions of the Company’s and each applicable Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Company’s and each applicable Guarantor’s behalf, all certified in each instance by its Secretary or Clerk or Assistant Secretary or Assistant Clerk;

(g)    the Agent shall have received for each Lender copies of the certificates of good standing for the Company and each applicable Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state or other applicable governmental office in its incorporation or organization;
(h)    the Agent shall have received for each Lender a list of the Company’s Authorized Representatives;
(i)    the Agent shall have received for itself and for the Lenders the initial fees called for by Section 3.2 hereof;
(j)    each Lender shall have received such evaluations and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of the Company and the Guarantors, and the lack of material contingent liabilities of the Company and the Guarantors;
(k)    the Agent shall have received financing statement search results against the personal Property of the Company and each applicable Guarantor evidencing the absence of Liens on their personal Property except as permitted by Section 7.11 hereof and searches (in form and substance satisfactory to the Agent) conducted at all relevant registries affecting the Company, such Guarantors or their respective personal Property and all registrations reasonably required by the Agent in respect of the Liens created under the Collateral Documents shall have been completed;
(l)    [Intentionally Omitted];
(m)    the Agent shall have received for each Lender the favorable written opinion of counsel to the Company and each applicable Guarantor, in form and substance satisfactory to the Agent;
(n)    the Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Agent may reasonably request;
(o)    the Agent shall have received (i) the audited consolidated balance sheet of the Company and its Restricted Subsidiaries as of December 31, 2012, December 31, 2011 and December 31, 2010 and the related audited statements of income and retained earnings and cash flows for the fiscal years of the Company ended December 31, 2012, December 31, 2011 and December 31, 2010, (ii) unaudited consolidated balance sheet of the Company and its Restricted Subsidiaries as of September 30, 2013 and related unaudited interim statements of income and retained earnings for the nine (9) months ended September 30, 2013 and (iii) the consolidated five‑year projected financial statements of the Company and its Restricted Subsidiaries;

(p)    except as disclosed in the Side Letter, since September 30, 2013, no material adverse change in the business, condition (financial or otherwise), operations, performance, Properties or prospects of the Company and its Restricted Subsidiaries, taken as a whole, shall have occurred;
(q)    each of the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including without limitation, the United States Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) including, without limitation, the information described in Section 13.24; and the Agent shall have received a fully executed Internal Revenue Service Form W‑9 (or its equivalent) for the Borrowers and the Guarantors; and
(r)    the Agent shall have received the executed Side Letter.
Section 6.3.    Credit Utilization for the U.K. Borrower    . In the event a Loan is advanced to or a Letter of Credit is issued on account of the U.K. Borrower, the U.K. Borrower shall, not later than 60 days after the date of the initial advance of such Loan or the initial issuance of such Letter of Credit (whichever occurs first), the U.K. Borrower shall deliver to the Agent, in form and substance satisfactory to the Agent, the following:
(a)    the Agent shall have received the Guaranties and Collateral Documents from the U.K. Borrower and applicable Guarantors required by Section 4.1 and 4.2 hereof together with: (i) original stock certificates or other similar instruments or securities representing substantially all of the issued and outstanding shares of capital stock or other equity interests in the Restricted Subsidiaries that are not U.S. Subsidiaries and otherwise required to be pledged, (ii) stock powers for the Collateral consisting of the stock or other equity interest in each such Restricted Subsidiary executed in blank and undated, (iii) UCC financing statements (or similar filings) to be filed against the U.K. Borrower and each Subsidiary that is party to a Collateral Document, as debtor, in favor of the Agent, as secured party, and (iv) patent, trademark, and copyright collateral agreements, to the extent requested by the Agent;
(b)    to the extent not currently on file with the Agent, the Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Agent as additional insured and lender’s loss payee with respect to policies covering insurable Property of the U.K. Borrower and the applicable Guarantors;
(c)    the Agent shall have received for each Lender copies of the U.K. Borrower’s and, if applicable, such Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Clerk or Assistant Secretary or Assistant Clerk;
(d)    the Agent shall have received for each Lender copies of resolutions of the U.K. Borrower’s and, if applicable, each applicable Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each of the U.K. Borrower’s and Guarantor’s behalf, all certified in each instance by its Secretary or Clerk or Assistant Secretary or Assistant Clerk;
(e)    the Agent shall have received for each Lender copies of the certificates of good standing (or comparable certificates) for the U.K. Borrower and, if applicable, such Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state or other applicable governmental office in its incorporation or organization;
(f)    the Agent shall have received for each Lender a list of the U.K. Borrower’s Authorized Representatives;
(g)    the Agent shall have received for each Lender the favorable written opinion of counsel to the U.K. Borrower and, if applicable each Guarantor, in form and substance satisfactory to the Agent, and, if applicable, legal opinions of foreign counsel and supporting documentation therefor with respect to, among other things, the liens on capital stock or other equity interests of Foreign Subsidiaries required by Section 4.1 hereof;
(h)    the Agent shall have received financing statement search results against the personal Property of the U.K. Borrower and the applicable Guarantors evidencing the absence of Liens on their personal Property except as permitted by Section 7.11 hereof and searches (in form and substance satisfactory to the Agent) conducted at all relevant registries affecting the U.K. Borrower, the applicable Guarantors or their respective personal Property and all registrations reasonably required by the Agent in respect of the Liens created under the Collateral Documents shall have been completed; and
(i)    the Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Agent may reasonably request.

SECTION 7.	COVENANTS .
The Borrowers agree that, so long as any credit is available to or in use by or any amount is owing by the Borrowers hereunder, except to the extent compliance in any case or cases is waived in writing by the Required Lenders:
Section 7.1.    Maintenance of Business    . The Borrowers shall, and shall cause each Restricted Subsidiary to, preserve and keep in force and effect its existence and all leases, licenses and permits necessary to the proper conduct of its and their respective businesses except with respect to any Restricted Subsidiary to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not preclude the termination or discontinuance of any of such in connection with a sale or other disposition of substantially all of the assets of the Restricted Subsidiary in question or the merger or dissolution of same in each instance to the extent permitted by Section 7.14 hereof.
Section 7.2.    Maintenance of Property    . The Borrowers shall maintain, preserve and keep their material plant, Properties and equipment used in the conduct of their respective businesses in good repair, working order and condition (ordinary wear and tear excepted), shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the overall efficiency thereof shall be preserved and maintained in all material respects, and shall cause each Restricted Subsidiary so to do in respect of its material plant, Properties and equipment.
Section 7.3.    Taxes and Assessments    . The Borrowers shall duly pay and discharge, and shall cause each Restricted Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against the Borrowers or any Restricted Subsidiary or against their respective Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.
Section 7.4.    Insurance    . The Borrowers shall insure and keep insured, and shall cause each Restricted Subsidiary to insure and keep insured, with insurance companies reasonably believed by them to be good and responsible, all insurable Property owned by them which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties, and the Borrowers shall insure, and cause each Restricted Subsidiary to insure, such other hazards and risks (including employers’ and public liability risks) with insurance companies reasonably believed by them to be good and responsible as and to the extent usually insured by Persons similarly situated and conducting similar businesses, it being agreed that the foregoing shall not preclude the Borrowers and the Restricted Subsidiaries from directly or indirectly self insuring risks as and to the extent prudent and customary for companies similarly situated. The Borrowers shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. The Borrowers shall upon request of the Agent furnish a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 7.4.
Section 7.5.    Financial Reports and Rights of Inspection    . The Borrowers shall, and shall cause each Restricted Subsidiary to, maintain a system of accounting in accordance with GAAP and shall furnish to the Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Borrowers and their Restricted Subsidiaries as the Agent or such Lender may reasonably request; and without any request, shall furnish to the Lenders:
(a)    as soon as available, and in any event within forty‑five (45) days after the close of each of the first three quarterly accounting periods of each fiscal year of the Company, a copy of the condensed consolidated balance sheet of the Company and its Subsidiaries as of the last day of such period and the condensed consolidated (and consolidating in the case of the statement of operations only) statements of operations for such period and for the fiscal year to date and statements of cash flows and shareholder’s equity of the Company and its Subsidiaries for the fiscal year to date, each in reasonable detail and showing in comparative form the figures for the corresponding date and period in the previous fiscal year, in the case of the condensed consolidated financial statements only, prepared by the Company in accordance with GAAP (subject to year end audit adjustments which are not expected to be material and to the absence of footnotes);
(b)    as soon as available, and in any event within ninety (90) days after the close of each annual accounting period of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the last day of the period then ended and the consolidated statements of operations, cash flows and shareholder’s equity of the Company and its Subsidiaries for the period then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion, in accordance with generally accepted auditing standards, of Ernst & Young LLP or another independent registered public accounting firm of national standing, selected by the Company and reasonably satisfactory to the Required Lenders;
(c)    within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of existence thereof;
(d)    (i) as soon as available, and in any event within forty‑five (45) days after the close of each quarterly accounting period of the Company, a backlog or work‑in‑progress report in reasonable detailed prepared by the Company;
(ii)    promptly upon the request of any Lender, an accounts receivable and accounts payable aging together with a claims report (detailing individual claims for which the amount recorded on books of the Company is in excess of $10,000,000), each in reasonable detail prepared by the Company;
(e)    promptly after receipt of final copies thereof, any additional written reports, or other detailed information contained in writing concerning significant aspects of any Borrower’s or any Restricted Subsidiary’s operations and financial affairs given to it by its independent public accountants;
(f)    as soon as available, and in any event within ninety (90) days following the end of each fiscal year of the Company, a copy of the Company’s consolidated and consolidating operating budget for the following fiscal year, such operating budget to show the Company’s projected consolidated and consolidating revenues, expenses and net income and to be in reasonable detail prepared by the Company and in form reasonably satisfactory to the Agent; and

(g)    promptly after knowledge thereof shall have come to the attention of the chief executive or chief financial officer of any Borrower, written notice of (i) any pending litigation or governmental proceeding or labor controversy against any Borrower or Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect or (ii) any threatened litigation, governmental proceeding or labor controversy against any Borrower or Restricted Subsidiary which the Company or such Borrower or Restricted Subsidiary in good faith believes could reasonably be expected to have a Material Adverse Effect or (iii) the occurrence of any Default or Event of Default hereunder.
Each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) of this Section 7.5 shall be accompanied by a written certificate in the form attached hereto as Exhibit B signed by an Authorized Representative of the Company to the effect that, to the best of such officer’s knowledge and belief, no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same. Such certificate submitted as of the last day of a calendar quarter shall also set forth the calculations supporting such statements in respect of Sections 7.7, 7.8 and 7.13 of this Agreement as well as the calculation of the Applicable Margins.
The Borrowers shall, and shall cause each Restricted Subsidiary to, permit the Agent, the Lenders and their duly authorized representatives to visit and inspect any of the Properties of the Borrowers and Restricted Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Borrowers authorize such accountants to discuss with the Lenders (and such Persons as any Lender may designate, subject to reasonable arrangements for confidentiality) the finances and affairs of the Borrowers and the Restricted Subsidiaries) all upon reasonable notice at such reasonable times and as often as may be reasonably requested.
Section 7.6.    No Restrictions    . The Borrowers shall not permit any Restricted Subsidiary to enter into any contract or agreement after the date hereof prohibiting or restricting such Restricted Subsidiary from paying dividends or making loans and advances to the Company except in the case of a Restricted Subsidiary formed or acquired to be a captive insurer or a captive surety or where the amount of such dividends, loans or advances subject to such prohibitions and restrictions does not exceed $5,000,000 in the aggregate at any one time.
Section 7.7.    Leverage Ratio    . The Company shall as of the last day of each calendar quarter maintain the Leverage Ratio of not more than the Maximum Leverage Ratio in effect at such time.
Section 7.8.    Interest Coverage Ratio    . The Company shall as of the last day of each calendar quarter maintain the Interest Coverage Ratio of not less than 3.50 to 1.

Section 7.9.    Compliance with OFAC Sanctions Programs; Anti-Corruption Laws and Application Sanctions    . (a) The Borrowers shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to the Borrowers and shall cause each of the Restricted Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Restricted Subsidiary.
(b)    The Borrowers shall provide the Agent, the Issuer, and the Lenders any information requested in writing by the Agent regarding the Borrowers, their Affiliates, and the Restricted Subsidiaries necessary for the Agent, the Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to such Borrower’s ability to provide information applicable to them.
(c)    If any Borrower obtains actual knowledge or receives any written notice that such Borrower, any Affiliate or any Restricted Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), such Borrower shall promptly (i) give written notice to the Agent, the Issuer, and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and the Borrowers hereby authorize and consent to the Agent, the Issuer, and the Lenders taking any and all steps the Agent, the Issuer, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).
(d)    The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.
Section 7.10.    Indebtedness for Borrowed Money    . The Borrowers shall not, nor shall they permit any of the Restricted Subsidiaries to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided, however, that the foregoing shall not restrict nor operate to prevent:
(a)    the Obligations and Hedging Liability of the Borrowers and Restricted Subsidiaries owing to the Agent and the Lenders (and their Affiliates);
(b)    the obligations listed and described on Schedule 7.10 attached hereto and guarantees specifically permitted by Section 7.12 hereof;
(c)    Indebtedness of the Company to Restricted Subsidiaries, of Restricted Subsidiaries to the Company and of Restricted Subsidiaries to Restricted Subsidiaries provided that the aggregate amount of such indebtedness of EMCOR U.K. Limited and its Restricted Subsidiaries shall be limited to $50,000,000 at any one time outstanding;
(d)    obligations consisting of deferred payment obligations of the Company and any of the Restricted Subsidiaries for insurance premiums or incurred by Company or any of its Restricted

Subsidiaries in respect of funds borrowed for the payment of such premiums in either case in the ordinary course of business and consistent with past practices;
(e)    guarantees of Indebtedness for Borrowed Money of, or Performance Guarantees given by, Foreign Subsidiaries and Nesma EMCOR Company Ltd. and guarantees of or incurrence of liability for letters of credit supporting Indebtedness for Borrowed Money of Persons in which the Company and the Restricted Subsidiaries are permitted to invest pursuant to subsections (n) and (o) of Section 7.12; provided that the aggregate amount of Indebtedness for Borrowed Money and of Performance Guarantees so permitted to be incurred, guaranteed or supported pursuant to the provisions of this subsection (e) shall not exceed $50,000,000 at any one time outstanding less the amount invested pursuant to Section 7.12(q) hereof;
(f)    Indebtedness for Borrowed Money of the Company and its Restricted Subsidiaries not otherwise permitted by this Section in an amount not to exceed $300,000,000 in the aggregate at any one time outstanding;
(g)    liabilities in respect of letters of credit not otherwise permitted by this Section 7.10 if payment of such letters of credit is fully supported by a Letter of Credit;
(h)    indebtedness under Interest Rate Protection and Other Hedging Agreements entered into to hedge a risk of the Company and/or its Restricted Subsidiaries and not for speculation;
(i)    indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets of such Person and not incurred in contemplation of such Person being acquired or becoming a Restricted Subsidiary or such assets being acquired provided the aggregate amount of such indebtedness permitted pursuant to this Section 7.10(i) shall not exceed $20,000,000 at any one time outstanding;
(j)    any renewals, extensions or replacements of Indebtedness for Borrowed Money permitted under this Section 7.10 in an aggregate amount not in excess of the Indebtedness for Borrowed Money being renewed, extended or replaced;
(k)    obligations arising out of agreements with respect to the issuance of credit cards or debit cards to employees of the Company or any Restricted Subsidiary for use in connection with the business and affairs of such entities;
(l)    obligations arising out of agreements with respect to the execution or processing of electronic transfer of funds by automatic clearing house transfer, wire transfer, or otherwise to or from any deposit account of the Company or any Restricted Subsidiary, the acceptance for deposit or the honoring for payment of any check, draft, or other item with respect to any such deposit accounts, and other deposit disbursement, and cash management services afforded to the Company and/or any Restricted Subsidiary; and

(m)    indebtedness resulting from a change in GAAP, if any, that requires real estate and equipment leases of the Company and its Restricted Subsidiaries to be reclassified from operating leases to Capital Leases.
Section 7.11.    Liens    . The Borrowers shall not, nor shall they permit the Restricted Subsidiaries to, create, incur or permit to exist any Lien of any kind on any Property owned by any Borrower or Restricted Subsidiary; provided, however, that the foregoing shall not apply to nor operate to prevent:
(a)    Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with the foregoing or in connection with tenders, contracts or leases to which the Borrowers or any of their Restricted Subsidiaries are a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;
(b)    mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;
(c)    judgment liens and judicial attachment liens not constituting an Event of Default under Section 8.1(h) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrowers and their Restricted Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $30,000,000 at any one time outstanding;
(d)    the Liens granted in favor of the Agent for the benefit of the Lenders pursuant to the Collateral Documents;
(e)    Liens on Property of the Borrowers or of any Restricted Subsidiaries created solely for the purpose of securing indebtedness permitted by Section 7.10(f) hereof representing or incurred to finance, refinance or refund the purchase price of such Property or representing the interest of the lessor under a Capital Lease, provided that (i) no such Lien shall extend to or cover other Property of the Borrowers or any Restricted Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property and (ii) the aggregate principal amount of such indebtedness does not exceed $150,000,000 at any one time;

(f)    liens on deposits provided in connection with long‑term maintenance contracts of facilities of the Borrowers and the Restricted Subsidiaries located in the United Kingdom relating to United Kingdom private finance initiatives;
(g)    Liens in favor of bonding companies and their affiliates (a) to the extent described in clause (i) of the second proviso of Section 4.1 hereof and (b) to secure indemnification obligations under surety bonds issued for the benefit of Comstock Canada Ltd. prior to the disposition (the “Comstock Sale”) of the Company’s equity ownership interest in Comstock Canada (“Comstock Surety Bonds”);
(h)    rights of subrogation and similar rights of issuers of surety bonds and unperfected lien rights of such issuers to assets associated with projects which they have bonded;
(i)    restrictions on the disbursement or withdrawal of funds deposited by Restricted Subsidiaries in bank accounts maintained by them in the ordinary course of business consistent with past practice which are maintained in connection with specific construction projects or contracts from which payments and disbursements with respect to such contracts or projects are to be made;
(j)    Liens on insurance policies arising in connection with the deferred payment of premiums or the financing thereof in the ordinary course of business;
(k)    Liens consisting of cash collateral deposits made in connection with the insurance programs of the Company and its Restricted Subsidiaries and rights of a depository bank to offset balances in any account maintained with it by a Subsidiary incorporated under the laws of the United Kingdom against debit balances in any other account maintained with it by such Subsidiary or any other U.K. Subsidiary (it being acknowledged by the Lenders that such rights of offset shall be superior to any rights they may have in and to such accounts or the balances as are from time to time standing on deposit therein);
(l)    Liens existing on any property of a Person at the time such Person becomes a Restricted Subsidiary which Liens were not created, incurred or assumed in contemplation thereof, provided that no such Liens shall extend to or cover any other property of the Company or any Restricted Subsidiary;
(m)    the Liens listed and described on Schedule 7.11 attached hereto;
(n)    any extension, renewal or replacement (or successive extensions, renewals or replacements) of Liens permitted by this Section 7.11 without any increase in the amount of indebtedness secured thereby or in the assets subject to such Liens;

(o)    Liens on Property of Restricted Subsidiaries securing miscellaneous obligations up to, but not to exceed, $5,000,000.
Section 7.12.    Investments, Acquisitions, Loans, Advances and Guarantees    . The Borrowers shall not, nor shall they permit any of the Restricted Subsidiaries to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for relocation and travel advances and other loans made to employees in the ordinary course of business) to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person (other than of the Company or any Restricted Subsidiary); provided, however, that the foregoing shall not apply to nor operate to prevent:
(a)    investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;
(b)    investments in commercial paper maturing within 270 days of the date of issuance thereof which has been accorded one of the two highest ratings available from the S&P, Moody’s or any other nationally recognized credit rating agency of similar standing providing similar ratings;
(c)    investments in money market funds which in turn invest primarily in investments of the types described in clauses (a), (b) and (d) of this Section 7.12;
(d)    investments in certificates of deposit issued by any commercial bank organized under the laws of Canada or the United States or (as to investments of EMCOR U.K. Limited and its Subsidiaries) the United Kingdom in each case having capital, surplus and undivided profits of not less than $500,000,000 or by any Lender in each case maturing within one year from the date of issuance thereof or in Eurodollar time deposits maturing not more than one year from the date of acquisition thereof placed with any Lender or other such commercial bank (to the extent investments in certificates of deposit issued by such other bank are permitted by this subsection) or in banker’s acceptances endorsed by any Lender or other such commercial bank (to the extent investments in certificates of deposit issued by such other bank are permitted by this subsection) and maturing within nine months of the date of acceptance;
(e)    endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(f)    the investments, loans, advances and guarantees listed and described on Schedule 7.12 attached hereto;
(g)    the Guarantees, guarantees referred to in and permitted by Section 7.10 hereof, and indemnification obligations in respect to Comstock Surety Bonds;
(h)    (i) an amount equal to all investments of the Company and Restricted Subsidiaries as of the date hereof in, and present loans and advances by the Company and Restricted Subsidiaries to, Unrestricted Subsidiaries and (ii) future investments in, and loans and advances, (including subordinated loans) to, Unrestricted Subsidiaries for asset preservation and to preserve existing operations aggregating not more than $1,500,000 at any one time outstanding;
(i)    Loans and advances (including subordinated loans and advances) between the Company and its Restricted Subsidiaries if and to the extent that the corresponding indebtedness is permitted by Section 7.10 hereof; provided, however, that the aggregate principal amount of loans and advances by the Company and its Restricted Subsidiaries to Restricted Subsidiaries which are not Guarantors shall not exceed $50,000,000 in the aggregate at any one time outstanding;
(j)    Permitted Acquisitions and Permitted Investments in Domestic Strategic Ventures;
(k)    acquisitions of assets (including stock, notes and other evidences of indebtedness) and subordinations of claims as a part of good faith collection efforts on doubtful accounts;
(l)    Performance Guarantees and performance guarantees of Comstock Canada Ltd. made prior to the Comstock Sale;
(m)    notes and other deferred payment obligations (other than general partnership and similar interests) acquired by the Company or any Restricted Subsidiary in connection with the sale or other disposition of assets permitted hereby;
(n)    investments of the Company or any Restricted Subsidiary made in the ordinary course of business in connection with joint ventures, Persons or other similar pooling of efforts in respect to a specific project or series of related specific projects for a limited or fixed duration and formed to conduct business of the type in which the Company or such Restricted Subsidiary is presently engaged and guarantees of obligations of, and incurrence of liabilities in respect of letters of credit for, such joint ventures or Persons;
(o)    investments or acquisitions of interests in Strategic Ventures organized outside of the United States of America and conducting more than 50% of their business outside of the United States (“Foreign Strategic Ventures”), provided that the aggregate amount so invested or expended subsequent to the date hereof in connection with any given Foreign Strategic Venture shall not exceed $20,000,000 unless the Required Lenders otherwise agree in writing;

(p)    the present investment of the Company and Restricted Subsidiaries in Restricted Subsidiaries, the present and future investment of Restricted Subsidiaries in the Company and future investments by the Company and Restricted Subsidiaries in Restricted Subsidiaries or, in a Restricted Subsidiary formed as a captive insurer or surety company; provided, however, that the aggregate amount of investments by the Company and its Restricted Subsidiaries in Restricted Subsidiaries which are not Guarantors shall not exceed $25,000,000 at any one time outstanding;
(q)    investments in Foreign Subsidiaries, provided that the aggregate amount so invested or expended subsequent to the date hereof shall not exceed $50,000,000 at any one time outstanding less the amount of Indebtedness for Borrowed Money guaranteed pursuant to Section 7.10(e) hereof;
(r)    guarantees by any Person outstanding at the time such Person becomes a Restricted Subsidiary or in connection with the acquisition of assets of such Person and outstanding at the time such Person becomes a Restricted Subsidiary and not in either case incurred in contemplation of such Person being acquired or becoming a Restricted Subsidiary or such assets being acquired; provided that the aggregate amount of indebtedness guaranteed by such Person pursuant to guarantees permitted solely by this Section 7.12(r) when aggregated with the amount of indebtedness permitted solely by Section 7.10(i) hereof shall not exceed $20,000,000 at any one time outstanding;
(s)    contingent obligations arising from the issuance of Performance Guarantees, assurances, indemnities, bonds, letters of credit, or similar agreements in the ordinary course of business in respect of the contracts (other than contracts for Indebtedness for Borrowed Money) of Nesma EMCOR Company Ltd. for the benefit of surety companies or for the benefit of others to induce such others to forgo the issuance of a surety bond in their favor;
(t)    investments made pursuant to and in accordance with the Company’s Voluntary Deferral Plan.
(u)    Guarantees by the Company and/or its Restricted Subsidiaries of the Indebtedness for Borrowed Money permitted by Section 7.10(k) hereof in an aggregate principal amount not in excess of $75,000,000 at any one time outstanding;
(v)    loans and advances made by the Company or any Restricted Subsidiary to employees, vendors, suppliers and contractors in the ordinary course of its business in an aggregate amount not in excess of $15,000,000 at any one time outstanding;
(w)    lease, utility and other similar deposits arising in the ordinary course of the Company’s or any Restricted Subsidiary’s business; and

(x)    investments not otherwise permitted by this Section 7.12 in an aggregate amount not in excess of $25,000,000 at any one time outstanding.
In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section 7.12, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby.
Section 7.13.    Capital and Certain other Restricted Expenditures    . The Borrowers shall not, nor shall they permit any Restricted Subsidiary to, make or (without duplication) become obligated to make, any Capital Expenditure or apply for a letter of credit (whether hereunder or otherwise) supporting an obligation of any Foreign Strategic Venture or guarantee any Indebtedness for Borrowed Money of any such Foreign Strategic Venture, if after giving effect thereto the aggregate amount expended (other than in the form of capital stock of the Company) for such purposes during the twelve‑month period ending on the date of the expenditure in question when taken together with the face amount of such letters of credit issued during such period and such indebtedness so guaranteed incurred during such period, would exceed the sum of (i) 2.00% of the arithmetic average of the unrealized revenue from contracts in progress of the Company and its Restricted Subsidiaries (computed in accord with the past practice of the Company) as of the last day of each of the four calendar quarters most recently completed prior to the computation in question, (ii) the Net Cash Proceeds received by the Company and the Restricted Subsidiaries during the same period from Disposition of assets (including stock of Restricted Subsidiaries permitted by Sections 7.14 and/or 7.15 hereof but excluding Disposition of inventory in the ordinary course of business) and (iii) the maximum amount of dividends which the Company could pay under Section 7.16 as of the date of the expenditure or application in question.
Section 7.14.    Mergers, Consolidations and Sales    . The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, be a party to any merger, consolidation or dissolution, or sell, transfer, lease or otherwise dispose of all or any substantial part of the Property of the Company and the Restricted Subsidiaries, taken as a whole, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section 7.14 shall not apply to nor operate to prevent:
(a)    the Borrowers or any of the Restricted Subsidiaries from selling their inventory in the ordinary course of its business or from selling equipment which is obsolete, worn out, or no longer needed for the operation of the business of the Company and the Restricted Subsidiaries or which is promptly replaced with equipment of at least equal utility;
(b)    (i) the merger of a Restricted Subsidiary with and into the Company and sales by a Restricted Subsidiary of all or substantially all of its assets to the Company, and (ii) the merger of a Restricted Subsidiary with and into another Restricted Subsidiary and the sale of all or substantially all of the assets of a Restricted Subsidiary to another Restricted Subsidiary; provided in each case that if either of the two Restricted Subsidiaries in question is or becomes a Guarantor, the survivor of the transaction in question remains or becomes a Guarantor and, prior to the Collateral Release Date, all such actions are taken as the Agent requires to preserve its Liens on the Collateral;
(c)    any disposition of Property as part of a sale and leaseback transaction so long as (i) such transaction would be permitted had it been structured as a purchase money mortgage or Capital Lease and is treated as such for purposes of this Agreement or (ii) such sale and leaseback transaction is between the Company or any of its Restricted Subsidiaries and a Restricted Subsidiary;
(d)    the sale or discount (with or without recourse) of any of the Company’s or any Restricted Subsidiary’s notes or accounts receivable so long as (i) such sale by the Company or any Restricted Subsidiary of notes or accounts receivable is to the Company or another Restricted Subsidiary, (ii) such notes or accounts receivable are delinquent and such sale is in the ordinary course of business for purposes of collection only or (iii) the original amount of such notes or accounts receivable sold during any fiscal year of the Company does not exceed $20,000,000 in the aggregate;
(e)    the dissolution or liquidation of any Restricted Subsidiary whose activities are no longer, in the opinion of the Chief Executive Officer or the Board of Directors of the Company, necessary for the operation of the business of the Company and its Restricted Subsidiaries taken as a whole, provided that (i) no Default or Event of Default has occurred and is continuing or will result therefrom and (ii) if the Restricted Subsidiary to be dissolved or liquidated is a Guarantor, all of its assets remaining after the dissolution or liquidation in question are transferred to another Guarantor and, prior to the Collateral Release Date, all such actions, if any, are taken as the Agent may reasonably require in order to insure that it has a Lien on the assets so transferred of the priority required by Section 4.1 hereof;
(f)    any assignment or sale of transfer of shares in the capital stock of a Restricted Subsidiary permitted by Section 7.15 hereof.
For purposes of this Section 7.14 and Section 7.15 hereof, the term “substantial” means the Disposition of assets of the Company or the Restricted Subsidiaries, whether in one or a series of transactions, having a value when aggregated with the value of assets of all other such Dispositions during the period from and including the date hereof to and including the date of such Disposition, would exceed 10% of the book value of assets of the Company and the Restricted Subsidiaries as of such date. Prior to the Collateral Release Date, the Agent shall release its Lien on any Property sold pursuant to the foregoing provisions if no Default or Event of Default has occurred and is continuing or would result therefrom.

Section 7.15.    Maintenance of Restricted Subsidiaries    . The Borrowers shall not assign, sell or transfer, or permit any Restricted Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary); provided that the foregoing shall not operate to prevent:
(a)    the issuance, sale and transfer to any person of any shares of capital stock of a Restricted Subsidiary for the purpose of (i) qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary or (ii) solely for the purpose of permitting such Subsidiary to carry on a licensed business;
(b)    the sale of all or a minority interest in the capital stock of a Restricted Subsidiary so long as the following conditions have been satisfied:
(i)    no Default or Event of Default has occurred and is continuing or will result from the sale of same;
(ii)    the sale of such capital stock is not a sale of a substantial part of the assets of the Company and the Restricted Subsidiaries taken as a whole (as the term “substantial” is defined in Section 7.14 hereof);
(iii)    the Chief Executive Officer, the President or the Board of Directors of the Company has determined that the continued ownership of the Restricted Subsidiary (or the minority interest therein to be disposed of) in question is no longer appropriate in light of the then needs and strategic objectives of the Company and its Restricted Subsidiaries taken as a whole; and
(iv)    in the case of the sale of all the Capital Stock of a Restricted Subsidiary all indebtedness of such Restricted Subsidiary to the Company or any other Restricted Subsidiary is paid in full, and all guarantees or other support undertakings provided by the Company or other Restricted Subsidiaries in respect of such disposed Restricted Subsidiary are discharged, concurrently with the sale in question, provided that then existing Performance Guarantees or guaranties in respect of surety bonds with respect to such a Restricted Subsidiary need not be so discharged as to jobs which commenced prior to the completion of such sale.
Concurrently with the sale of all of the capital stock of a Restricted Subsidiary permitted hereby, the Agent is authorized and directed to release any Guarantee provided by such Restricted Subsidiary and, if prior to the Collateral Release Date, any Lien on the stock or assets of such Restricted Subsidiary and such entity shall no longer constitute a Restricted Subsidiary hereunder.
Section 7.16.    Dividends and Certain Other Restricted Payments    . The Company shall not during any fiscal year (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock (except for dividends payable solely in its capital stock) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock or any options or warrants therefor except out of the net proceeds of a substantially concurrent issuance and sale of capital stock or options or warrants therefor (collectively, “Restricted Payments”) if after giving effect thereto (i) the aggregate amount expended for all such purposes subsequent to the date hereof would exceed (x) $750,000,000 plus (but not minus in the case of a deficit) 50% of Net Income for the period (taken as a single accounting period) from January 1, 2013 to the last day of the calendar quarter most recently completed prior to the Restricted Payment in question minus (y) any portion of the amount computed pursuant to clause (x) hereof which was used to justify a transaction under Section 7.13(iii); (ii) a Default or Event of Default shall have occurred and be continuing; (iii) the Leverage Ratio is more than or equal to 2.50 to 1.0 on a pro forma basis; and (iv) the Borrowers have Unused Commitments of less than $100,000,000. The foregoing notwithstanding, there shall not be included in determining the amount set forth in clause (i) of this Section 7.16 (A) amounts paid by the Company in satisfaction of withholding taxes for the account of participants in the Company’s equity-based benefit plans in connection with the surrender to the Company of such participants’ restricted stock units in respect of which shares of the Company’s capital stock are issuable, or such participants’ shares of the Company’s capital stock or stock options to acquire shares of the Company’s capital stock, in each case in lieu of paying to the Company such withholding taxes in cash by reason of the issuance of such shares in respect of such restricted stock units, the acquisition of such shares or the exercise of such stock options and (B) the value of stock options to acquire shares of the Company’s capital stock or the shares underlying such stock options upon surrender to the Company of stock options in connection with payment of such stock option exercise price by way of a “net settlement” of such stock options.
Section 7.17.    ERISA    . The Borrowers shall, and shall cause each of the Restricted Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of their Properties. The Borrowers shall, and shall cause each of the Restricted Subsidiaries to, promptly notify the Agent and each Lender of (i) the occurrence of any reportable event (as defined in ERISA) with respect to any employee benefit plan subject to Title IV of ERISA (other than a multiemployer plan) sponsored or contributed to by either of the Borrowers or any member of the Controlled Group (a “Plan”) with respect to which the PBGC has neither waived the 30 day reporting requirement nor issued a public announcement that the penalty applicable to a failure to report will not apply, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate any Plan or withdraw from any multiemployer plan if such termination or withdrawal could reasonably be expected to have a Material Adverse Effect, and (iv) the occurrence of any other event with respect to any Plan which would result in the incurrence by the Borrowers or any of their Restricted Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrowers or any of the Restricted Subsidiaries with respect to any post‑retirement Welfare Plan benefit which could reasonably be expected to have a Material Adverse Effect.
Section 7.18.    Compliance with Laws    . The Company shall, and shall cause each of its Restricted Subsidiaries to, comply in all respects with the requirements of all foreign (whether national, supra‑national or otherwise), federal, state, provincial, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non‑compliance with which could have a Material

Adverse Effect or could result in a Lien upon any of their Property material to the Company and the Restricted Subsidiaries taken as a whole.
Section 7.19.    Burdensome Contracts With Affiliates    . The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with or among Restricted Subsidiaries and the Company) on terms and conditions which are less favorable to the Company or any such Restricted Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.
Section 7.20.    No Changes in Fiscal Year    . The Company shall not change its fiscal year from its present basis without the prior written consent of the Required Lenders.
Section 7.21.    Formation of Subsidiaries    . The Company shall not, nor shall it permit any Restricted Subsidiary to, form or acquire any Subsidiary unless the newly formed or acquired Subsidiary shall, if the Required Lenders so request and to the extent required by this Agreement, execute and deliver a Guarantee and grant Liens on its assets of the priority required by Section 4.1 hereof (and provide the Agent with such documentation therefore and such supporting documentation, including opinions of counsel, as it may reasonably request). Each Subsidiary acquired or formed pursuant hereto shall constitute a Restricted Subsidiary unless the Required Lenders otherwise agree in writing.
Section 7.22.    Change in the Nature of Business    . The Company shall not, nor shall it permit any of the Restricted Subsidiaries to, engage in any business or activity if as a result the general nature of the business of the Company and the Restricted Subsidiaries, taken as a whole, would be materially changed from the general nature of the business engaged in by the Company and the Restricted Subsidiaries, taken as a whole, on the date of this Agreement. For purpose of this Section 7.22, a material change from the general nature of the business of the Company and its Restricted Subsidiaries shall not have occurred if the aggregate consideration (including as such consideration any indebtedness of the Acquired Business assumed or guaranteed by the Company or a Restricted Subsidiary) for any Permitted Acquisition that is not an Eligible Line of Business is $500,000,000 or less.
Section 7.23.    Use of Proceeds    . The Borrowers shall use the proceeds of the Credit Utilizations (including the initial Credit Utilization) hereunder for the purposes set forth in, or otherwise permitted by, Section 5.4 hereof. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing or Letter of Credit in violation of any Anti-Corruption Laws.
Section 7.24.    Deposit Accounts. The Borrowers shall, and shall cause each Restricted Subsidiary to, maintain all deposit accounts with the Agent, the Lenders, or with any Affiliate of the Agent or the Lenders, or with any other financial institution selected by the Company and reasonably acceptable to the Agent; provided, that the Borrower and its Restricted Subsidiaries may maintain deposit accounts with financial institutions other than the Agent, a Lender (or one of their Affiliates) or another institution not approved by the Agent so long as the aggregate amount in all such deposit accounts does not exceed $50,000,000 at any one time.

SECTION 8.	EVENTS OF DEFAULT AND REMEDIES .
Section 8.1.    Events of Default.     Any one or more of the following shall constitute an Event of Default hereunder:
(a)    default in the payment when due of all or any part of the principal of the Loans (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation and any such default continues for one (1) Business Day after notice thereof from the Agent (acting at the direction of any Lender) to the Company;
(b)    default in the payment when due of all or part of the interest on any Loan (whether the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other amount payable hereunder or under any other Loan Document and any such default continues for five (5) Business Days after notice thereof from the Agent (acting at the direction of any Lender) to the Company;
(c)    (i) default in the observance or performance of any covenant set forth in Sections 7.6, 7.7, 7.8, 7.13, 7.14, 7.15, or 7.16 hereof or of any provision in any Loan Document dealing with the maintenance of insurance on the Collateral, or (ii) default in the observance or performance of any covenant set forth in Section 7.10 or Section 7.12 which is not remedied within fifteen (15) days after the earlier of (A) the date on which such failure shall first become known to any officer of the Company or (B) written notice thereof to the Company by the Agent;
(d)    default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of the Company or (ii) written notice thereof to the Company by the Agent;
(e)    any representation or warranty made herein or in any of the other Loan Document or in any certificate furnished to the Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making thereof;
(f)    any event occurs or condition exists (other than those described in subsections (a) through (e) above) which is specified as an event of default under any of the other Loan Documents and any period of grace applicable thereto shall have elapsed, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or, prior to the Collateral Release Date, any of the Collateral Documents shall for any reason fail to create a valid and perfected Lien in favor of the Agent in any material amount of Collateral purported to be covered thereby of the priority required by Section 4.1 hereof;

(g)    default shall occur under any evidence of Indebtedness for Borrowed Money aggregating in excess of $15,000,000 issued, assumed or guaranteed by any of the Borrowers or any Restricted Subsidiary or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated) without being waived or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);
(h)    any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $1,000,000 (provided, that in determining such $1,000,000 amount there shall be deducted therefrom the amount which is covered by insurance from any insurer which has acknowledged its liability thereon) shall be entered or filed against the Borrowers or any of the Material Restricted Subsidiaries or against any of the Property or assets of any of them and remains undischarged, unvacated, unbonded or unstayed for a period of thirty days;
(i)    any party obligated on any Guarantee shall purport to disavow, revoke, discontinue, repudiate or terminate such Guarantee or such Guarantee shall otherwise cease to have force or effect;
(j)    any Change in Control occurs;
(k)    any Borrower or Material Restricted Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency, (ii) not pay, admit in writing its inability to pay, or be deemed under applicable law not to be able to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, receiver‑manager, receiver and manager, interim receiver, administrative receiver, administrator, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended or any foreign insolvency or bankruptcy laws to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(l) hereof; or
(l)    a custodian, receiver, receiver‑manager, receiver and manager, interim receiver, administrative receiver, administrator, trustee, examiner, liquidator or similar official shall be appointed for any Borrower or Material Restricted Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 8.1(k)(v) shall be instituted against any Borrower or

Material Restricted Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty days.
Section 8.2.    Non‑Bankruptcy Defaults    ‑. When any Event of Default described in subsections 8.1(a) to 8.1(j), both inclusive, has occurred and is continuing, the Agent shall, upon request of the Required Lenders by notice to the Company, take any or all of the following actions:
(a)    terminate the obligation of the Lenders to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice; and
(b)    declare the principal of and the accrued interest on the Loans to be forthwith due and payable and thereupon the Loans, including both principal and interest, and all fees, charges, commissions and other Obligations payable hereunder, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind.
Without limiting the generality of the foregoing, the Agent, upon request of the Required Lenders, shall be entitled to realize upon and enforce all of its rights and remedies under the Collateral Documents and proceed by any other action, suit, remedy or proceeding as authorized or permitted by this Agreement, the Collateral Documents or at law or in equity.
Section 8.3.    Bankruptcy Defaults.     When any Event of Default described in subsection 8.1(k) or 8.1(l) has occurred and is continuing, then the unpaid balance of the Loans, including both principal and interest, and all fees, charges, commissions and other Obligations payable hereunder, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate. Without limiting the generality of the foregoing, the Agent, upon request of the Required Lenders, shall be entitled to realize upon and enforce all of its rights and remedies under the Collateral Documents and proceed by any other action, suit, remedy or proceeding and authorized or permitted by this Agreement, the Collateral Documents or at law or in equity.
Section 8.4.    Collateral for Undrawn Letters of Credit.     (a) If and when (w) any Event of Default, other than an Event of Default described in subsections (k) or (l) of Section 8.1, has occurred and is continuing, the Borrowers shall, upon demand of the Agent, or (x) any Event of Default described in subsections (k) or (l) of Section 8.1 has occurred, or (y) prepayment of the Letters of Credit as required by Section 2.12, Section 2.13 or Section 3.5 hereof; or (z) any Letter of Credit is outstanding on the Revolving Credit Termination Date (whether or not any Event of Default has occurred), the Borrowers shall, without notice or demand from the Agent, either (i) immediately pay to the Agent the full amount of each Letter of Credit to be held by the Agent as provided in subsection (b) below or (ii) provide a back‑up letter of credit for the benefit of the Applicable Issuer in a stated amount equal to the full amount of all Letters of Credit then outstanding which letter of credit shall give the Applicable Issuer the unconditional right to make drawings thereunder upon receipt of a drawing request under any Letter of Credit and otherwise be in form and substance satisfactory to the Applicable Issuer and issued by an issuer satisfactory to the Applicable Issuer in its sole discretion, the Borrowers agreeing to immediately make each such payment or provide such back‑up letter of credit and acknowledging and agreeing the Agent and the Applicable Issuers would not have an adequate remedy at law for failure of the Borrowers to honor any such demand and that the Agent shall have the right to require the Borrowers to specifically perform such undertaking whether or not any draws had been made under the Letters of Credit.
(b)    All amounts prepaid pursuant to subsection (a) above or paid over to the Agent pursuant to Section 1.3(b) shall be held by the Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Applicable Issuer, and to the payment of the unpaid balance of all other Obligations and Hedging Liability. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Agent for the benefit of the Agent, the Lenders, and the Applicable Issuers. If and when requested by the Company, the Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the Applicable Issuer, the Agent or the Lenders. Subject to the terms of Sections 2.12 and 2.13, if the Borrowers shall have made payment of all obligations referred to in subsection (a) above, at the request of the Company the Agent shall release to the Company amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists. After all Letters of Credit have expired or been cancelled and the expiration or termination of all Commitments, at the request of the Company, the Agent shall release any remaining amounts held in the Collateral Account following payment in full in cash of all Obligations and Hedging Liability.

SECTION 9.	DEFINITIONS INTERPRETATIONS .
Section 9.1.    Definitions    . The following terms when used herein have the following meanings:
“Acquired Business” means the entity or assets acquired by a Borrower or Restricted Subsidiary in an Acquisition after the date hereof.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that a Borrower or Restricted Subsidiary is the surviving entity.
“Additional Lender” is defined in Section 1.11 hereof.
“Adjusted EBIT” means, with reference to any period, EBIT for such period calculated on a pro forma basis in good faith by the Company and established to the reasonable satisfaction of the Agent as if each Acquisition which occurred during such period had taken place on the first day of such period (including adjustments for non‑recurring expenses and income reasonably determined by the Company in good faith and established to the reasonable satisfaction of the Agent).
“Adjusted EBITDA” means, with reference to any period, EBITDA for such period calculated on a pro forma basis in good faith by the Company and established to the reasonable satisfaction of the Agent as if each Acquisition which occurred during such period had taken place on the first day of such period (including adjustments for non‑recurring expenses and income reasonably determined by the Company in good faith and established to the reasonable satisfaction of the Agent).
“Adjusted LIBOR” means, for any Interest Period, a rate per annum determined in accordance with the following formula:
Adjusted LIBOR =    ______________LIBOR__________
1 ‑ Eurocurrency Reserve Percentage
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 41% or more of the securities having ordinary voting power for the election of directors or governing body of a corporation or 41% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.
“Agent” shall mean Bank of Montreal and any successor thereto appointed pursuant to Section 10.1 hereof.
“Aggregate Revolving Commitment” means, as to any Lender, the amount set forth on Schedule 1.1 opposite such Lender under the heading “Aggregate Revolving Commitments”, and reference to the term “Aggregate Revolving Commitments” shall mean the aggregate of each Lender’s Aggregate Revolving Commitment.

“Agreement” means this Fourth Amended and Restated Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.
“Alternative Currency” means pounds sterling, Euro and any other currency (other than United States Dollars) approved as such in writing by all Multicurrency Lenders, in each case for so long as such currency is readily available to all the Multicurrency Lenders and is freely transferable and freely convertible to U.S. Dollars and Reuters Monitor Money Rates Service (or any successor thereto) reports a LIBOR for such currency for interest periods of one, two, three and six calendar months; provided that if any Multicurrency Lender provides written notice to the Company (with a copy to the Agent) that any currency control or other exchange regulations are imposed in the country in which any such Alternative Currency is issued and that in the reasonable opinion of such Lender funding a Loan in such currency is impractical, then such currency shall cease to be an Alternative Currency hereunder until such time as all the Lenders reinstate such country’s currency as an Alternative Currency.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, and all rules and regulations promulgated thereunder.
“Applicable Issuer” means the Issuer of Letters of Credit for the account of a particular Borrower or Borrowers or in a particular jurisdiction or jurisdictions.
“Applicable Issuer’s Cap” means the U.S. Dollar Equivalent of $125,000,000 with respect to any Applicable Issuer and any affiliate of such Applicable Issuer that is an Issuer hereunder.
“Applicable Margin” shall mean the rate per annum specified below for the Leverage Ratio and type of Loan or fee for which the Applicable Margin is being determined:

	Level I	Level II	Level III
Leverage Ratio	<1.00x	≥1.00x and <2.00x	≥2.00x
Domestic Rate Loan Margin	0.25%	0.50%	0.75%
Eurodollar Loan Margin and L/C Participation Fee	1.25%	1.50%	1.75%
Commitment Fee	0.20%	0.25%	0.30%
provided, however, that the foregoing is subject to the following:
(i)    the Leverage Ratio, and Adjusted EBITDA shall be determined as at the last day of each fiscal quarter of the Company commencing with the fiscal quarter ending December 31, 2013, with any adjustment in the Applicable Margins resulting from a change therein to be effective five (5) Business Days after receipt by the Agent of the financial statements for such quarter called for by Section 7.5(a) and 7.5(b) hereof (provided that if such financial statements are not submitted within the time limitations of Section 7.5(a) and Section 7.5(b) hereof and would result in an increase in the Applicable Margins, then such Applicable Margins shall be increased to the appropriate level effective five (5) Business Days after the last date when such financial statements should have been submitted in compliance with Section 7.5(a) or 7.5(b) hereof);
(ii)    if the financial statements are not submitted within the time limitations of Section 7.5(a) and 7.5(b), then, at the request of the Required Lenders, the Applicable Margin shall be set at Level III until receipt of such financial statements, and any adjustments to the Applicable Margin after receipt of such financial statements shall be made in accordance with clause (i) above;
(iii)    the Applicable Margins for the period from the Closing Date through the first redetermination pursuant to clause (i) above shall be those set forth above for Level I; and
(iv)    each determination of the Applicable Margins pursuant to the foregoing shall remain in effect until the Applicable Margins are next redetermined pursuant to the foregoing.
“Application” is defined in Section 1.3(b) hereof and shall include Applications executed by the Borrowers with respect to Existing Letters of Credit.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.17 hereof), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.
“Authorized Representative” means the Chief Executive Officer, the President, the Chief Financial Officer, the Controller, the Treasurer, the Assistant Treasurer or any further or different persons so named by any Authorized Representative in a written notice to the Agent.
“Borrower DTTP Filing” means a filing to notify HM Revenue & Customs about the U.K. Borrower’s passported loan.
“Borrowers” means (a) the U.S. Borrowers and (b) the U.K. Borrowers, with (i) the term “Borrowers” to mean the Borrowers, collectively, and, also each individually, and (ii) all promises and covenants (including promises to pay) and representations and warranties of and by the Borrowers made in the Loan Documents or any instruments or documents delivered pursuant thereto to be and constitute the several promises, covenants, representations and warranties of and by each and all of such corporations, except to the extent explicitly otherwise provided. The term “Borrower” appearing in such singular form shall be deemed a reference to any of the Borrowers unless the context in which such term is used shall otherwise require.

“Borrowing” means the total of Loans of a single type in a single currency advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Facility on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Facility according to their Percentages of such Facility. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.4. Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 1.8 hereof.
“Business Day” means any day other than a Saturday or Sunday on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to a Borrowing or payment in an Alternative Currency or to a conversion of a Credit Utilization into U.S. Dollars, a day on which banks and foreign exchange markets are open for business in the city where disbursements of, conversions of, or payments on such Borrowings are to be made.
“Capital Expenditures” means, for any period, capital expenditures of the Company and its Restricted Subsidiaries during such period as defined and classified in accordance with GAAP consistently applied. For purposes hereof, Permitted Acquisitions, Permitted Investments in Domestic Strategic Ventures, and investments permitted by Sections 7.12(n) and (o) hereof shall not be deemed Capital Expenditures.
“Capital Lease” means any lease of Property (whether real or personal) which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
“Capitalized Lease Obligation” means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Agent or the Applicable Issuer, as the case may be, for the benefit of one or more of the Issuers or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances subject to a first priority perfected security interest in favor of the Agent or, if the Agent and each Applicable Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and each Applicable Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“CFC” shall mean (i) a “controlled foreign corporation” within the meaning of Section 957(a) of the Code or (ii) any Domestic Subsidiary that is treated as a disregarded entity for United States federal income tax purposes that has no material assets other than the capital stock of one or more direct or indirect Subsidiaries that are described in subparagraph (i) hereto.

“Change in Control” means that (i) more than 25% of the Voting Stock of the Company shall at any time and for any reason be owned, either legally or beneficially, by any Person or group of Persons acting in concert or (ii) (1) another Person merges into the Company or the Company consolidates with or merges into any other Person or (2) the Company conveys, transfers or leases all or substantially all its assets to any person or group, in one transaction or a series of transactions other than any conveyance, transfer or lease between the Company and a wholly owned subsidiary of the Company, in each case, in one transaction or a series of related transactions with the effect that a Person or group becomes the beneficial owner of more than 25% of the Voting Stock of the surviving or transferee Person of such transaction or series; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company’s Board of Directors (together with any new directors whose election by the Company’s Board of Directors, or whose nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means the date upon which all the conditions set forth in Sections 6.1 and 6.2 of this Agreement have been satisfied.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all Properties, rights, interests and privileges from time to time subject to the Liens granted to the Agent by the Collateral Documents or required so to be by the terms hereof.
“Collateral Account” is defined in Section 8.4(b) hereof.
“Collateral Documents” means all security agreements, pledge agreements, hypothecs, assignments, financing statements, debentures and other documents as shall from time to time secure the Loans or any other Obligations.
“Collateral Release Conditions” means the satisfaction of the following: (i) the Company shall have obtained a Corporate Credit Rating of at least BBB- from S&P and a Corporate Family Rating of at least Baa3 from Moody’s and (ii) no Default or Event of Default has occurred and is continuing.

“Collateral Release Date” means the date on which the Company (a) satisfies the Collateral Release Conditions and (b) provides written notice to the Agent requesting that the Liens on all Collateral of the Company and its Restricted Subsidiaries which are Guarantors granted to or held by the Agent (for the benefit of the Lenders) pursuant to the Collateral Documents be released.
“Commitments” means the Multicurrency Commitments, U.S. Dollar Commitments and the Term Loan Commitments.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” is defined in the introductory paragraph hereof.
“Comstock Sale” is defined in Section 7.11(g).
“Comstock Surety Bonds” is defined in Section 7.11(g).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Credit Utilization” means the advancing of any Loan, or the issuance of, or extensions of the expiration date or in the increase in the amount of any Letter of Credit.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Company in writing that such failure is the result of such Lender’s good faith and reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Company, the Agent or any Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith and reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Company, to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Company), or (d) has, or has a direct or indirect parent company that has, at any time after the Closing Date (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) upon delivery of written notice of such determination to the Company, each Issuer, the Swing Line Lender and each Lender.
“Departing Lenders” is defined in Section 11.29 hereof.
“Disposition” means the sale, lease, conveyance or other disposition of Property.
“Domestic Rate” means, for any day, the rate per annum equal to the greatest of:
(a)    the rate of interest announced or otherwise established by the Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Domestic Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Agent’s best or lowest rate),
(b)    the sum of (i) the rate determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Agent for sale to the Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and
(c)    the LIBOR Quoted Rate for such day plus 1.00%.
“Domestic Rate Loan” means a U.S. Revolving Loan or Term Loan bearing interest as specified in Section 2.1 hereof.
“Earn‑Out Obligations” means an obligation the payment of which is dependent upon the future performance of an asset or assets the sale of which gave rise to such obligation.
“EBIT” means, with reference to any period, as determined for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, (ii) federal, state, provincial, foreign and local income taxes for such period, (iii) other non-cash charges of the Company and its Restricted Subsidiaries during such period, and (iv) extraordinary, non-recurring cash charges reasonably acceptable to the Agent not to exceed $50,000,000 in the aggregate during the term of this Agreement.
“EBITDA” means, with reference to any period, as determined for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, (ii) federal, state, provincial, foreign and local income taxes for such period, (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of the Company and its Restricted Subsidiaries, (iv) other non-cash charges of the Company and its Restricted Subsidiaries during such period, and (v) extraordinary, non-recurring cash charges reasonably acceptable to the Agent not to exceed $50,000,000 in the aggregate during the term of this Agreement.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, (ii) the Issuers, and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or Guarantor or any of such Borrower’s or such Guarantor’s Affiliates or Subsidiaries.
“Eligible Line of Business” means any business engaged in as of the date of this Agreement by any Borrower or any Restricted Subsidiary or any other business line reasonably related thereto or any reasonable extensions thereof or a business complimentary or ancillary to such existing businesses.
“EMCOR UK” is defined in the introductory paragraph hereof.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to, or operation of a single or unified European currency being part of the implementation of the Third Stage.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
“ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with any Borrower, and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.
“Euro” means the single lawful currency for the time being of the Participating Member States.
“Eurocurrency Reserve Percentage” means, for any Borrowing in a currency, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Loans in the relevant currency is determined or any category of extensions of credit or other assets that include loans by non‑United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.
“Eurodollar Loan” means a Revolving Loan or Term Loan bearing interest as specified in Section 2.2 hereof.
“Event of Default” means any event or condition specified as such in Section 8.1 hereof.
“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
“Excess Cash” means, at any time the same is to be determined, the amount by which all cash, cash equivalents and marketable securities held by the Company and the U.S. Subsidiaries which are Guarantors in accounts maintained with the Agent or any Lender in the United States exceeds $25,000,000.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or its applicable lending office (or relevant office for receiving payments from or on account of the Borrower or making funds available to or for the benefit of the Borrower) located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. Federal and United Kingdom withholding Taxes that are or would be required to be withheld pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.11) or (ii) such Recipient changes its office for receiving payments by or on account of the Borrower or making funds available to or for the benefit of the Borrower), except in each case to the extent that, pursuant to Section 11.1 amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its office for receiving payments by or on account of the Borrower or making funds available to or for the benefit of the Borrower, (c) Taxes attributable to such Recipient’s failure to comply with Section 11.1(g) and Section 11.1(l), (d) any U.S. federal withholding Taxes imposed under FATCA, and (e) any U.S. backup withholding Taxes.
“Existing Credit Agreement” is defined in the introductory paragraph hereof.
“Existing Letters of Credit” means those certain Letters of Credit issued at the Company’s request for the account of the applicable Borrowers by the Applicable Issuer and listed on Schedule 1.3 hereof.
“Facility” means any of any Revolving Facility or the Term Loan Facility.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b) of the Code.
“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (b) of the definition of Domestic Rate.

“Financial Letter of Credit” means a Letter of Credit (whether standby or commercial) that is not, as reasonably determined by the Agent, a Performance Letter of Credit.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Subsidiary” means as to any particular corporation or other entity, any other corporation or limited liability company organized under the laws of and conducting business primarily in a jurisdiction which is not part of the United States, the Commonwealth of Puerto Rico or the United Kingdom and (i) at least 39% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or limited liability company or by one or more other corporations or limited liability companies or other entities which are themselves subsidiaries of such parent corporation or limited liability company, (ii) the Company or a Subsidiary of the Company has effective control over such corporation or limited liability company, and (iii) is not designated as an “Unrestricted Subsidiary”. Foreign Subsidiaries include those Subsidiaries set forth on Schedule 5.2 under the heading “Foreign Subsidiaries.”
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Applicable Issuer, such Defaulting Lender’s Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Applicable Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Loans made by the Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles as in effect from time to time.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantees” means instruments of guarantee from the Guarantors of the Obligations satisfactory in form and substance to the Agent.
“Guarantors” means those entities listed on Schedule 4.2 hereto and such other Restricted Subsidiaries (other than Restricted Subsidiaries which are not Wholly‑Owned Subsidiaries and any captive insurance company or captive surety company which is a Restricted Subsidiary) as the Required Lenders may from time to time designate as Guarantors in a written notice to the Company provided that such Subsidiary has assets in excess of $10,000,000 or such other Restricted Subsidiaries as the Company may from time to time designate.
“Hedging Liability” means the liability of any Borrower or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any Interest Rate Protection and Other Hedging Agreement as such Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates; provided, however, that, with respect to any Guarantor, Hedging Liability Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.
“HM Revenue & Customs” means the HM Revenue & Customs agency of the United Kingdom.
“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.
“Indebtedness for Borrowed Money” means for any Person (without duplication) all indebtedness created, assumed or incurred in any manner by such Person or in respect of which such Person is directly or indirectly liable, whether by guarantee, commitment to purchase, undertaking to maintain the solvency, liquidity or a balance sheet condition of the obligor, or otherwise representing (i) money borrowed (including by the issuance of debt securities), (ii) indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business and Earn‑Out Obligations), (iii) indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness but if such Person is not liable then such indebtedness shall be included at the lesser of the amount thereof or the fair market value of the Property securing same, (iv) Capitalized Lease Obligations of such Person and (v) all obligations of such Person on or with respect to letters of credit (other than letters of credit which support payment of obligations which do not constitute Indebtedness for Borrowed Money of any Person), and bankers’ acceptances. Neither obligations for the payment of deferred compensation benefits contemplated by the Company’s Voluntary Deferral Plan nor Performance Guarantees shall constitute Indebtedness for Borrowed Money.
“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower or Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Interest Coverage Ratio” means as at any date the same is to be determined the ratio of (i) Adjusted EBIT for the period of twelve calendar months then ending to (ii) Net Interest Expense for the same period.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense but excluding fees payable under Sections 3.1 and 3.2 hereof) and letter of credit fees and commissions of the Borrowers and the Restricted Subsidiaries for such period determined in accordance with GAAP, but interest paid through the issuance of securities to the holders of the indebtedness in question having a maturity of more than one year from the date of issuance and being of no higher ranking or priority than the indebtedness in question shall not be included in Interest Expense.
“Interest Period” means the period commencing on the date a Borrowing is advanced or continued through a new Interest Period and ending: (a) in the case of a Eurodollar Loan, 1, 2, 3, or 6 months thereafter and (b) in the case of a Swing Loan, on the date 1 to 5 Business Days thereafter as mutually agreed to by the Company and the Agent; provided, however, that:
(i)    no Interest Period shall extend beyond the final maturity date of the relevant Loans;
(ii)    no Interest Period with respect to any portion of the Term Loans shall extend beyond a date on which the Company is required to make a scheduled payment of principal on the Term Loans unless the sum of (a) the aggregate principal amount of Term Loans that are Domestic Rate Loans plus (b) the aggregate principal amount of Term Loans that are Eurodollar Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loans on such payment date;
(iii)    whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and
(iv)    for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
“Interest Rate Protection and Other Hedging Agreements” means one or more of the following agreements entered into by one or more financial institutions:
(a)    interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements),

(b)    foreign exchange contracts, currency swap agreements or other, similar agreements or arrangements designed to protect against fluctuations in currency values and/or
(c)    other types of hedging agreements from time to time.
“Issuer” means (i) BMO Harris Bank N.A. and any lender party to the Existing Credit Agreement who issued an Existing Letter of Credit, (ii) Bank of Montreal, Bank of America, N.A., JPMorgan Chase Bank, N.A. and US Bank National Association, and (iii) any other Lender who agrees in writing to be an Issuer and is approved by the Required Lenders and the Company as an issuer of Letters of Credit to a particular Borrower or Borrowers hereunder or for use in a particular jurisdiction.
“L/C Documents” means the Letters of Credit, any draft or other document presented in connection with a drawing thereunder, the Applications and this Agreement.
“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.
“L/C Participation Fee” is defined in Section 3.3.
“L/C Sublimit” means $250,000,000, as may be reduced pursuant to the terms hereof.
““Lenders” means and includes Bank of Montreal and the other Persons listed on Schedule 1.1. and any other Person that shall have become party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context requires otherwise, the term “Lenders” includes the Swing Line Lender.
“Letter of Credit” is defined in Section 1.3(a) hereof and shall include Existing Letters of Credit.
“Leverage Ratio” means, as of any time the same is to be determined, the ratio of (x) Total Funded Debt minus Excess Cash as of such date, to (y) Adjusted EBITDA for the period of twelve calendar months then ending.
“LIBOR” means, for an Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the average rate of interest per annum (rounded upwards, if necessary, to the nearest one hundred‑thousandth of a percentage point) at which deposits in the relevant currency in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank eurocurrency market for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Borrowing in such currency scheduled to be made by the Agent. The Agent will provide the Company with evidence of such rate upon its request.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in the relevant currency for a period equal to such Interest Period, which appears on the LIBOR01 Page (or any other appropriate page for the applicable currency) as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.
“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market).
“LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in the relevant currency for a one‑month interest period which appears on the LIBOR01 Page (or any other appropriate page for the applicable currency) as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurocurrency Reserve Percentage.
“Lien” means any mortgage, lien, pledge, charge, hypothec or security interest of any kind or nature (whether fixed or floating or of any ambulatory or non‑crystallized nature or otherwise) in respect of any Property, including the interest of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
“Loan” means any Revolving Loan, Swing Loan or Term Loan, whether outstanding as a Domestic Rate Loans or Eurodollar Loans or otherwise, each of which is a “type” of Loan hereunder.
“Loan Documents” means this Agreement, the Notes (if any), the L/C Documents, the Guarantees, the Collateral Documents, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith and any reference to any of the foregoing shall be deemed to include any amendment, novation, supplement substitution or replacement from time to time of any of the foregoing, however fundamental.
“Material Adverse Effect” means, with respect to any act, omission or occurrence, any of the following consequences:
(a)    the material impairment of the ability of the Company or of the Company and the Guarantors taken as a whole to pay or perform their obligations under or pursuant to the Loan Documents;

(b)    any material adverse change in the assets, liabilities, financial condition, operations or business prospects of the Company and its Restricted Subsidiaries taken as whole, or
(c)    any material impairment in the right of the Company and its Restricted Subsidiaries taken as whole to carry on their business substantially as now conducted.
“Material Restricted Subsidiary” means, as of any date of determination, any Restricted Subsidiary with a Net Worth at such time greater than $10,000,000.
“Maximum Leverage Ratio” means 3.0 to 1.0; provided, that in the event that the Company and/or any Restricted Subsidiary consummates a Permitted Acquisition where the total amount expended by the Company and the Restricted Subsidiaries exceed $100,000,000, then, the Maximum Leverage Ratio shall be 3.25 to 1.0 as of the last day of the fiscal quarter in which the Permitted Acquisition is consummated and as of last day of the immediately three (3) fiscal quarters following the consummation of such Permitted Acquisition.
“Multicurrency Commitment” means, as to any Multicurrency Lender and subject to Section 1.1(c) hereof, the obligation of such Multicurrency Lender to make Multicurrency Revolving Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Multicurrency Lender’s name on Schedule 1.1 attached hereto and made a part hereof, as the same may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrowers and the Multicurrency Lenders acknowledge and agree that the Multicurrency Commitments of the Multicurrency Lenders aggregate the U.S. Dollar Equivalent of $710,454,545.46 on the date hereof.
“Multicurrency Lenders” means and includes Bank of Montreal and each financial institution from time to time party to this agreement with a Multicurrency Commitment as set forth on Schedule 1.1 attached hereto, including each assignee Lender of a Multicurrency Lender pursuant to Section 11.17 hereof.
“Multicurrency Revolving Facility” means the credit facility for making Multicurrency Revolving Loans as set forth herein.
“Multicurrency Revolver Percentage” means, for each Multicurrency Lender, the percentage of the Multicurrency Commitments represented by such Multicurrency Lender’s Multicurrency Commitment or, if the Multicurrency Commitments have been terminated, the percentage held by such Multicurrency Lender of the aggregate principal amount of all Multicurrency Revolving Loans.
“Multicurrency Revolving Loan” is defined in Section 1.1(b) hereof and, as so defined, includes a Eurodollar Loan made to a Borrower, which is a “type” of Revolving Loan hereunder.
“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition and (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments.
“Net Income” for any period means the net income of the Company and the Restricted Subsidiaries for such period computed on a consolidated basis in accordance with GAAP and, without limiting the foregoing, after deduction from gross income of all expenses and provisions, including provisions for taxes on or measured by income, but excluding any gains or losses on the sale or other disposition of investments or fixed or capital assets, any extraordinary gains and losses, the cumulative effect of accounting changes (as that term is defined under GAAP) any taxes on such excluded gains, and any tax deductions or credits on account of any such excluded losses.
“Net Interest Expense” means, for any period, Interest Expense less all interest income received by the Company and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.
“Net Worth” means, as of any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid‑in‑capital, warrants, accumulated other comprehensive income (as defined under GAAP) and retained earnings but after deducting treasury stock and, excluding minority interests in Restricted Subsidiaries) which would appear on the balance sheet of a Restricted Subsidiary or of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Non‑Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 11.4 and (b) has been approved by the Required Lenders.
“Non‑Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notes” is defined in Section 3.8(d) hereof.
“Obligations” shall mean all obligations of the Borrowers to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrowers or any Guarantor arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (including interest and fees accruing during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding).

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“OFAC Event” means the event specified in Section 7.9(c) hereof.
“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti‑money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107‑56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.
“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of the Borrower or other transfer (other than an assignment made pursuant to Section 2.11).
“Participant” has the meaning assigned to such term in clause (d) of Section 11.16.
“Participant Register” has the meaning specified in clause (d) of Section 11.16.
“Participating Interest” is defined in Section 1.3(d) hereof.
“Participating Lender” is defined in Section 1.3(d) hereof.
“Participating Member State” means each State so described in any EMU Legislation.
“Percentage” means for any Lender its Multicurrency Percentage, Revolver Percentage, Term Loan or U.S. Revolver Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis, such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage, and expressing such components on a single percentage basis.

“Performance Guarantees” means, in respect of the Company or any of the Restricted Subsidiaries, contingent obligations arising from the issuance of performance guarantees, assurances, indemnities, bonds, letters of credit, or similar agreements in the ordinary course of business in respect of the contracts (other than contracts for Indebtedness for Borrowed Money) of the Company, any Restricted Subsidiary, any Person in which the Company or a Restricted Subsidiary has an equity interest.
“Performance Letters of Credit” means a Letter of Credit that, as reasonably determined by the Agent, assures that the applicable Borrower or Subsidiary will fulfill a contractual non‑financial obligation.
“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:
(a)    the Acquired Business has its primary operations within the United States of America, Canada or Europe;
(b)    the Acquired Business is in an Eligible Line of Business or, if such Acquired Business is not in an Eligible Line of Business, then the aggregate consideration (including as such consideration any indebtedness of the Acquired Business assumed or guaranteed by the Company or a Restricted Subsidiary and deferred payment obligations) for such Acquired Business shall not exceed $250,000,000;
(c)    the Acquisition shall not be a Hostile Acquisition;
(d)    if the aggregate consideration for such Acquisition is greater than or equal to $75,000,000 (including as consideration all deferred payment obligations but excluding any related Earn‑Out Obligations), the financial statements of the Acquired Business for the most recently completed fiscal year of such Acquired Business shall have been audited or reviewed by one of the “Big Four” accounting firms or by another independent accounting firm of national or regional repute or otherwise reasonably satisfactory to the Agent, or if such financial statements have not been audited by such an accounting firm, (i) such financial statements shall have been approved by the Agent and (ii) the Acquired Business has undergone a successful so called businessman’s review by one of the “Big Four” accounting firms as part of the Company’s due diligence on the Acquisition;
(e)    if the aggregate consideration (including as such consideration any indebtedness of the Acquired Business assumed or guaranteed by the Company or a Restricted Subsidiary) for such Acquisition is greater than or equal to $50,000,000 (including as consideration all deferred payment obligations and a reasonable estimate (satisfactory to the Agent) of any related Earn‑Out Obligations), after giving effect to the Acquisition the Borrowers shall have Unused Commitments of not less than $100,000,000; and

(f)    after giving effect to the Acquisition, (i) no Default or Event of Default shall exist, including with respect to the covenants contained in Sections 7.8 hereof on a pro forma basis, and (ii) the Company’s Leverage Ratio on a pro forma basis as of the last day of the last fiscal quarter for which financial statements have been delivered is at least 0.25 to 1.0 below the Maximum Leverage Ratio in effect at the time of such Acquisition (including any increases to the Maximum Leverage Ratio as a result of such Acquisition). Such Acquisition shall be deemed to have occurred as of the date the Company enters into a definite agreement with respect to such Acquisition.
“Permitted Investments in Domestic Strategic Ventures” means any investment by the Company or any Restricted Subsidiary in a Strategic Venture so long as all the following conditions have been satisfied:
(a)    such investment is in a Strategic Venture organized within and conducting more than fifty percent of its business in the United States of America;
(b)    no Default or Event of Default exists or would exist after giving effect to such investment; and
(c)    the total amount expended by the Company and its Restricted Subsidiaries for any such investment does not exceed the greater of (i) $100,000,000 and (ii) 20% of Tangible Net Worth determined at the time the Company or such Restricted Subsidiary enters into a definitive agreement for such investment unless the Required Lenders otherwise agree in writing.
“Person” shall mean any person, firm, corporation, limited liability company, partnership, joint venture or other entity.
“Property” shall mean, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.
“Quoted Rate” is defined in Section 1.8(c) hereof.
“Recipient” means (a) the Agent, (b) any Lender, and (c) any Issuer, as applicable.
“Reimbursement Obligations” is defined in Section 1.3(c) hereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. To the extent provided in the last paragraph of Section 11.4, the Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Restricted Payments” is defined in Section 7.16 hereof.
“Restricted Subsidiaries” means those Subsidiaries designated as such on Schedule 5.2 hereof and all other Subsidiaries becoming Restricted Subsidiaries pursuant hereto. Any corporation or other entity which is a Subsidiary but which is not organized under the laws of, and conducts business primarily in a jurisdiction which is not part of, a State of the United States, the District of Columbia, the Commonwealth of Puerto Rico, or the United Kingdom is not a Restricted Subsidiary.
“Revolver Percentage” means, for each Lender, the percentage of the total Aggregate Revolving Commitments represented by such Lender’s Aggregate Revolving Commitment or, if the Aggregate Revolving Commitments have been terminated or expired, the percentage of the total Revolving Credit Exposure then outstanding held by such Lender.
“Revolving Credit Exposure” means, at any time, the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations outstanding at such time to all Lenders; and

“Revolving Credit Exposure”, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Loans at such time.
“Revolving Credit Notes” is defined in Section 3.8(d) hereof.
“Revolving Credit Termination Date” means the date that is five (5) years from the Closing Date or such earlier date on which the Aggregate Revolving Commitments are terminated in whole pursuant to Sections 3.5, 3.6, 8.2 or 8.3 hereof.
“Revolving Facility” means either the Multicurrency Credit Facility or the U.S. Dollar Credit Facility; and “Revolving Facilities” means both the Multicurrency Credit Facility and the U.S. Dollar Credit Facility.
“Revolving Loans” means collectively Multicurrency Revolving Loans and a U.S. Revolving Loans.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, by the United Nations Security

Council, the European Union or any EU member state, or (b) any Person operating, organized or resident in a Sanctioned Country.
“Side Letter” means that certain letter dated the date hereof from the Company to the Agent, as the same may be supplemented or amended from time to time.
“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw‑Hill Companies, Inc.
“Strategic Ventures” means joint ventures, limited liability companies, partnerships, corporations or similar pooling of efforts entered into for the purpose of expanding the mechanical, electrical, industrial and/or facilities services (or natural extensions thereof) businesses of the Company or any Restricted Subsidiary or entering or expanding a business related to such businesses and includes Restricted Subsidiaries that are not Guarantors. A Restricted Subsidiary which is a Guarantor is not a Strategic Venture.
“Sublimits” means the L/C Sublimit, the Swing Sublimit and the UK Borrowers Sublimit.
“Subsidiary” means, as to any particular parent corporation or other entity, any other entity at least 50.1% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or limited liability company or by any one or more other corporations or limited liability companies or other entities which are themselves subsidiaries of such parent corporation or limited liability company.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.8 hereof.
“Swing Line Lender” means Bank of Montreal, acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 11.17 hereof.
“Swing Line Sublimit” means $35,000,000, as reduced pursuant to the terms hereof.
“Swing Loan” and “Swing Loans” each is defined in Section 1.8 hereof.
“Swing Note” is defined in Section 3.8(d) hereof.
“Tangible Net Worth” means, at any time the same is to be determined, the Net Worth of the Company and its Restricted Subsidiaries determined on a consolidated basis less the sum of (a) all notes receivable from officers and employees of the Company and its Restricted Subsidiaries, (b) the aggregate book value of all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets and (c) the write‑up of assets above cost.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” is defined in Section 1.1 and, as so defined, includes a Domestic Rate Loan or a Eurodollar Loan in each case made to the Company, each of which is a “type” of Term Loan hereunder.
“Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Term Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 attached hereto and made a part hereof. The Company and the Lenders acknowledge and agree that the Term Loan Commitments of the Lenders aggregate $350,000,000 on the date hereof.
“Term Loan Facility” means the credit facility for the Term Loans described in Section 1.2.
“Term Loan Maturity Date” means the date that is five (5) years from the Closing Date.
“Term Loan Percentage” means, for each Lender, the percentage of the Term Loan Commitments represented by such Lender’s Term Loan Commitment or, if the Term Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Term Loans then outstanding.
“Term Note” is defined in Section 3.8(d).
“Third Stage” means third stage of European economic and monetary union pursuant to the Treaty on European Union.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.
“Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Company and its Restricted Subsidiaries at such time, including all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Company or any of its Restricted Subsidiaries or which the Company or any of its Restricted Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Company or any of its Restricted Subsidiaries has otherwise assured a creditor against loss, it being understood that pursuant to Section 9.4 hereof, Total Funded Debt shall not include Indebtedness for Borrowed Money relating to Capital Leases as permitted by Section 7.10(m) hereof unless the parties agree to accommodate a change in GAAP.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993, as amended from time to time).
“U.K. Borrowers” means and includes EMCOR UK and such other Restricted Subsidiaries organized under the laws of the United Kingdom as may from time to time be designated as such in writing by the Company and approved as such in writing by all Lenders (but subject to such conditions and limitations as either the Company or the Lenders may impose).
“U.K. Borrowers Sublimit” is defined in Section 1.1(c)(v) hereof.
“U.K. Subsidiaries” means the U.K. Borrowers and such other Subsidiaries organized under the laws of the United Kingdom.
“U.S. Borrowers” mean the Company and such other Restricted Subsidiaries organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico as may from time to time be designated as such in writing by the Company and approved as such in writing by all Lenders (but subject to such conditions and limitations as either the Company or Lenders may impose).
“U.S. Dollars” or “$” means lawful currency of the United States of America.
“U.S. Dollar Commitment” means, as to any U.S. Lender and subject to Section 1.1(c) hereof, the obligation of such U.S. Lender to make U.S. Revolving Loans, and to participate in Swing Loans and Letters of Credit issued for the account of a U.S. Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 attached hereto and made a part hereof, as the same may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof. The Company and the U.S. Lenders acknowledge and agree that the U.S. Dollar Commitments of the U.S. Lenders aggregate $750,000,000 on the date hereof.
“U.S. Dollar Equivalent” means the amount of U.S. Dollars which would be realized by converting an Alternative Currency into U.S. Dollars in the spot market at the exchange rate quoted by the Agent, at approximately 11:00 a.m. (London time) on the date on which a computation thereof is to be made, to major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for such Alternative Currency.
“U.S. Lenders” means and includes Bank of Montreal and the other financial institutions from time to time party to this agreement with a U.S. Dollar Commitment as set forth on Schedule 1.1 attached hereto, including each assignee Lender of a U.S. Lender pursuant to Section 11.17 hereof, and unless the context otherwise requires, the Swing Line Lender.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Revolving Facility” means the credit facility for making U.S. Revolving Loans and Swing Loans and issuing Letters of Credit as set forth herein.
“U.S. Revolving Credit Exposure” means, at any time, the aggregate principal amount of U.S. Revolving Loans, Swing Loans and L/C Obligations for all U.S. Lenders outstanding at such time; and the “U.S. Revolving Credit Exposure” for any U.S. Lender at any time means the aggregate principal amount of such Lender’s outstanding U.S. Revolving Loans and its participation in L/C Obligations and Swing Loans at such time.
“U.S. Revolving Loan” is defined in Section 1.1(a) hereof and, as so defined, includes a Domestic Rate Loan or a Eurodollar Loan in each case made to the U.S. Borrower, each of which is a “type” of Revolving Loan hereunder.
“U.S. Revolver Percentage” means, for each U.S. Lender, the percentage of the U.S. Dollar Commitments represented by such U.S. Lender’s U.S. Dollar Commitment or, if the U.S. Dollar Commitments have been terminated, the percentage held by such U.S. Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all U.S. Revolving Loans and L/C Obligations then outstanding.
“U.S. Subsidiaries” means the Subsidiaries of the Company organized under the laws of a state of the United States of America or under the laws of the District of Columbia as may from time to time be designated as such in writing by the Company and approved as such in writing by all Lenders (but subject to such conditions and limitations as either the Company or Lenders may impose); provided, that U.S. Subsidiaries shall exclude Subsidiaries described in clause (ii) of the definition of CFC.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in subsection (f) of Section 11.1.
“Unrestricted Subsidiaries” means those Subsidiaries designated as such on Schedule 5.2 hereof.
“Unused Commitments” means, at any time, the difference between the Aggregate Revolving Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.
“Voluntary Deferral Plan” means the Company’s deferred compensation plan for employees of the Company and its Subsidiaries that are eligible to participate in such plan and includes, in certain circumstances, matching contributions from the Company.
“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors of such Person, other than stock having such power only by reason of the happening of a contingency.
“Welfare Plan” means a “welfare plan” as defined in Section 3(l) of ERISA.

“Wholly‑Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law and other than shares held by others for licensing purposes) or other equity interests are owned by the Company and/or one or more wholly‑owned subsidiaries within the meaning of this definition.
“Withholding Agent” means any Borrower or Guarantor and the Agent.
Section 9.2.    Interpretation.     The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.
Section 9.3.    Capital Stock    . All references in this Agreement to “capital stock” shall be deemed to include a reference to shares and all references to “stockholders” shall be deemed to include references to shareholders (where appropriate).
Section 9.4.    Change in Accounting Principles    . If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Company or the Required Lenders may by notice to the Lenders and the Company, respectively, require that the Lenders and the Company negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Company and its Subsidiaries shall be the same as if such change had not been made (it being understood that the refusal by the Company to pay a fee in connection with an amendment to the financial covenants resulting solely from a change in GAAP pursuant to this Section 9.4 shall not be deemed to be in bad faith). No delay by the Company or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 9.4, such covenants, standard or terms shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Company shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 10.	THE AGENT .

Section 10.1.	Appointment and Authority . Each of the Lenders and the Issuers hereby irrevocably appoints Bank of Montreal to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 (other than Section 10.6 with respect to appointing a successor Agent as described therein and Section 10.12) are solely for the benefit of the Agent, the Lenders and the Issuers, and no Borrower or any Restricted Subsidiary shall have rights as a third‑party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 10.2.    Rights as a Lender    . The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
Section 10.3.    Action by Agent; Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent and its Related Parties:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, Restricted Subsidiary or any of their Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
(b)    Neither the Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 3.7 (with respect to application of proceeds), 8.2, 8.3, 8.4, and 11.4), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent in writing by a Borrower, a Lender, or an Issuer.
(c)    Neither the Agent nor any of its Related Parties shall be responsible for or have any duty or obligation to any Lender or Issuer or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 6.1 or 6.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
Section 10.4.    Reliance by Agent    . The Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuer, the Agent may presume that such condition is satisfactory to such Lender or Issuer unless the Agent shall have received notice to the contrary from such Lender or Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.5.    Delegation of Duties    . The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Agent. The Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub‑agent and to the Related Parties of the Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided hereby as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub‑agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
Section 10.6.    Resignation of Agent    . (a) The Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuers, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and Issuer directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. If on the Resignation Effective Date no successor has been appointed and accepted such appointment, the Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders and Issuer as their interests may appear. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than any rights to indemnity payments or other amounts owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this

Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
Section 10.7.    Non‑Reliance on Agent and Other Lenders    . Each Lender and Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 10.8.    Issuer and Swing Line Lender.     The Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The Issuers and the Swing Line Lender shall each have all of the benefits and immunities (i) provided to the Agent in this Section 10 with respect to any acts taken or omissions suffered by such Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Agent”, as used in this Section 10, included the Issuers and the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such Issuer or Swing Line Lender, as applicable. Any resignation by the Person then acting as Agent pursuant to Section 10.6 shall also constitute its resignation or the resignation of its Affiliate as Issuer and Swing Line Lender except as it may otherwise agree. If such Person then acting as an Issuer so resigns, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit outstanding that have been issued by such Issuer as of the effective date of its resignation as Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Loans or fund risk participations in Reimbursement Obligations pursuant to Section 1.8. If such Person then acting as Swing Line Lender resigns, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swing Loans pursuant to Section 1.8. Upon the appointment by the Company of a successor Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer or Swing Line Lender, as applicable (other than any rights to indemnity payments or other amounts that remain owing to the retiring Issuer or Swing Line Lender), and (ii) the retiring Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents other than with respect to its outstanding Letters of Credit and Swing Loans, and (iii) upon the request of the resigning Issuer, the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuer to effectively assume the obligations of the resigning Issuer with respect to such Letters of Credit.

Section 10.9.    Hedging Liability    . By virtue of a Lender’s execution of this Agreement or an Assignment and Acceptance pursuant to Section 11.17, as the case may be, any Affiliate of such Lender with whom any Borrower or any Subsidiary has entered into an agreement creating Hedging Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guarantees as more fully set forth in Section 3.7. In connection with any such distribution of payments and collections, or any request for the release of the Guarantees and the Agent’s Liens in connection with the termination of the Commitments and the payment in full of the Obligations, the Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability unless such Lender has notified the Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guarantees and Liens.
Section 10.10.    Designation of Additional Agents    . The Agent shall have the continuing right, with the consent of the Company (such consent not to be unreasonably withheld or delayed) for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.
Section 10.11.    Authorization to Enter into, and Enforcement of, the Collateral Documents; Possession of Collateral    . The Agent is hereby irrevocably authorized by each of the Lenders and the Issuers to execute and deliver the Collateral Documents on behalf of each of the Lenders, the Issuers, and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Agent considers appropriate; provided that subject to the last paragraph of Section 11.4, the Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Upon the occurrence of an Event of Default, the Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and Issuers. Each Lender and Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Agent. The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Borrower or Restricted Subsidiary in connection therewith, nor shall the Agent be responsible or liable to the Lenders, the Issuers or their Affiliates for any failure to monitor or maintain any portion of the Collateral. The Lenders and Issuers hereby irrevocably authorize (and each of their Affiliates holding any Hedging Liability entitled to the benefits of the Collateral shall be deemed to authorize) the Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by the Agent (or any security trustee therefore) under the provisions of the Uniform Commercial Code, including pursuant to Sections 9‑610 or 9‑620 of the Uniform Commercial Code, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 of the United States Bankruptcy Code, or at any sale or foreclosure conducted by the Agent or any security trustee therefore (whether by judicial action or otherwise) in accordance with applicable law. Except as otherwise specifically provided for herein, no Lender, Issuer, or their Affiliates, other than the Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders or Issuers or their Affiliates shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders, the Issuers, and their Affiliates. Each Lender and Issuer is hereby appointed agent for the purpose of perfecting the Agent’s security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code or other applicable law can be perfected only by possession. Should any Lender or Issuer (other than the Agent) obtain possession of any Collateral, such Lender or Issuer shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.
Section 10.12.    Authorization to Release, Limit or Subordinate Liens or to Release Guaranties    . The Agent is hereby irrevocably authorized by each of the Lenders, the Issuers, and their Affiliates to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 7.14 or Section 7.15 or which has otherwise been consented to in accordance with Section 11.4), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 7.10 and 7.11, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, (d) release Liens on the Collateral following the Collateral Release Date or the termination or expiration of the Commitments and payment in full in cash of the Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized to the reasonable satisfaction of the Agent and the relevant Issuer) and, if then due, Hedging Liability (other than Hedging Liability under any Interest Rate Protection and other Hedging Agreements as to which arrangements shall have been made that are reasonably satisfactory to the Lender (or such Lender’s Affiliate, if applicable) to which such Hedging Liability is owed), and (e) release any Restricted Subsidiary from its obligations as a Guarantor if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents. Upon the Agent’s request, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of Property or to release any Person form its obligations as a Guarantor under the Loan Documents.

Section 10.13.    Authorization of Agent to File Proofs of Claim     In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower or Material Restricted Subsidiary, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the Issuers and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers and the Agent under the Loan Documents including, but not limited to, Sections 2.5, 2.8, 3.1, 3.3, and 11.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuer to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the Issuers, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 3.1, 3.3 and 11.5. Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuer or to authorize the Agent to vote in respect of the claim of any Lender or Issuer in any such proceeding.

SECTION 11.	MISCELLANEOUS .
Section 11.1.    Withholding Taxes    .     (a)    Certain Defined Terms. For purposes of this Section, the term “Lender” includes any Issuer and the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower or Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower or Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrowers and Guarantors. The Borrowers and Guarantors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrowers and Guarantors. The Borrowers and Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail a description of such Indemnified Taxes and the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower or Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers and Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.16 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower or Guarantor to a Governmental Authority pursuant to this Section, such Borrower or Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 11.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender, (it being understood that providing any information currently required by any U.S. federal income tax withholding form shall not be considered prejudicial to the position of a Lender).
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Company and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of IRS Form W‑9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax; provided, however, that if the Lender is a disregarded entity for U.S. federal income tax purposes, it shall provide the appropriate withholding form of its owner (together with appropriate supporting documentation);
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W‑8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W‑8ECI (or successor form);
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in a form acceptable to the Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in

Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W‑8BEN (or successor form); or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN, a U.S. Tax Compliance Certificate acceptable to the Agent, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable (or successor form); provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate acceptable to the Agent on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Agent. The Agent shall provide to the Company two duly‑signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W‑9 or any successor thereto, or (ii) (A) IRS Form W‑8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W‑8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Company.
(j)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(k)    Timely Notification. With respect to a claim by a Recipient for indemnification or payment of additional amounts pursuant to this Section 11.1, the Borrower shall not be required to compensate such Recipient for any amount in respect of which the Recipient has received notice of claim, adjustment or assessment more than six (6) months prior to the date that such person notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 6‑month period referred to above shall be extended to include the period of retroactive effect thereof.
(l)     Additional United Kingdom Withholding Tax Matters. (i) Subject to (ii) below, each Lender and each UK Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(ii)    (A) A Lender on the day on which the U.K. Borrower initially requests a Borrowing hereunder or the issuance of a Letter of Credit that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall promptly provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Agent; and
(B) a Lender which becomes a Lender hereunder after the date the U.K. Borrower requests the initial Borrowing or issuance of a Letter of Credit that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall, upon becoming a Lender, provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Agent, and
(C) Upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (l)(i) above
(iii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (l)(ii) above, the UK Borrower shall make a Borrower DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:
(A) each UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or
(B) each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:
(1) such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(2) HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such Borrower DTTP Filing;
and in each case, such UK Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.
(iv) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (l)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v) Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Agent for delivery to the relevant Lender.
(vi) Each Lender shall notify the Borrower and Agent if it determines in its sole discretion that it is ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any U.K. Borrower hereunder.
Section 11.2.    Holidays    . If any payment of principal or interest on any of the Loans or any fees shall fall due on a Saturday, Sunday or on another day which is a legal holiday for lenders in the State of Illinois, (i) interest at the rates such Loans bear for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day and (ii) such principal, interest and fees shall be payable on such succeeding Business Day.
Section 11.3.    No Waiver, Cumulative Remedies    . No delay or failure on the part of the Agent, any Issuer or any Lender or on the part of the Agent, any Issuer or any holder of any of the Obligations in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any default nor shall any single or partial exercise of any power or right preclude any other or further exercise of any other power or right. The rights and remedies hereunder of the Agent, the Issuers, Lenders and of the holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
Section 11.4.    Amendments.     Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrowers, (b) the Required Lenders (except as otherwise stated below to require only the consent of the Lenders affected thereby), and (c) if the rights or duties of the Agent, the Issuers, or the Swing Line Lender are affected thereby, the Agent, the Issuers, or the Swing Line Lender, as applicable; provided that:
(i)    no amendment or waiver pursuant to this Section 11.4 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of (excluding any mandatory prepayments set forth in Section 3.5 herein) or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the default rate provided in Section 1.9 or to waive any obligation of the Borrowers to pay interest or fees at the default rate as set forth therein or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest or any fee payable hereunder;

(ii)    no amendment or waiver pursuant to this Section 11.4 shall, unless signed by each Lender, change the definition of Required Lenders, Collateral Release Conditions or Collateral Release Date, change the provisions of this Section 11.4, change Section 11.26 in a manner that would affect the ratable sharing of setoffs required thereby, change the application of payments contained in Section 3.7, release any material Guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document;
(iii)    no amendment or waiver pursuant to this Section 11.4 shall, unless signed by (A) each Lender under the Revolving Facilities directly affected thereby, extend the Revolving Credit Termination Date, or (B) the Applicable Issuer, extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Termination Date.
Notwithstanding anything to the contrary herein, (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (2) if the Agent and the Company have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Agent and the Company shall be permitted to amend such provision, (3) guarantees, collateral security documents and related documents executed by the Borrowers or any other Restricted Subsidiary in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, and (4) the Company and the Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Company and the Agent to effect the provisions of Section 1.10.
Section 11.5.    Costs and Expenses    . (a) The Borrowers agree to pay on demand all reasonable costs and expenses of the Agent in connection with the negotiation, preparation, execution, delivery, recording or filing or release of the Loan Documents or in connection with any consents hereunder or thereunder or waivers or amendments hereto or thereto or assignments pursuant hereto, including the reasonable fees and expenses of counsel for the Agent with respect to all of the foregoing, and all recording, filing, insurance or other fees, costs and taxes incident to perfecting a Lien upon the collateral security for the Loans and the other Obligations, and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Agent, the Issuers, the Lenders or any other holders of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of the Loan Documents, and all reasonable costs, fees and taxes of the types enumerated above incurred in supplementing (and recording or filing supplements

to) the Collateral Documents in connection with assignments contemplated by Section 11.17 hereof if counsel to the Agent believes such supplements to be appropriate or desirable. The Borrowers agree to indemnify and save the Lenders, the Issuers, the Agent and any of their respective Related Parties and any security trustee for the Agent or the Lenders harmless from any and all liabilities, losses, reasonable costs and reasonable expenses incurred by the Lenders, the Issuers or the Agent or any of their respective Related Parties in connection with any action, suit or proceeding brought against the Agent, or the Issuers, any security trustee or any Lender or any of their respective Related Parties by any Person which arises out of the transactions contemplated or financed by any of the Loan Documents or out of any action or inaction by the Agent, any security trustee or any Lender thereunder or any of their respective Related Parties, except for liabilities, losses, costs and expenses (x) caused by the gross negligence or willful misconduct of the party seeking to be indemnified as determined by a final, nonappealable judgment of a court of competent jurisdiction or (y) incurred by such Affiliate to the extent any such liability, loss, cost or expense does not directly relate to or arise from the transactions contemplated by the Loan Documents. Other than with respect to Taxes resulting from Change in Law, this Section 11.5 (a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non‑Tax claim.
(b)    Reimbursement by Lenders. To the extent that (i) the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) of this Section to be paid by any of them to the Agent (or any sub‑agent thereof), any Issuer, any Swing Line Lender or any Related Party or (ii) any liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever are imposed on, incurred by, or asserted against, Agent, the Issuer, any Swing Line Lender or a Related Party in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent, the Issuer, any Swing Line Lender or a Related Party in connection therewith, then, in each case, each Lender severally agrees to pay to the Agent (or any such sub‑agent), such Issuer, such Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuer or Swing Line Lender solely in its capacity as such, only the Lenders party to the Revolving Facility shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each such Lender’s share of the Revolving Credit Exposure at such time); and provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub‑agent), such Issuer or such Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub‑agent), such Issuer or any such Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 11.10.

(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. None of the Agent, any Issuer, Lender or any of their Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(d)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Section 11.6.    No Waiver, Cumulative Remedies.     No delay or failure on the part of the Agent, any Issuer, or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Agent, the Issuers, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
Section 11.7.    Survival of Representations and Indemnities    . All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder. All indemnities and other provisions relative to reimbursement to the Agent, the Issuers and the Lenders of amounts sufficient to protect the yield of the Agent, the Issuers and the Lenders with respect to the Loans and Letters of Credit, shall survive the termination of this Agreement and the payment of the Obligations.
Section 11.8.    Construction    . The parties hereto acknowledge and agree that this Agreement shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement.
Section 11.9.    Notices    . Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by facsimile) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Agent and the Company given by courier, by United States certified or registered mail, by facsimile or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Agent, any Lender or Issuer shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire or such other addressed as shall be designated by such party in a written notice given to each other party pursuant to this Section 11.9; and notices under the Loan Documents to any Borrower shall be addressed to the Company at 301 Merritt Seven Corporate Park, Norwalk, Connecticut, 06851, Attention: Chief Executive Officer, Facsimile: (203) 849-7850. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such facsimile is transmitted to the facsimile number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such facsimile has been received by the sender, (ii) if given by mail, seven days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt. Upon the Company’s request, the Agent shall provide the Company with a copy of each Lender’s Administrative Questionnaire within two Business Days of Company’s request therefor.
Section 11.10.    Obligations Several    . The obligations of the Lenders and Issuers hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or Issuers pursuant hereto shall be deemed to constitute the Lenders and Issuers a partnership, association, joint venture or other entity.
Section 11.11.    Headings    . Article and Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.
Section 11.12.    Severability of Provisions    . Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or other Loan Documents invalid or unenforceable.
Section 11.13.    Counterparts    . This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
Section 11.14.    Binding Nature and Governing Law    . This Agreement shall be binding upon the Borrowers and their successors and assigns, and shall inure to the benefit of the Lenders and the benefit of their successors and assigns, including any subsequent holder of an interest in the Obligations. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with, and shall be governed by the internal laws of the State of Illinois without regard to principles of conflicts of law. No Borrower may assign its rights or obligations hereunder without the written consent of all of the Lenders.

Section 11.15.    Entire Understanding    . This Agreement, together with the other Loan Documents and any agreements between the Company and the Agent concerning fees, constitute the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
Section 11.16.    Participations    . Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than a natural Person or the Company or any Guarantor or any their Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Agent, the Issuers and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.8 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.5, 2.8, and 11.1 (subject to the requirements and limitations therein, including the requirements under Section 11.1(g) (it being understood that the documentation required under Section 11.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.17(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 1.1, 1.8 and 2.9 as if it were an assignee under Section 11.7(b); and (B) shall not be entitled to receive any greater payment under Sections 11.1 or 2.8, with respect to any participation, than its participating Lender would have been entitled to receive, except, in the case of a Participant to which the Company has consented, to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.11 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.27 (Right of Setoff) as though it were a Lender; provided that such Participant agrees to be subject to Section 11.26 (Sharing of Payments by Lenders) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers (but subject to Section 11.30 hereof), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations or as otherwise required under applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
Section 11.17.    Assignments    . (a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent, each Issuer and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of Section 11.16, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.16 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the relevant Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment in respect of any Facility, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non‑pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received written notice thereof;
(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the consent of the Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D)    the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).
(iv)    Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the

Borrowers or any of their Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuer, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 11.5 and 11.27 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.16.
(c)    Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.
Section 11.18.    Terms of Collateral Documents not Superseded    . Subject to Section 10.7 hereof, nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.
Section 11.19.    PERSONAL JURISDICTION and Jury Trial Waivers.
(a)    EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (b), THE AGENT, THE LENDERS AND THE BORROWERS AGREE THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY (AND EACH OF THEM FOR THE BENEFIT OF THE OTHERS HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF) THE STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS, BUT EACH OF THE AGENT, THE LENDERS AND THE BORROWERS ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, ILLINOIS. THE BORROWERS WAIVE IN ALL DISPUTES ANY OBJECTION THAT THEY MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.
(b)    OTHER JURISDICTIONS. THE BORROWERS AGREE THAT THE AGENT, AND EACH OF THE LENDERS SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWERS OR THEIR PROPERTY (“PROPERTY”) IN A COURT IN ANY LOCATION OR JURISDICTION TO ENABLE THE AGENT OR ANY LENDER TO REALIZE ON PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE AGENT OR ANY LENDER AND, WITHOUT PREJUDICE TO THE GENERALITY OF THE FOREGOING, EACH BORROWER AGREES THAT THE AGENT OR ANY LENDER SHALL BE ENTITLED TO COMMENCE PROCEEDINGS (WHETHER FOR THE PURPOSE OF OBTAINING OR ENFORCING ANY ORDER

OR JUDGMENT OR OTHERWISE HOWSOEVER) IN THE COURTS OF THE JURISDICTIONS WHERE SUCH BORROWER OR ANY OF ITS PROPERTY IS LOCATED.
(c)    Jury Trial Waiver. The Borrowers, the Agent, and each Lender hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.
Section 11.20.    Currency    . Each reference in this Agreement to U.S. Dollars or to an Alternative Currency (the “relevant currency”) is of the essence. To the fullest extent permitted by law, the obligation of each Borrower in respect of any amount due in the relevant currency under this Agreement or any Loan Document shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Agent, Issuer or Lender entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency so purchased for any reason falls short of the amount originally due in the relevant currency, the Borrowers shall pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligations of the Borrowers not discharged by such payment shall, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.
Section 11.21.    Currency Equivalence    . If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower on the Obligations in the currency expressed to be payable herein or in an Application or under any other Loan Documents (the “specified currency”) into another currency, the parties agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due to the Agent, any Issuer or any Lender on the Obligations shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by the Agent, such Issuer or such Lender, as applicable, of any sum adjudged to be so due in such other currency, the Agent, such Issuers or such Lender, as applicable, may in accordance with normal banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to the Agent, such Issuers or such Lender in the specified currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent, such Issuers or such Lender, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the amount originally due to the Agent, such Issuer or such Lender in the specified currency, the Agent, such Issuer or such Lender, as the case may be, agrees to remit such excess to the Borrowers.
Section 11.22.    Change in Currency    . (a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, (i) any reference in any Loan Documents to, and any obligations arising under any Loan Documents in, the currency of that country shall be translated into, and paid in, the currency or currency unit designated by the Agent, after consultation with the Borrowers and the Lenders and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank of that country for the conversion of that currency or currency unit into the other, rounded up or down by the Agent, acting reasonably.
(b)    If a change in any currency of a country occurs, the Loan Documents will, to the extent the Agent (acting reasonably) specifies is necessary, be amended to comply with any generally accepted conventions and market practice in any relevant interbank market and otherwise to reflect the change in currency and, if there is no generally accepted convention or market practice, or the Agent considers, in its absolute discretion, that there is no generally accepted convention or market practice, in such manner and to such extent as the Agent specifies. The Agent will notify the other parties to the relevant Loan Documents of any such amendment, which shall be binding on all the parties to that Loan Document.
(c)    The Borrowers shall, from time to time immediately on demand by the Agent, pay to the Agent for the account of any Lender the amount of any costs or increased costs incurred by, or of any reduction in any amount payable to or in the effective return on its capital pursuant to, or of interest or other return foregone by, such Lender or any holding company of such Lender as a result of any change in the currency of a country.
Section 11.23.    Interest Rate Limitation    . Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan to any Borrower, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate permitted by applicable law (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by any one or more of the Lenders holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable with respect to such Loan but were not payable as a result of the operation of this Section 11.23 shall be cumulated and the interest and Charges payable to such Lender or Lenders in respect of other Loans shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the rate set out herein, to the date of repayment, shall be have been received by such Lender or Lenders.
Section 11.24.    USA Patriot Act. Each Lender and Issuer that is subject to the requirements of the USA Patriot Act hereby notifies the Borrowers that pursuant to the requirements of such Act, it is required to obtain, verify, and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or Issuer to identify the Borrowers in accordance with the USA Patriot Act.
Section 11.25.     Confidentiality    . Each of the Agent, the Lenders and the Issuers severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement; provided, however, that under no circumstances shall Information be disclosed to a participant or prospective participant whose primary business is in direct competition with the business of the Company and its Subsidiaries or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any of its Subsidiary and its obligations, (g) with the prior written consent of the Company, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Agent, any Lender or Issuer on a non‑confidential basis from a source other than the Company or any of its Subsidiaries or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) with the prior consent of the Company, to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans, Aggregate Revolving Commitments or Term Loan Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary or from any other Person on behalf of the Borrowers or Subsidiaries relating to any Borrower or Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Lender or Issuer on a nonconfidential basis prior to disclosure by any Borrower or Subsidiary or from any other Person on behalf of the Company or any of its Subsidiaries.
Section 11.26.    Sharing of Set‑Off.    ‑ If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(a)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Obligations to any assignee or participant, other than to any Borrower or any Restricted Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower or any Restricted Subsidiary rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower and Restricted Subsidiary in the amount of such participation.
Section 11.27.    Set‑off    ‑. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, if an Event of Default shall have occurred and be continuing, each Lender, each Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuer or any such Affiliate, to or for the credit or the account of the Borrowers or any other Restricted Subsidiary against any and all of the obligations of the Borrowers or such Restricted Subsidiary now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuer or their respective Affiliates, irrespective of whether or not such Lender, Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Restricted Subsidiary may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuer or their respective Affiliates may have. Each Lender and Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 11.28.    Amendment and Restatement    . This Agreement amends and restates the Existing Credit Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Credit Agreement or the Obligations of the Borrowers evidenced or provided for thereunder. Without limiting the generality of the foregoing, the Borrowers agree that notwithstanding the execution and delivery of this Agreement and the Collateral Documents, the Liens previously granted to the Agent pursuant to the

Collateral Documents shall be and remain in full force and effect and that any rights and remedies of the Agent thereunder and obligations of the Borrowers and the Guarantors thereunder shall be and remain in full force and effect, shall not be affected, impaired or discharged thereby and shall secure all of the Borrowers’ and the Guarantors’ indebtedness, Obligations and liabilities to the Agent and the Lenders under the Existing Credit Agreement as amended and restated hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for by the Collateral Documents as to the indebtedness, Obligations and liabilities that would be secured thereby prior to giving effect hereto.
Section 11.29.    Removal of Lenders and Assignment of Interests; Equalization of Loans    .
(a)    Removal of Lenders and Assignment of Interests. Each of the Lenders listed under the heading “Departing Lenders”, as Departing Lenders, hereby agrees to sell and assign without representation, recourse, or warranty (except that each Departing Lender represents it has authority to execute and deliver this Agreement and sell its Obligations contemplated hereby, which Obligations are owned by such Departing Lender free and clear of all Liens), and upon the satisfaction of the conditions precedent set forth in Section 6.2 hereof (A) the Lenders hereby agree to purchase, 100% of such Departing Lender’s outstanding Obligations under the Existing Credit Agreement and the Loan Documents (including, without limitation, all of the Obligations held by such Departing Lender, together with all of its interests in outstanding Letters of Credit) for a purchase price equal to the outstanding principal balance of Loans and accrued but unpaid interest and fees owed to such Departing Lender under the Existing Credit Agreement as of the Closing Date, which purchase price shall be paid in immediately available funds on the Closing Date (B) to the extent such Departing Lender is a Participating Lender in an Existing Letter of Credit, its Participating Interest shall be deemed reduced to zero and reallocated to the Lenders as contemplated in Section 11.29(b) herein and (C) the Borrowers shall pay to such Departing Lender any amounts otherwise owing to such Departing Lender not payable by the Lenders pursuant to subclause (A) hereof including, but not limited to, those arising under Section 2.5 hereof. Such purchases and sales shall be arranged through the Agent and each Departing Lender hereby agrees to execute such further instruments and documents, if any, as the Agent may reasonably request in connection therewith. Upon the execution and delivery of this Agreement by the Departing Lenders, the Lenders, and the Borrowers and the payment of the Obligations owing to the Departing Lenders, each Departing Lender shall cease to be a Lender under the Credit Agreement and the other Loan Documents and (i) the Lenders shall have the rights of the Departing Lenders thereunder subject to the terms and conditions hereof and (ii) each Departing Lender shall have relinquished its rights (other than rights to indemnification and reimbursements referred to in the Existing Credit Agreement which survive the repayment of the Obligations owed to such Departing Lender in accordance with its terms, including Section 11.5 and 11.7 thereof) and be released from their obligations under the Existing Credit Agreement. The parties hereto agree that, except as provided for in the preceding sentence, all references in the Loan Documents to the Lenders or any Lender shall from and after the date hereof no longer include the Departing Lenders and the Departing Lenders shall have no obligations under this Agreement other than those set out in this Section 11.29.
(b)    Equalization of Loans. Upon the satisfaction of the conditions precedent set forth in Section 6.2 hereof, all loans and letters of credit outstanding under the Existing Credit Agreement shall remain outstanding as the initial Borrowing of Loans and Letters of Credit under this Agreement and, in connection therewith, the Borrowers shall be deemed to have prepaid all outstanding Eurodollar Loans on the Closing Date. On the Closing Date, the Lenders each agree to make such purchases and sales of interests in the outstanding Loans and interests in outstanding Letters of Credit between themselves so that each Lender is then holding its relevant Percentage of outstanding Loans and L/C Obligations. Such purchases and sales shall be arranged through the Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Agent may reasonably request in connection therewith.
Section 11.30.    No Fiduciary Duties    . Each Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Borrower and its Subsidiaries, on the one hand, and the Agent, the Lead Arrangers, Bookrunners, the Co-Documentation Agents, the Co-Syndication Agents, each Issuer, each Lender and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Lead Arrangers, Bookrunners, the Co-Documentation Agents, the Co-Syndication Agents, each Issuer, each Lender or their respective Affiliates and no such duty will be deemed to have arisen in connection with such transactions or communications.
[SIGNATURE PAGES TO FOLLOW]

Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.
Dated as of the date first written above.
EMCOR GROUP, INC.

By
Name:    Anthony J. Guzzi
Title:    President and Chief Executive Officer

EMCOR GROUP (UK) plc.

By	Name
Title

[Signature Page to Fourth Amended and Restated Credit Agreement]

Accepted and Agreed to at Chicago, Illinois as of the day and year last above written.

BANK OF MONTREAL, as Agent, an Issuer and a Lender

By
Name: John A. Armstrong
Title: Director

BMO HARRIS BANK N.A, as an Issuer of an Existing L/C

By
Name: John A. Armstrong
Title: Director

[Signature Page to Fourth Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.

By
Name
Title

[Signature Page to Fourth Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A.

By
Name
Title

[Signature Page to Fourth Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION

By
Name
Title

[Signature Page to Fourth Amended and Restated Credit Agreement]

FIFTH THIRD BANK

By
Name
Title

[Signature Page to Fourth Amended and Restated Credit Agreement]

PEOPLE’S UNITED BANK

By
Name
Title

[Signature Page to Fourth Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION

By
Name
Title

[Signature Page to Fourth Amended and Restated Credit Agreement]

WELLS FARGO BANK, N.A.

By
Name
Title

[Signature Page to Fourth Amended and Restated Credit Agreement]

RBS CITIZENS, N.A.

By
Name
Title

[Signature Page to Fourth Amended and Restated Credit Agreement]

BRANCH BANKING AND TRUST COMPANY

By
Name
Title

[Signature Page to Fourth Amended and Restated Credit Agreement]

THE NORTHERN TRUST COMPANY

By
Name
Title

[Signature Page to Fourth Amended and Restated Credit Agreement]

FIRST NIAGARA BANK, N.A.

By
Name
Title

[Signature Page to Fourth Amended and Restated Credit Agreement]

WEBSTER BANK, NA

By
Name
Title

[Signature Page to Fourth Amended and Restated Credit Agreement]

TD BANK, N.A.

By
Name
Title

[Signature Page to Fourth Amended and Restated Credit Agreement]

“DEPARTING LENDER”

LLOYDS TSB BANK PLC

By
Name
Title

[Signature Page to Fourth Amended and Restated Credit Agreement]

EXHIBIT A-1
TERM A NOTE
November 25, 2013
FOR VALUE RECEIVED, the undersigned, EMCOR GROUP, INC., a Delaware corporation (the “Company”), hereby promises to pay to _________________________ (the “Lender”) or its registered assigns at the principal office of the Agent in Chicago, Illinois (or such other location as the Agent may designate to the Company), in immediately available funds, the unpaid principal amount of Term Loan made or maintained by the Lender to the Company pursuant to the Credit Agreement, in installments in the amounts called for by Section 1.6(a) of the Credit Agreement, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.
This Note is one of the Term Notes referred to in the Fourth Amended and Restated Credit Agreement dated as of November 25, 2013 among the Company, the other Borrowers party thereto, the Lenders and Issuers party thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of ILLINOIS.
Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.
The Company hereby waives demand, presentment, protest or notice of any kind hereunder.
EMCOR GROUP, INC.
By
Name
Title

A-1

EXHIBIT A-2
REVOLVING CREDIT NOTE
November 25, 2013
For value received, the undersigned, _____________________, a ________________ corporation (“Borrower”), hereby promises to pay to ________________________ ______________________ (the “Lender”), at the principal office of Bank of Montreal in Chicago, Illinois, in the currency of each Revolving Loan evidenced hereby in accordance with Section 1 of the Credit Agreement, the aggregate unpaid principal amount of each Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement on the due date therefore as specified in the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates specified in the Credit Agreement.
The Lender shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Revolving Loan made by it pursuant to the Credit Agreement, any repayment of principal and interest and the principal balances from time to time outstanding hereon, and the currency in which made, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrowers to repay all Revolving Loans made to them pursuant to the Credit Agreement together with accrued interest thereon.
This Note is one of the Revolving Credit Notes referred to in the Fourth Amended and Restated Credit Agreement dated as of November 25, 2013, among the Borrowers, Bank of Montreal, as Agent, and the Lenders from time to time party thereto (the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.
This Note is issued by the Borrower under the terms and provisions of the Credit Agreement and is secured by the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.
This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of law.

A-2-1

The Borrower hereby promises to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral herefor. The Borrower hereby waives presentment for payment and demand.

By
Its

A-2-2

EXHIBIT A-3
SWING NOTE
November 25, 2013
For value received, the undersigned, EMCOR Group, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to Bank of Montreal (the “Lender”), at the principal office of Bank of Montreal in Chicago, Illinois, in the currency of each Swing Loan evidenced hereby in accordance with Section 1 of the Credit Agreement, the aggregate unpaid principal amount of each Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement on the due date therefore as specified in the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates specified in the Credit Agreement.
The Lender shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Swing Loan made by it pursuant to the Credit Agreement, any repayment of principal and interest and the principal balances from time to time outstanding hereon, and the currency in which made, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrowers to repay all Swing Loans made to them pursuant to the Credit Agreement together with accrued interest thereon.
This Note is one of the Swing Notes referred to in the Fourth Amended and Restated Credit Agreement dated as of November 25, 2013, among the Borrowers, Bank of Montreal, as Agent, and the Lenders from time to time party thereto (the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.
This Note is issued by the Borrower under the terms and provisions of the Credit Agreement and is secured by the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.
This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of law.

A-3-1

The Borrower hereby promises to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral herefor. The Borrower hereby waives presentment for payment and demand.
EMCOR GROUP, INC.
By
Its

A-3-2

EXHIBIT B

EMCOR GROUP, INC.
COMPLIANCE CERTIFICATE
FOR THE MONTH ENDING __________
To:    Bank of Montreal
as Agent under, and the Lenders
party to the Amended and Restated
Credit Agreement described below
This Compliance Certificate is furnished to the Lenders pursuant to the requirements of Section 7.5 of the Fourth Amended and Restated Credit Agreement dated as of November 25, 2013, by and among EMCOR Group, Inc., a Delaware corporation (the “Company”), EMCOR Group (UK) plc, a United Kingdom public limited company and Bank of Montreal, as agent thereunder (the “Agent”) and the Lenders named therein (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected ______________ of the Company;
2.    I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrowers and Restricted Subsidiaries during the accounting period covered by the financial statements being furnished concurrently with this Certificate;
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or an Event of Default at any time during or at the end of the accounting period covered by the accompanying financial statements or as of the date of this Certificate, except as set forth immediately below;
4.    The financial statements required by Section 7.5 of the Credit Agreement and being furnished to you concurrently with this Certificate are true, correct and complete as of the dates and for the periods covered thereby; and
5.    Schedule I attached hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.*

6.    Also attached hereto is a summary of claims with a recorded value of over $10,000,000 in litigation, mediation or arbitration.*
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I attached hereto and the financial statements furnished concurrently with this Certificate in support hereof, are made and delivered as of this ______ day of _______________, 20___.
EMCOR GROUP, INC.
By:
Title:
(Type or Print Name)

* Include only quarterly.

B-2

SCHEDULE I
EMCOR GROUP, INC.
COMPLIANCE CALCULATIONS
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF NOVEMBER 25, 2013
CALCULATIONS AS OF _______________, 20__

A.	LEVERAGE RATIO (SECTION 7.7)
1.    Total Funded Debt    $________
2.    Excess Cash    $________
3.    Line A1 minus A2    $________
4.    Net Income for past 12 calendar months     $________
5.    Interest Expense for past 12 calendar months    $________
6.    Income taxes for past 12 calendar months    $________
7.    Depreciation of fixed assets for past 12 calendar months    $________
8.    Amortization of intangible assets during past 12 calendar months    $________

9.    Non-cash charges of the Company and

its Restricted Subsidiaries for past 12 calendar months	$________
10.    One-time extraordinary cash charges acceptable to the

        Agent not to exceed $50.0 million during the term of this Agreement    $________
11.    Sum of Lines A4, A5, A6, A7, A8, A9 and A10    $________

12.    Adjustments resulting from Acquisitions during past
12 calendar months (including adjustments for non‑recurring
expenses and income reasonably determined by the Company
in good faith and established to the reasonable satisfaction
of the Agent)    $________
13.    Sum of Lines A11 and A12    $________
14.    Ratio of Line A3 to Line A13    ________
15.    Ratio of Line A14 shall not be more than    3.00/3.25 to 1.0
16.    Company is in Compliance    Yes/No

B.	INTEREST COVERAGE RATIO (SECTION 7.8)
1.    Net Income for past 12 calendar months    $________
2.    Interest Expenses for past 12 calendar months    $________
3.    Income taxes for past 12 calendar months    $________
4.    Non-cash charges of the Company and

        its Restricted Subsidiaries for past 12 calendar months    $________
5.    One-time extraordinary cash charges acceptable
        to the Agent not to exceed $50.0 million during the term        of this Agreement    $________
6.    Sum of Lines B1, B2, B3, B4 and B5    $________
7.    Adjustments resulting from Acquisitions during past
12 calendar months (including adjustments for non‑recurring
    expenses and income reasonably determined by the Company
in good faith and established to the reasonable satisfaction
of the Agent)    $________
8.    Sum of Line B6 and B7    $________
9.    Interest Expense for past 12 calendar months    $________

10.    All interest income received during past 12 calendar months     $________
11.    Line B9 minus Line B10    $________
12.    Ratio of Line B8 to Line B11    $________
13.    B12 shall not be less than    3.50 to 1
14.    Company is in Compliance    Yes/No

C.	CAPITAL AND OTHER RESTRICTED EXPENDITURES (SECTION 7.13)
1.    Capital Expenditures    $________
2.    Face amount of Letters of Credit issued during
past 12 calendar months    $________
3.    Aggregate amount expended to guarantee Indebtedness for
Money Borrowed for any Strategic Venture (not including
capital stock of the Company)    $________
4.    Sum of Lines C1, C2 and C3    $________
5.    2.00% of the arithmetic average of unrealized revenue
from contracts in progress as of last day of past four
calendar quarters then ended     $________
6.    Net Cash Proceeds from the Disposition of assets for past four
calendar quarters then ended    $________
7.    Maximum amount of dividends which company could pay
as of date of expenditure or application in question    $________
8.    Sum of Lines C5, C6 and C7    $________
9.    Line C4 shall not exceed Line C8
10.    Company is in Compliance    Yes/No

EXHIBIT C
ASSIGNMENT AND ACCEPTANCE
This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swing loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee

1
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3	Select as appropriate.

4	Include bracketed language if there are either multiple Assignors or multiple Assignees.

pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:    ________________________________
________________________________
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: ________________________________
________________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s): EMCOR Group, Inc.

4.	Agent: Bank of Montreal, as the Agent under the Credit Agreement

5.
Credit Agreement:    Fourth Amended and Restated Credit Agreement dated as of November 25, 2013 among EMCOR Group, Inc., certain of its Subsidiaries, as Borrowers, the Lenders parties thereto, Bank of Montreal, as Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]
			$	$	%
			$	$	%
			$	$	%

5	List each Assignor, as appropriate.

6	List each Assignee, as appropriate.

7
Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

8	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

C‑2

[7.    Trade Date:    ______________]10

10	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

C‑3

Effective Date: ________________, 20___ [To be inserted by Agent and which shall be the effective date of recordation of transfer in the register therefor.]
The terms set forth in this Assignment and Acceptance are hereby agreed to:
ASSIGNOR[S]11
[NAME OF ASSIGNOR]
By:
Name:
Title:
[NAME OF ASSIGNOR]
By:
Name:
Title:
ASSIGNEE[S]12
[NAME OF ASSIGNEE]
By:
Name:
Title:
[NAME OF ASSIGNEE]
By:
Name:
Title:

11	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

12	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

C‑4

[Consented to and]13 Accepted:
BANK OF MONTREAL, as
Agent
By:
Name:
Title:
[Consented to:]14
[NAME OF RELEVANT PARTY]
By:
Name:
Title:

13	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

14	To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, Issuer) is required by the terms of the Credit Agreement.

C‑5

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

SECTION 1.	REPRESENTATIONS AND WARRANTIES.
Section 1.1.    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Restricted Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrowers, any of their Restricted Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
Section 1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.17(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.17(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.5 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

C-6

SECTION 2.	PAYMENTS.
From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

SECTION 3.	GENERAL PROVISIONS.
This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of Illinois.

C-7

EXHIBIT D
COMMITMENT AMOUNT INCREASE REQUEST
_______________, 20__
Bank of Montreal
as Agent (the “Agent”)
for the Lenders referred to below
111 West Monroe Street
Chicago, Illinois 60603
Attention: John Armstrong, Director
Re:    Fourth Amended and Restated Credit Agreement    dated as of November 25, 2013    among EMCOR Group, Inc., the Lenders party thereto and    Bank of Montreal, as Agent
(as amended, modified or supplemented from
time to time, the “Credit Agreement”),

Ladies and Gentlemen:
In accordance with the Credit Agreement, the Company hereby requests that the Agent consent to an increase in the Aggregate Revolving Commitments (the “Commitment Amount Increase”), in accordance with Section 1.11 of the Credit Agreement, to be effected by [an increase in the Aggregate Revolving Commitment of [name of existing Lender] the addition of [name of Additional Lender] (the “Additional Lender”) as a Lender under the terms of the Credit Agreement]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
After giving effect to such Commitment Amount Increase, and upon the effectiveness of the Commitment Amount Increase, the U.S. Dollar Commitment and/or Multicurrency Commitment of [the Lender increasing its relevant Commitment] [the Additional Lender] will be as set forth on Attachment I hereto.
[Include paragraphs 1‑3 for an Additional Lender]
1.    The Additional Lender hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans and other extensions of credit thereunder. The Additional Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The Additional Lender further acknowledges and agrees that the Agent has not made any representations or warranties about the credit worthiness of the Company or any other party to the Credit Agreement or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or the value of any security #PageNum#
2.    Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Agent, the Additional Lender agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.
3.    The Additional Lender hereby advises you of the following administrative details with respect to its Loans and Aggregate Revolving Commitment:
(A)    Notices:
Institution Name:_________________
Address: _______________________
_______________________
Telephone: ______________________
Facsimile: ______________________
(B)    Payment Instructions:
4.    This Agreement shall be deemed to be a contractual obligation under, and shall be governed by and construed in accordance with, the laws of the state of Illinois.
The Commitment Amount Increase shall be effective when the executed consent of the Agent is received or otherwise in accordance with Section 1.11 of the Credit Agreement, but not in any case prior to ___________________, ____. It shall be a condition to the effectiveness of the Commitment Amount Increase that (i) all fees and expenses referred to in Section 1.11 of the Credit Agreement shall have been paid and (ii) no Eurodollar Loans shall be outstanding on the date of such effectiveness.
The Company hereby certifies that no Default or Event of Default has occurred and is continuing.

Please indicate the Agent’s consent to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

EMCOR GROUP, INC.

By
Name:
Title:

[ADDITIONAL LENDER/LENDER INCREASING COMMITMENTS]

By:
Name:
Title:

The undersigned hereby consents
on this __ day of _____________,
___ to the above‑requested Commitment
Amount Increase.
BANK OF MONTREAL,
as Agent
By:
Name:
Title:

ATTACHMENT I

Lender	U.S. Dollar Commitment	Multicurrency Commitment

EXHIBIT E
NOTICE OF BORROWING
Date:    , ____

To:
Bank of Montreal, as Agent for the Lenders parties to the Fourth Amended and Restated Credit Agreement dated as of November 25, 2013 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among EMCOR Group, Inc. (the “Company”), the other Borrowers party thereto, the Lenders party thereto, and Bank of Montreal, as Agent

Ladies and Gentlemen:
The Company, individually and in its capacity as agent for the Borrowers, refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.4 of the Credit Agreement, of the Borrowing specified below:
1.    The name of Borrower on whose behalf such Borrowing is being                 requested _________________________
2.    The Business Day of the proposed Borrowing is ___________, ____.
3.    The aggregate amount of the proposed Borrowing is $______________.
4.    The Borrowing is being advanced under the [Multicurrency] [U.S. Revolving Facility] [Term Loan] Facility.
5.    The currency of such Borrowing under the Multicurrency Facility _______________.
6.    The Borrowing is to be comprised of $___________ of [Domestic Rate] [Eurodollar] Loans.
[7.    The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be ____________ months.]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:
(a)    the representations and warranties of the Borrowers contained in Section 5 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b)    no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.
EMCOR GROUP, INC.
By
Name
Title

E-2

SCHEDULE 1.1
COMMITMENTS
REVOLVING FACILITY

Lender	U.S. Dollar Commitment	U.S. Dollar Percentage	Multicurrency Commitment	Multicurrency Percentage	Aggregate Revolving Commitment	Percentage
Bank of Montreal	$83,454,545.46	11.1273%	$83,454,545.46	11.74664%	$ 83,454,545.46	11.12727%
Bank of America, N.A.	83,454,545.46	11.1273%	83,454,545.46	11.74664%	83,454,545.46	11.12727%
JPMorgan Chase Bank, N.A.	83,454,545.46	11.1273%	83,454,545.46	11.74664%	83,454,545.46	11.12727%
U.S. Bank National Association	83,454,545.46	11.1273%	83,454,545.46	11.74664%	83,454,545.46	11.12727%
RBS Citizens, N.A.	83,454,545.46	11.1273%	83,454,545.46	11.74664%	83,454,545.46	11.12727%
Fifth Third Bank	61,363,636.36	8.1818%	61,363,636.36	8.63724%	61,363,636.36	8.18182%
Wells Fargo Bank, N.A.	61,363,636.36	8.1818%	61,363,636.36	8.63724%	61,363,636.36	8.18182%
PNC Bank, National Association	51,136,363.63	6.8182%	51,136,363.63	7.19770%	51,136,363.63	6.81818%
Branch Banking and Trust Company	34,090,909.09	4.5455%	34,090,909.09	4.79846%	34,090,909.09	4.54545%
TD Bank, N.A.	34,090,909.09	4.5455%	34,090,909.09	4.79846%	34,090,909.09	4.54545%
Webster Bank, N.A.	27,272,727.27	3.6364%	27,272,727.27	3.83877%	27,272,727.27	3.63636%
The Northern Trust Company	23,863,636.36	3.1818%	23,863,636.36	3.35893%	23,863,636.36	3.18182%
People’s United Bank	20,454,545.45	2.7273%	0.00	0%	20,454,545.45	2.72727%
First Niagara Bank, N.A.	19,090,909.09	2.5455%	0.00	0%	19,090,909.09	2.54545%
Total	$750,000,000.00	100.0000%	$710,454,545.46	100.00%	$750,000,000.00	100.00%

Term Loan Facility
LENDER	Term Loan Commitment	Percentage
Bank of Montreal	$38,945,454.54	11.12727%
Bank of America, N.A.	38,945,454.54	11.12727%
JPMorgan Chase Bank, N.A.	38,945,454.54	11.12727%
U.S. Bank National Association	38,945,454.54	11.12727%
RBS Citizens, N.A.	38,945,454.54	11.12727%
Fifth Third Bank	28,636,363.64	8.18182%
Wells Fargo Bank, N.A.	28,636,363.64	8.18182%
PNC Bank, National Association	23,863,636.37	6.81818%
Branch Banking and Trust Company	15,909,090.91	4.54545%
TD Bank, N.A.	15,909,090.91	4.54545%
Webster Bank, N.A.	12,727,272.73	3.63636%
The Northern Trust Company	11,136,363.64	3.18182%
People’s United Bank	9,545,454.55	2.72727%
First Niagara Bank, N.A.	8,909,090.91	2.54545%
Total	$350,000,000.00	100.00%

E-2

SCHEDULE 1.3

EXISTING LETTERS OF CREDIT

Number	Issuer	Beneficiary	Amount	Expiry Date
HACH196240S	BMO Harris Bank N.A.	Indemnity Insurance Companies of North America ACE American Ins.	$258,081	10/01/14
HACH19637QS	BMO Harris Bank N.A.	ACE Property & Casualty Insurance Company, Pacific Employers Insurance Company	185,43	09/30/14
HACH196380S	BMO Harris Bank N.A.	Transportation Insurance Company and/or Continental Casualty Company and/or American Casualty Company of Reading, Pennsylvania	16,00	10/01/14
HACH196440S	BMO Harris Bank N.A.	Continental Casualty Company and/or American Casualty Company of Reading, Pennsylvania and/or Transportation Insurance Company	$90,000	09/01/14
HACH196460S	BMO Harris Bank N.A.	Continental Casualty Company and/or American Casualty Company of Reading, Pennsylvania	$168,000	09/01/14
HACH196470S	BMO Harris Bank N.A.	Continental Casualty Company and/or American Casualty Company of Reading, Pennsylvania	$239,000	09/01/14
HACH1965lOS	BMO Harris Bank N.A.	American Casualty Company of Reading, PA and/or Transportation Insurance Company and/or Continental Casualty Company	$114,000	10/01/14
HACH270301OS	BMO Harris Bank N.A.	American Casualty Company of Reading, Pennsylvania and/or Transportation Insurance Company and/or Continental Casualty Company	$9,471,000	10/01/14
HACH3111780S	BMO Harris Bank N.A.	American Casualty Company of Reading, Pennsylvania and/or Transportation Insurance Company and/or Continental Casualty Company	$10,604,000	10/22/14
HACH3492680S	BMO Harris Bank N.A.	American Casualty Company of Reading, Pennsylvania and/or Transportation Insurance Company and/or Continental Casualty Company	$17,362,000	10/01/14
HACH3861870S	BMO Harris Bank N.A.	American Casualty Company of Reading, Pennsylvania and/or Transportation Insurance Company and/or Continental Casualty Company	$18,950,000	10/01/14
HACH4186960S	BMO Harris Bank N.A.	American Casualty Company of Reading, Pennsylvania and/or Transportation Insurance Company and/or Continental Casualty Company	$1,525,000	10/01/14
S559178	Bank of America Merrill Lynch	American Casualty Company of Reading, PA and Continental Casualty Company and Transportation Insurance Company	$170,000	10/01/14
S574136	Bank of America Merrill Lynch	Transportation Insurance Company and American Casualty Company of Reading, PA and Continental Casualty Company	$667,000	10/01/14

Number	Issuer	Beneficiary	Amount	Expiry Date
S584572	Bank of America Merrill Lynch	American Casualty Company of Reading, Pennsylvania and Transportation Insurance Company and Continental Casualty Company	$1,283,000	10/01/14
S593655	Bank of America Merrill Lynch	Transportation Insurance Company and/or American Casualty Company of Reading, Pennsylvania and/or Continental Casualty Company	$2,330,000	10/01/14
S602687	Bank of America Merrill Lynch	Transportation Insurance Company and/or American Casualty Company of Reading, PA and/or Continental Casualty Company	$3,712,000	10/01/14
S608276	Bank of America Merrill Lynch	American Casualty Company of Reading, Pennsylvania and Transportation Insurance Company and Continental Casualty Company	$7,399,000	10/01/14
S594132	Bank of America Merrill Lynch	The Travelers Indemnity Company	$90,000	10/12/14
S602275	Bank of America Merrill Lynch	SeaBright Insurance Company	$482,549	10/12/14
HACH2349520S	BMO Harris Bank N.A.	Zurich American Insurance Company	$650,000	10/12/14
HACH320408OS	BMO Harris Bank N.A.	The Travelers Indemnity Company	$400,000	01/31/14
HACH230412OS	BMO Harris Bank N.A.	Hartford Fire Insurance Company	$150,000	01/31/14
BMCH3578850S	BMO Harris Bank N.A.	The Travelers Indemnity Company	$25,000	01/10/14
BMCH3578930S	BMO Harris Bank N.A.	Argonaut Insurance Co.	$57,000	01/10/14
BMCH3578380S	BMO Harris Bank N.A.	Zurich American Insurance Company	$905,000	01/10/14
HACH408922OS	BMO Harris Bank N.A.	ACE American Insurance Company	$1,313,391	07/31/14
HACH408906OS	BMO Harris Bank N.A.	National Union Fire Insurance Co. of Pittsburgh, PA and American Home Assurance Company	$1,788,600	07/31/14

SCHEDULE 4.2
GUARANTORS

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
EMCOR Group, Inc.	Delaware
EMCOR Government Services, Inc.	Maryland	100%	EMCOR Facilities Services, Inc.
Aircond Corporation	Georgia	100%	EMCOR Facilities Services, Inc.
The Betlem Service Corporation	New York	100%	EMCOR Facilities Services, Inc.
CES Facilities Management Services, Inc.	Maryland	100%	EMCOR Government Services, Inc.
Combustioneer Corporation	Maryland	100%	EMCOR Facilities Services, Inc.
EMCOR Services Team Mechanical, Inc.	Delaware	100%	EMCOR Facilities Services, Inc.
Viox Services, Inc.	Ohio	100%	EMCOR Facilities Services, Inc.
Harry Pepper & Associates, Inc.	Florida	100%	EMCOR Construction Services, Inc.
Dyn Specialty Contracting, Inc.	Virginia	100%	EMCOR Construction Services, Inc.
Concor Networks, Inc.	Delaware	100%	EMCOR Construction Services, Inc.
SIC International LLC		100%	Southern Industrial Constructors, Inc.
Southern Industrial Constructors, Inc.	North Carolina	100%	EMCOR Construction Services, Inc.
Dynalectric Company	Delaware	100%	DYN Specialty Contracting, Inc.
Dynalectric Company of Nevada	Nevada	100%	DYN Specialty Contracting, Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
Contra Costa Electric	California	100%	DYN Specialty Contracting, Inc.
KDC Inc.	California	100%	DYN Specialty Contracting, Inc.
EMCOR Construction Services, Inc.	Delaware	100%	MES Holdings Corp.
EMCOR Mechanical/Electrical Services (East), Inc.	Delaware	100%	EMCOR Construction Services, Inc.
Heritage Mechanical Services, Inc.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Welsbach Electric Corp.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Forest Electric Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Welsbach Electric Corp. of L.I.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Penguin Maintenance and Services, Inc.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Penguin Air Conditioning Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Inte‑Fac Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.
R.S. Harritan & Company, Inc.	Virginia	100%	EMCOR Mechanical/Electrical Services (East), Inc.
J.C. Higgins Corp.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
New England Mechanical Services of Massachusetts, Inc.	Massachusetts	100%	New England Mechanical Services, Inc.
New England Mechanical Services, Inc.	Connecticut	100%	EMCOR Facilities Services, Inc.
Midland Fire Protection, Inc.	Rhode Island	100%	J.C. Higgins Corp.
Professional Mechanical Contractors, LLC	Connecticut	100%	J.C. Higgins Corp.
Duffy Mechanical Corp.	Maryland	100%	EMCOR Construction Services, Inc.
EMCOR Hyre Electric Co. of Indiana, Inc.	Delaware	100%	EMCOR Construction Services, Inc.
Dynalectric Company of Ohio	Ohio	100%	EMCOR Construction Services, Inc.
Gibson Electric Co., Inc.	New Jersey	100%	EMCOR Construction Services, Inc.
Dynalectric of Michigan II, Inc.	Delaware	100%	EMCOR Construction Services, Inc.
University Mechanical & Engineering Contractors, Inc.	California	100%	EMCOR Construction Services, Inc.
Pace Mechanical Services II, Inc.	Michigan	100%	University Mechanical & Engineering Contractors, Inc.
DeBra‑Kuempel Inc.	Delaware	100%	EMCOR Construction Services, Inc.
University Mechanical & Engineering Contractors, Inc.	Arizona	100%	University Mechanical & Engineering Contractors, Inc., a California corporation
Hansen Mechanical Contractors, Inc.	Nevada	100%	University Mechanical & Engineering Contractors, Inc., a California corporation

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
Trautman & Shreve, Inc.	Colorado	100%	University Mechanical & Engineering Contractors, Inc., a California corporation
EMCOR Gowan, Inc.	Texas	100%	EMCOR Construction Services, Inc.
EMCOR International, Inc.	Delaware	100%	MES Holdings Corporation
Marelich Mechanical Co., Inc.	California	100%	EMCOR Construction Services, Inc.
Design Air, Limited	Washington	100%	EMCOR Construction Services, Inc.
S.A. Comunale Co., Inc.	Ohio	100%	EMCOR Construction Services, Inc.
Performance Mechanical, Inc.	California	100%	EMCOR Construction Services, Inc.
Bahnson Holdings, Inc.	North Carolina	100%	EMCOR Construction Services, Inc.
Bahnson, Inc.	North Carolina	100%	Bahnson Holdings, Inc.
Mechanical Specialties Contractors, Inc.	North Carolina	100%	Bahnson, Inc.
Bahnson Environmental Specialties, LLC	North Carolina	100%	Bahnson, Inc.
Intermech, Inc.	Delaware	100%	Bahnson, Inc.
University Marelich Mechanical, Inc.	California	100%	EMCOR Construction Services, Inc.
EMCOR Facilities Services, Inc.	Delaware	100%	MES Holdings Corporation
Mesa Energy Systems, Inc.	California	100%	EMCOR Facilities Services, Inc.
MOR PPM, Inc.	South Carolina	100%	EMCOR Facilities Services, Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
EMCOR Services Northeast, Inc.	Massachusetts	100%	EMCOR Facilities Services, Inc.
Mechanical Services of Central Florida, Inc.	Florida	100%	EMCOR Facilities Services, Inc.
EMCOR Services New York/New Jersey, Inc.	New York	100%	EMCOR Facilities Services, Inc.
Building Technology Engineers, Inc.	Massachusetts	100%	EMCOR Facilities Services, Inc.
Fluidics, Inc.	Pennsylvania	100%	EMCOR Facilities Services, Inc.
Scalise Industries Corporation	Pennsylvania	100%	EMCOR Facilities Services, Inc.
EMCOR Services CES, Inc.	Delaware	100%	EMCOR Facilities Services, Inc.
Air Systems, Inc.	California	100%	EMCOR Facilities Services, Inc.
Repcon Strickland, Inc.	Delaware	100%	EMCOR Facilities Services, Inc.
USM Services Holdings, Inc.	Delaware	100%	EMCOR Facilities Services, Inc.
USM (Delaware) Inc.	Delaware	100%	USM Services Holdings, Inc.
USM, Inc.	Pennsylvania	100%	USM (Delaware) Inc.
Monumental Investment Corporation	Maryland	100%	MES Holdings Corporation
The Poole and Kent Corporation	Maryland	100%	Monumental Investment Corporation
Poole and Kent - Connecticut, Inc.	Maryland	100%	Monumental Investment Corporation
Poole and Kent - New England, Inc.	Maryland	100%	Monumental Investment Corporation

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
Monumental Heating, Ventilating and Air Conditioning Contractors, Inc.	Maryland	100%	Monumental Investment Corporation
Forti/Poole and Kent, L.L.C.	Maryland	100%	Monumental Heating, Ventilating and Air Conditioning Contractors, Inc.
HVAC, Ltd.	Maryland	100%	Monumental Investment Corporation
Great Monument Construction Company	Maryland	100%	HVAC, Ltd.
Atlantic Coast Mechanical, Inc.	Maryland	100%	HVAC, Ltd.
The Poole and Kent Company	Maryland	100%	Monumental Investment Corporation
Poole & Kent Company of Florida	Delaware	100%	MES Holdings Corporation
EMCOR-CSI Holding Co.	Delaware	100%	MES Holdings Corporation
CSUSA Holdings, L. L. C.	Delaware	100%	EMCOR CSI Holding Co.
CS48 Acquisition Corp.	Delaware	100%	CSUSA Holdings, LLC
Shambaugh & Son, L.P.	Texas	Limited Partner	CS48 Acquisition Corp.
	Texas	General Partner	CSUSA Holdings, LLC
Border Electric Co., L.P.	Texas	Limited Partner	CS48 Acquisition Corp.
	Texas	General Partner	CSUSA Holdings, LLC
Border Mechanical Co., L.P.	Texas	Limited Partner	CS48 Acquisition Corp.
	Texas	General Partner	CSUSA Holdings, LLC
Central Mechanical Construction Co., Inc.	Delaware	100%	EMCOR CSI Holding Co.
F & G Mechanical Corporation	Delaware	90%	EMCOR CSI Holding Co.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
F & G Plumbing, Inc.	New Jersey	100%	F & G Mechanical Corporation
F & G Management, Inc.	Delaware	100%	EMCOR CSI Holding Co.
Food Tech, Inc.	New York	100%	EMCOR CSI Holding Co.
Hillcrest Sheet Metal, Inc.	Delaware	100%	EMCOR CSI Holding Co.
Illingworth-Kilgust Mechanical, Inc.	Delaware	100%	EMCOR CSI Holding Co.
Kuempel Service, Inc.	Ohio	100%	EMCOR CSI Holding Co.
Lowrie Electric Company	Tennessee	100%	EMCOR CSI Holding Co.
Mandell Mechanical Corporation	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Meadowlands Fire Protection Corp.	New Jersey	100%	EMCOR CSI Holding Co.
North Jersey Mechanical Contractors, Inc.	New Jersey	100%	EMCOR CSI Holding Co.
Nogle & Black Mechanical, Inc.	Delaware	100%	EMCOR CSI Holding Co.
The Fagan Company	Kansas	100%	EMCOR CSI Holding Co.
Walker J Walker, Inc.	Tennessee	100%	EMCOR CSI Holding Co.
MES Holdings Corporation	Delaware	100%	EMCOR Group, Inc.
FR X Ohmstede Acquisitions Co.	Delaware	100%	EMCOR Facilities Services, Inc.
HNT Holdings Inc.	Delaware	100%	FR X Ohmstede Acquisitions Co.
Ohmstede Partners LLC	Delaware	100%	HNT Holdings Inc.
Ohmstede Holdings LLC	Delaware	100%	HNT Holdings Inc.
Ohmstede Ltd.	Texas	General Partner Limited Partner	Ohmstede Partners LLC Ohmstede Holdings LLC
Ohmstede Industrial Services, Inc.	Texas	100%	Ohmstede Ltd.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
Beaumont Real Estate Holding Company	Texas	100%	Ohmstede Ltd.
Redman Equipment & Manufacturing Company	California	100%	Ohmstede Ltd.
AltairStrickland Holdings LLC	California	100%	Repcon Strickland
ASG Diamond, LLC	Texas	100%	AltairStrickland Holdings LLC
ASI Industrial Services, LLC	Texas	100%	ASG Diamond, LLC
Diamond Refractory Services, LLC	Texas	100%	ASI Industrial Services, LLC
Mercury Industrial Materials, LLC	Texas	100%	ASI Industrial Services, LLC
Turnaround Welding Services, LLC	Texas	100%	AltairStrickland Holdings LLC
Turnaround Welding Services California, L.P.	California	Limited Partner	Turnaround Welding Services, LLC
Turnaround Welding Services California, L.P.	California	General Partner	AltairStrickland Holdings California, Inc.
AltairStrickland California, L.P.	California	Limited Partner	AltairStrickland Holdings, LLC
AltairStrickland California, L.P.	California	General Partner	AltairStrickland Holdings California, Inc.
AltairStrickland, LLC	Texas	100%	AltairStrickland Holdings LLC
Tiger Tower Services, LLC	Texas	100%	AltairStrickland, LLC
AltairStrickland International LLC	Texas	100%	AltairStrickland, LLC
AltairStrickland Holdings California, Inc.	California	100%	AltairStrickland Holdings LLC
Tiger Tower Services California, L.P.	California	Limited Partner	Tiger Tower Services, LLC

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
Tiger Tower Services California, L.P.	California	General Partner	AltairStrickland Holdings California, Inc.
Diamond Refractory Services California, L.P.	California	Limited Partner	ASI Industrial Services, LLC
Diamond Refractory Services California, L.P.	California	General Partner	AltairStrickland Holdings California, Inc.
Repcon, Inc.	Texas	100%	RepconStrickland, Inc.
Repcon Equipment Co.	Texas	100%	Repcon, Inc.
Repcon International, Inc.	Texas	100%	Repcon, Inc.
Repcon Properties, LLC	Texas	100%	RepconStrickland, Inc.

SCHEDULE 5.2

RESTRICTED SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
Aircond Corporation	Georgia	100%	EMCOR Facilities Services, Inc.
AltairStickland Holdings LLC	California	100%	Repcon Stickland, Inc.
ASG Diamond, LLC	Texas	100%	AltairStrickland Holdings LLC
ASI Industrial Services, LLC	Texas	100%	ASG Diamond, LLC
AltairStrickland California, L.P.	California	Limited Partner	AltairStrickland Holdings, LLC
AltairStrickland California, L.P.	California	General Partner	AltairStrickland Holdings California, Inc.
AltairStrickland, LLC	Texas	100%	AltairStrickland Holdings, LLC
AltairStrickland International LLC	Texas	100%	AltairStrickland, LLC
AltairStrickland Holdings California, Inc.	California	100%	AltairStrickland , LLC
The Betlem Service Corporation	New York	100%	EMCOR Facilities Services, Inc.
CES Facilities Management Services, Inc.	Maryland	100%	EMCOR Government Services, Inc.
Combustioneer Corporation	Maryland	100%	EMCOR Facilities Services, Inc.
Diamond Refractory Services, LLC	Texas	100%	ASI Industrial Services, LLC
Tiger Tower Services California, L.P.	California	Limited Partner	Tiger Tower Services, LLC
Tiger Tower Services California, L.P.	California	General Partner	AltairStrickland Holdings California, Inc.
Diamond Refractory Services California, L.P.	California	Limited Partner	ASI Industrial Services, LLC

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
Diamond Refractory Services California, L.P.	California	General Partner	AltairStrickland Holdings California, Inc.
ConCor Networks, Inc.	Delaware	100%	EMCOR Construction Services, Inc.
EMCOR Services Team Mechanical, Inc.	Delaware	100%	EMCOR Facilities Services, Inc.
Food Tech, Inc.	New York	100%	EMCOR CSI-Holding Co.
Harry Pepper & Associates, Inc.	Florida	100%	EMCOR Construction Services, Inc.
Illingworth Corporation	Wisconsin	100%	EMCOR CSI Holding Co.
New England Mechanical Services of Massachusetts, Inc.	Massachusetts	100%	New England Mechanical Services, Inc.
New England Mechanical Services, Inc.	Connecticut	100%	EMCOR Facilities Services, Inc.
Viox Services, Inc.	Ohio	100%	EMCOR Facilities Services, Inc.
DYN Specialty Contracting, Inc.	Virginia	100%	EMCOR Construction Services, Inc.
Dynalectric Company	Delaware	100%	DYN Specialty Contracting, Inc.
Dynalectric Company of Nevada	Nevada	100%	DYN Specialty Contracting, Inc.
Contra Costa Electric, Inc.	California	100%	DYN Specialty Contracting, Inc.
KDC Inc.	California	100%	DYN Specialty Contracting, Inc.
EMCOR Construction Services, Inc.	Delaware	100%	MES Holdings Corp.
Defender Indemnity, Ltd.	Vermont	100%	EMCOR Risk Holdings, Inc.
EMCOR Risk Holdings, Inc.	Delaware	100%	MES Holdings Corp.
EMCOR Mechanical/Electrical Services, (East), Inc.	Delaware	100%	EMCOR Construction Services, Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
Heritage Mechanical Services, Inc.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Welsbach Electric Corp.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Welsbach Electric Corp. of L.I.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Forest Electric Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Penguin Maintenance and Services, Inc.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Inte-Fac Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Penguin Air Conditioning Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.
R.S. Harritan & Company, Inc.	Virginia	100%	EMCOR Mechanical/Electrical Services (East), Inc.
J.C. Higgins Corp.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Tucker Mechanical, Inc.	Connecticut	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Midland Fire Protection, Inc.	Rhode Island	100%	J. C. Higgins Corp.
Professional Mechanical Contractors, LLC	Connecticut	100%	J.C. Higgins Corp.
Duffy Mechanical Corp.	Maryland	100%	EMCOR Construction Services, Inc.
EMCOR Facilities Services, Inc.	Delaware	100%	MES Holdings Corp.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
Mesa Energy Systems, Inc.	California	100%	EMCOR Facilities Services, Inc.
EMCOR Services Northeast, Inc.	Massachusetts	100%	EMCOR Facilities Services, Inc.
EMCOR Government Services, Inc.	Maryland	100%	EMCOR Facilities Services, Inc.
EMCOR Services New York/New Jersey, Inc.	New York	100%	EMCOR Facilities Services, Inc.
Consolidated Engineering Services, Inc.	Maryland	100%	EMCOR Facilities Services, Inc.
Building Technology Engineers, Inc.	Massachusetts	100%	EMCOR Facilities Services, Inc.
Fluidics, Inc.	Pennsylvania	100%	EMCOR Facilities Services, Inc.
Air Systems, Inc.	California	100%	EMCOR Facilities Services, Inc.
Trimech Corporation	New Jersey	100%	EMCOR Facilities Services, Inc.
Gotham Air Conditioning Service, Inc.	New York	100%	EMCOR Facilities Services, Inc.
Dynalectric Company of Ohio	Ohio	100%	EMCOR Construction Services, Inc.
Mechanical Services of Central Florida, Inc.	Florida	100%	EMCOR Facilities Services, Inc.
Scalise Industries Corporation	Pennsylvania	100%	EMCOR Facilities Services, Inc.
EMCOR Services CES, Inc.	Delaware	100%	EMCOR Facilities Services, Inc.
MOR PPM, Inc.	South Carolina	100%	EMCOR Facilities Services, Inc.
USM Services Holdings, Inc.	Delaware	100%	EMCOR Facilities Services, Inc.
USM (Delaware) Inc.	Delaware	100%	USM Services Holdings, Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
USM, Inc.	Pennsylvania	100%	USM (Delaware) Inc.
Dynalectric of Michigan II, Inc.	Delaware	100%	EMCOR Construction Services, Inc.
Gibson Electric Co., Inc.	New Jersey	100%	EMCOR Construction Services, Inc.
EMCOR Hyre Electric Co. of Indiana, Inc.	Delaware	100%	EMCOR Construction Services, Inc.
DeBra‑Kuempel Inc.	Delaware	100%	EMCOR Construction Services, Inc.
University Mechanical & Engineering Contractors, Inc.	California	100%	EMCOR Construction Services, Inc.
S. A. Comunale Co., Inc.	Ohio	100%	EMCOR Construction Services, Inc.
Performance Mechanical, Inc.	California	100%	EMCOR Construction Services, Inc.
Bahnson Holdings, Inc.	North Carolina	100%	EMCOR Construction Services, Inc.
Bahnson, Inc.	North Carolina	100%	Bahnson Holdings, Inc.
Mechanical Specialties Contractors, Inc.	North Carolina	100%	Bahnson, Inc.
Bahnson Environmental Specialties, LLC	North Carolina	100%	Bahnson, Inc.
Intermech, Inc.	North Carolina	100%	Bahnson, Inc.
BALCO, Inc.	Massachusetts	100%	EMCOR Construction Services, Inc.
Commonwealth Air Conditioning and Heating, Inc.	Massachusetts	100%	EMCOR Construction Services, Inc.
CommAir, Inc.	Massachusetts	100%	EMCOR Construction Services, Inc.
Pace Mechanical Services II, Inc.	Michigan	100%	University Mechanical & Engineering Contractors, Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
University Mechanical & Engineering Contractors, Inc.	Arizona	100%	University Mechanical & Engineering Contractors, Inc., a California corporation
MES Holdings Corporation	Delaware	100%	EMCOR Group, Inc.
Hansen Mechanical Contractors, Inc.	Nevada	100%	University Mechanical & Engineering Contractors, Inc., a California corporation
Trautman & Shreve, Inc.	Colorado	100%	University Mechanical & Engineering Contractors, Inc., a California corporation
Marelich Mechanical Co., Inc.	California	100%	EMCOR Construction Services, Inc.
Design Air, Limited	Washington	100%	EMCOR Construction Services, Inc.
EMCOR Gowan, Inc.	Texas	100%	EMCOR Construction Services, Inc.
University Marelich Mechanical, Inc.	Delaware	100%	EMCOR Construction Services, Inc.
EMCOR Energy Services, Inc.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.
EMCOR International, Inc.	Delaware	100%	MES Holdings Corp.
Monumental Investment Corporation	Maryland	100%	MES Holdings Corporation
The Poole and Kent Corporation	Maryland	100%	Monumental Investment Corporation
Poole and Kent – Connecticut, Inc.	Maryland	100%	Monumental Investment Corporation
Poole and Kent – New England, Inc.	Maryland	100%	Monumental Investment Corporation
Poole & Kent Company of Florida	Delaware	100%	MES Holdings Corporation
Monumental Heating, Ventilating and Air Conditioning Contractors, Inc.	Maryland	100%	Monumental Investment Corporation

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
Forti/Poole and Kent L.L.C.	Maryland	100%	Monumental Heating, Ventilating and Air Conditioning Contractors, Inc.
HVAC, Ltd.	Maryland	100%	Monumental Investment Corporation
Atlantic Coast Mechanical, Inc.	Maryland	100%	HVAC, Ltd.
Great Monument Construction Company	Maryland	100%	HVAC, Ltd.
The Poole and Kent Company	Maryland	100%	Monumental Investment Corporation
EMCOR-CSI Holdings Co.	Delaware	100%	MES Holdings Corporation
CSUSA Holdings L.L.C.	Delaware	100%	EMCOR CSI Holding Co.
CS48 Acquisition Corp.	Delaware	100%	CSUSA Holdings L.L.C.
Shambaugh & Son, L.P.	Texas	Limited Partner	CS48 Acquisition Corp.
Shambaugh & Son, L.P.	Texas	General Partner	CSUSA Holdings, LLC
Border Electric Co., L.P.	Texas	Limited Partner	CS48 Acquisition Corp.
Border Electric Co., L.P.	Texas	General Partner	CSUSA Holdings, LLC
Border Mechanical Co., L.P.	Texas	Limited Partner	CS48 Acquisition Corp.
Border Mechanical Co., L.P.	Texas	General Partner	CSUSA Holdings, LLC
AM Contractors 1, Inc.	Michigan	100%	EMCOR CSI Holding Co.
Central Mechanical Construction Co., Inc.	Delaware	100%	EMCOR CSI Holding Co.
F & G Mechanical Corporation	Delaware	90%	EMCOR CSI Holding Co.
F & G Plumbing, Inc.	Delaware	100%	F & G Mechanical Corporation
F & G Management, Inc.	Delaware	100%	EMCOR CSI Holdings, L.L.C.
Hillcrest Sheet Metal, Inc.	Delaware	100%	EMCOR CSI Holding Co.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
Illingworth-Kilgust Mechanical, Inc.	Delaware	100%	EMCOR CSI Holding Co.
Kilgust Mechanical, Inc.	Wisconsin	100%	EMCOR CSI Holding Co.
Kuempel Service, Inc.	Ohio	100%	EMCOR CSI Holding Co.
Lowrie Electric Company, Inc.	Tennessee	100%	EMCOR CSI Holding Co.
Mandell Mechanical Corporation	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.
Meadowlands Fire Protection Corp.	New Jersey	100%	EMCOR CSI Holding Co.
Nogle & Black Mechanical, Inc.	Delaware	100%	EMCOR CSI Holding Co.
North Jersey Mechanical Contractors, Inc.	New Jersey	100%	EMCOR CSI Holding Co.
The Fagan Company	Kansas	100%	EMCOR CSI Holding Co.
Walker-J-Walker, Inc.	Tennessee	100%	EMCOR CSI Holding Co.
FR X Ohmstede Acquisitions Co	Delaware	100%	EMCOR Facilities Services, Inc.
HNT Holdings Inc.	Delaware	100%	FR X Ohmstede Acquisitions Co.
Ohmstede Partners LLC	Delaware	100%	HNT Holdings Inc.
Ohmstede Holdings LLC	Delaware	100%	HNT Holdings Inc.
Ohmstede Ltd.	Texas	General Partner Limited Partner	Ohmstede Partners LLC Ohmstede Holdings LLC
Ohmstede Industrial Services, Inc	Texas	100%	Ohmstede Ltd.
Beaumont Real Estate Holding Company	Texas	100%	Ohmstede Ltd.
Redman Equipment & Manufacturing Company	California	100%	Ohmstede Ltd.
Ohmstede Columbia, LLC	Delaware	100%	Ohmstede, Ltd.
Tiger Tower Services, LLC	Texas	100%	AltairStrickland, LLC
Repcon, Inc.	Texas	100%	RepconStrickland, Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
Repcon Equipment Co.	Texas	100%	Repcon, Inc.
Repcon International, Inc.	Texas	100%	Repcon, Inc.
Repcon Properties, LLC	Texas	100%	Repcon Strickland, Inc.
RepconStrickland, Inc.	Delaware	100%	EMCOR Facilities Services, Inc.
Southern Industrial Constructors, Inc.	North Carolina	100%	EMCOR Construction Services, Inc.
SIC International, LLC	North Carolina	100%	Southern Industrial Constructors, Inc.
Southern Crane Corporation	North Carolina	100%	EMCOR Construction Services, Inc.
Mercury Industrial Materials, LLC	Texas	100%	ASI Industrial Services, LLC
Turnaround Welding Services, LLC	Texas	100%	AltairStrickland Holdings LLC
Turnaround Welding Services California, L.P.	California	Limited Partner	Turnaround Welding Services, LLC
Turnaround Welding Services California, L.P.	California	General Partner	AltairStrickland Holdings California, Inc.
EMCOR Facilities Services (PR), Inc.*	Puerto Rico	100%	EMCOR International, Inc.
EMCOR (UK) Limited	UK	100%	EMCOR International, Inc.
EMCOR Group (UK) plc	UK	100%	EMCOR (UK) Limited
EMCOR Facilities Services Ltd.	UK	100%	EMCOR Group (UK) plc
Drake & Scull Airport Services, Ltd.	UK	100%	EMCOR Group (UK) plc
EMCOR Energy Services, Ltd.	UK	100%	EMCOR Group (UK) plc
Drake & Scull International, Ltd.	UK	100%	EMCOR Group (UK) plc
EMCOR Rail Ltd.	UK	100%	EMCOR Group (UK) plc
EMCOR Energy Services, Ltd.	UK	100%	EMCOR Group (UK) plc

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
Drake &Scull Holdings Ltd.	UK	100%	EMCOR Group (UK) plc
Delcommerce (Contract Services) Ltd.	UK	100%	EMCOR (UK) Limited
Drake & Scull (Scotland) Ltd.	UK	100%	EMCOR (UK) Limited
DSE (Far East) Ltd.	UK	100%	EMCOR Group (UK) plc
BL Distribution Ltd.	UK	100%	EMCOR (UK) Limited
Drake & Scull Properties Ltd.	UK	100%	EMCOR (UK) Limited
Businessland Holdings Ltd.	UK	100%	EMCOR Group (UK) plc

*	designated foreign subsidiary.

FOREIGN SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER
Emcor (Cayman Islands) Ltd.*	Cayman Islands	100%	EMCOR International Inc.
EMCOR (Cayman Islands) No. 2 Limited*	Cayman Islands	100%	EMCOR International Inc.
EMCOR Drake & Scull International Limited*	Jebel Ali Free Zone	100%	Drake & Scull (Cayman Islands) Ltd.
JWP Technical Services (Malaysia) Sdn Bhd*	Malaysia	100%	EMCOR International Inc.
Drake & Scull France EURL*	France	100%	EMCOR Group (UK) plc
Langgit Tinggi Sdn Bhd*	Malaysia	100%	EMCOR (UK) Ltd.
Poole and Kent, Ltd.*	Bermuda	100%	Monumental Investment Corporation
Atlas Indemnity, Ltd.*	Bermuda	100%	EMCOR Risk Holdings, Inc.
University Mechanical de Mexico S.A. Dec.V.*	Mexico	98%	University Mechanical & Engineering Contractors, Inc.

*	designated foreign subsidiary.

UNRESTRICTED SUBSIDIARIES

Name	Jurisdiction of Incorporation	Percentage Ownership	Owner
Afgo Engineering Corp. of Washington	Delaware	100%	Sellco Corporation
Businessland Canada Ltd.	Canada	100%	JWP Information Services, Inc.
Businessland (Hong Kong) Limited	Hong Kong	100%	JWP Information Services, Inc.
Drake & Scull France SARL	France	100%	Sellco Corporation
Jamaica Water Securities Corp.	New York	100%	Sellco Corporation
JWP Espana SA	Spain	100%	Sellco Corporation
JWP/HCII Corp.	Delaware	100%	Sellco Corporation
JWP Information Services SARL	France	100%	Sellco Corporation
JWP TS Corp.	New Jersey	100%	Sellco Corporation
Sivea Benelux	Belgium	100%	Sellco Corporation
SLR Constructors Inc.	New York	100%	Sellco Corporation
Teletime Limited	Ontario	100%	Sellco Corporation
Sellco Corporation	Delaware	100%	EMCOR Group, Inc.
JWP Telecom, Inc.	Delaware	100%	EMCOR Group, Inc.
MEC Constructors, Inc.	Delaware	100%	MEC Constructors, Inc.
JWP Technical Services (C.N.M.I.), Inc.	Northern Marianas	100%	MEC Constructors, Inc.

SCHEDULE 7.10
INDEBTEDNESS
1.    EMCOR Group, Inc. and various EMCOR Subsidiaries
a.    $4.0 million payable under finance leases and purchase money mortgages.
b.    EMCOR and its subsidiaries have guaranteed the obligations of one another in respect of bonds issued by surety companies. Certain of these obligations are secured by a lien upon the assets of each guarantor.
2.    The information contained in Schedules 7.11 and 7.12 is hereby incorporated by reference thereto.

SCHEDULE 7.11

LIENS

1.	EMCOR and various EMCOR Subsidiaries

a.
EMCOR subsidiaries have obtained bonds from surety companies. The agreements pursuant to which the bonds were issued and will be issued in the future provide that EMCOR and most EMCOR subsidiaries agree to hold such surety companies harmless in respect of such bonds and grant liens upon certain of their assets in favor of the bonding companies to secure such “hold harmless” obligations.

b.	Miscellaneous finance leases, purchase money mortgages and other liens relating EMCOR subsidiaries securing obligations approximating $4.0 million.

2.	UK Companies

a.	Rent Deposit Deed granted by EMCOR Group (UK) plc dated August 19, 2005 in favor Zurich Assurance Limited.

c.	Bank Account Security Deed relating to Peacehaven Schools PFI Project in favor of ING Bank by EMCOR Facilities Services Limited.

SCHEDULE 7.12

INVESTMENTS, LOANS, ADVANCES AND GUARANTIES

Investments	Amount of investment	Payee or holder
1. Colony Holdings Ltd. (Bermuda)	60,000 shares —12% interest	Monumental Investment Corp.
2. Baltimore Ravens	License (right) for 16 seats	The Poole & Kent Corporation
3. Cash Surrender Value of split dollar insurance policy	$830,000	Penguin Air Condition Corp.
4. Cash Surrender Value of split dollar life insurance policy	$709,000	Shambaugh & Son, LP
5. F&G Mechanical Inc. (New York)	90 shares – 45% interest	F&G Mechanical Corp. (New York)
6. C & H Services LLC	50% Interest	Ohmstede Ltd.
7. Start 2 Finish LLC	45% Interest	Viox
8. DATSU	35% Interest	Altair Strickland Holdings, LLC
9. CTSI-CES Facility Services Millington LLC	40% Interest	EMCOR Government Services Inc.
10. E-Star LLC	49% Interest	EMCOR Government Services Inc.
Guaranties
The information contained in Schedules 7.11 and 7.12 is hereby incorporated herein by reference thereto.